EXHIBIT 99.1

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, but has not yet become effective.

Preliminary and Subject to Completion, dated January 10, 2014

INFORMATION STATEMENT

The New Online Company

Common Stock
(par value $0.001 per share)

        This information statement is being furnished in connection with the distribution by Digital Generation, Inc. ("DG") to its stockholders of all of the outstanding shares of common stock of The New Online Company ("The New Online Company"), a wholly-owned subsidiary of DG that will hold directly or indirectly the assets and liabilities associated with DG's online advertising business. We refer to the separation of DG's online business and the distribution of the shares of The New Online Company's common stock as the spin-off. After the spin-off is completed, The New Online Company will be a separate, publicly held company. The spin-off will be consummated immediately prior to a cash merger pursuant to which a wholly-owned subsidiary of Extreme Reach, Inc. ("Extreme Reach") will merge with and into DG, with DG surviving the merger as a wholly-owned subsidiary of Extreme Reach.

        In the spin-off, DG will distribute all of the shares of The New Online Company's common stock on a pro rata basis to DG stockholders in partial redemption of their DG shares. For every share of DG's common stock held by you immediately prior to the merger, you will receive one share of The New Online Company's common stock. You will receive cash in lieu of any fractional shares of The New Online Company's common stock which you would have received after application of the above ratio. The New Online Company expects the shares of its common stock to be distributed by DG to you immediately prior to the merger. The New Online Company refers to the date of the distribution of The New Online Company's common stock pursuant to the spin-off as the "distribution date." Following the spin-off, DG will not own any of The New Online Company's common stock.

        No vote or other actions of DG's shareholders is required in connection with the spin-off other than the vote required to approve the merger agreement and surrender of shares, in each case, as described in the proxy statement filed on Schedule 14A by DG relating to the merger (the "proxy statement"). You are not being asked for a proxy, and you are requested not to send DG a proxy, in connection with the spin-off. Other than the actions required as described in the proxy statement, you do not need to pay any consideration or take any other action to receive your shares of The New Online Company common stock.

        There is no current trading market for The New Online Company's common stock. The New Online Company intends to apply to have its common stock authorized for listing on the NASDAQ Global Select Market.

        In reviewing this information statement, you should carefully consider the matters described under the section entitled "Risk Factors" beginning on page 24.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

        The date of this information statement is                        , 2014.
DG first mailed this information statement to DG stockholders on or about                        , 2014.

i

 Presentation of Information

        Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement, including the combined financial statements of The New Online Company, which are comprised of the assets and liabilities of DG's online advertising business, assumes the completion of all of the transactions referred to in this information statement in connection with the spin-off and merger transaction. Unless the context otherwise requires, references in this information statement to "The New Online Company," "Company," "we," "us," "our" and "our company" refer to The New Online Company and its combined subsidiaries. References in this information statement to "DG" refers to Digital Generation, Inc., a Delaware corporation, and its combined subsidiaries (other than The New Online Company and its combined subsidiaries), unless the context otherwise requires or as otherwise specified herein.

        This information statement is being furnished solely to provide information to DG stockholders who will receive shares of The New Online Company's common stock in the spin-off. It is not to be construed as an inducement or encouragement to buy or sell any of The New Online Company's securities or any securities of DG. This information statement describes The New Online Company's business, The New Online Company's relationship with DG and how the spin-off affects DG and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of The New Online Company's common stock that you will receive in the spin-off. You should be aware of certain risks relating to the spin-off and The New Online Company's business and ownership of The New Online Company's common stock, which are described under the section entitled "Risk Factors."

ii

INFORMATION STATEMENT SUMMARY

        The following is a summary of material information discussed in this information statement. This summary may not contain all the details concerning the spin-off or other information that may be important to you. To better understand the spin-off of The New Online Company from DG and The New Online Company's business and financial position, you should carefully review this entire information statement. This information statement describes the business to be transferred to The New Online Company by DG in the spin-off as if the transferred business was The New Online Company's business for all historical periods described. References in this information statement to The New Online Company's historical assets, liabilities, products, business or activities are generally intended to refer to the historical assets, liabilities, products, business or activities of the transferred business as the business was conducted as part of DG and its subsidiaries (or any prior owners) prior to the spin-off.

The New Online Company

        The New Online Company ("The New Online Company," the "Company," "we," "us," "our" and "our company"), a Delaware corporation formed by DG as a wholly-owned subsidiary in 2013, is a leading independent global ad management and distribution platform as measured by the number of advertising impressions served and the number of countries in which we serve customers. The New Online Company helps advertisers, agencies and publishers engage with consumers across multiple online media channels while delivering efficient, impactful and measurable ad campaigns. Our end-to-end technology and high quality service help advertisers overcome the fragmentation in the market and drive optimal results for their advertising campaigns.

        We currently operate as the online segment of DG, a leading global television and online advertising management and distribution platform. On August 12, 2013, DG entered into a merger agreement with Extreme Reach and a wholly-owned subsidiary of Extreme Reach whereby DG agreed to sell its television business to Extreme Reach for $485 million. The transaction will be effected in two steps. First, following the separation of the online business from the television business, DG will distribute the shares of The New Online Company to DG's shareholders in partial redemption of their DG shares, and The New Online Company will become a publicly traded company with DG's online business. Extreme Reach will then acquire the television business in a cash merger pursuant to which a wholly-owned subsidiary of Extreme Reach will merge with and into DG, and each issued and outstanding share of DG common stock will be cancelled and converted into the right to receive a pro rata share of the aggregate merger consideration of $485 million, less DG's outstanding indebtedness, which will be repaid in full upon the consummation of the merger.

The New Online Company's Strengths

  Global reach with local presence

        While the Internet presents an opportunity for advertisers to reach a global audience, advertisers have been challenged by the need to tailor creative content to specific end markets, geographies or user preferences, and to aggregate and compare campaign results on a global basis. As a leading independent global advertising technology company, we leverage our presence across multiple geographies to provide customized and integrated global campaign management solutions. In 2012, the MediaMind platform delivered campaigns for approximately 14,300 brand advertisers using approximately 7,400 media agencies and creative agencies across approximately 16,800 global web publishers in 78 countries throughout North America, South America, Europe, Asia Pacific, Africa and the Middle East.

  We are a leading independent global advertising technology company

        We are the largest provider of integrated campaign management solutions not owned by, or affiliated with, a particular publisher, agency or agency group, or advertising network. Our focus is connecting advertisers to audiences across the full spectrum of available online media channels and formats, therefore optimizing the audience for a specific campaign rather than a particular media or channel. We believe our data-neutral position is a key strategic differentiator for our customers. Our positioning eliminates potential conflicts with advertisers since we do not own any advertising inventory, allowing us to provide unbiased insight and analysis into our customers' campaigns and strategies and ensuring our customers' proprietary data remains protected.

  We offer an integrated platform and a number of leading data and point solutions

        Our online campaign management platform, MediaMind, helps advertisers and agencies simplify the complexities of managing their advertising budgets across multiple online media channels and formats, such as desktop, mobile, rich media, social media, in-stream video, interactive video, display and search. The MediaMind campaign management platform provides our customers with a number of industry leading products and services that can be consumed as stand-alone point solutions or, alternatively, as an easy-to-use, end-to-end solution to enhance planning, creative, delivery, measurement and optimization of online media campaigns.

  Openness

        As advertising channels proliferate, the number of companies and technologies providing data and execution capabilities within the advertising ecosystem continues to grow. Moving forward, we believe an open approach to partnering with key stakeholders in the advertising ecosystem to improve workflows and syndicate data will provide competitive advantage against those players. We have a proven track record in partnering openly with the advertising ecosystem to support such capabilities as verification, measurement, brand studies, attribution and search engine marketing. We are committed to openness not only in the architecture of the MediaMind platform but as a business practice.

  Full Service Offering

        We offer an expert team of client service managers, custom support specialists and creative producers who provide value added support services such as trafficking, optimization, quality assurance and creative strategy to help those clients that do not want to self-serve in our platforms. Our willingness to provide localized support services in our key markets is a source of competitive advantage for us particularly over those competitors who try to service customers from distant regional hubs and different time zones.

The Spin-Off and Merger Transaction

        On August 12, 2013, DG entered into a merger agreement with Extreme Reach and a wholly-owned subsidiary of Extreme Reach whereby the parties agreed to an integrated transaction, the spin-off and merger transaction, summarized as follows:

  (i)
  DG will contribute its online business, and substantially all the working capital of DG's television business, to a newly formed wholly-owned subsidiary, The New Online Company;

  (ii)
  Under the terms of the merger agreement as further described in the proxy statement, Extreme Reach may request The New Online Company purchase $45 million of nominal value of newly-created Series D Preferred Stock of Extreme Reach for $40 million in cash, which will be used to fund a portion of the aggregate merger consideration. In the event that Extreme Reach does not require The New Online Company to make this investment, Extreme

    Reach will be required to pay The New Online Company $5 million in cash at the closing of the merger;

  (iii)
  DG will distribute the shares of The New Online Company to DG's shareholders in partial redemption of their shares of DG common stock, and The New Online Company will become a publicly held company; and

  (iv)
  Extreme Reach will acquire DG pursuant to a merger in which a wholly-owned subsidiary of Extreme Reach will merge with and into DG, following which DG will survive the merger as a wholly-owned subsidiary of Extreme Reach. At the time of the merger, DG's business will consist of the television business without any debt or working capital. Each issued and outstanding share of DG common stock will be cancelled and converted automatically into the right to receive a pro rata portion of the aggregate merger consideration of $485 million, less DG's outstanding indebtedness, which will be repaid in full upon the consummation of the merger.

        Pursuant to the separation and distribution agreement and other agreements that will be entered into between DG and The New Online Company in connection with the spin-off, The New Online Company agrees to indemnify DG and affiliates of DG (including Extreme Reach) for all pre-closing liabilities of DG, including stockholder litigation, tax obligations, and employee liabilities.

        The spin-off and merger transaction is expected to close during the first quarter of 2014 and is subject to the satisfaction of certain conditions including (i) approval from DG's stockholders and (ii) Extreme Reach obtaining financing on specified terms. In furtherance of this plan, on August 12, 2013, DG's board of directors approved the spin-off and merger transaction.

Corporate Information

        The New Online Company was incorporated in Delaware on November 14, 2013 for the purpose of holding DG's online advertising business in connection with the spin-off described herein. Prior to DG's contribution of the several component businesses to The New Online Company, The New Online Company will have had no operations. The address of The New Online Company's principal executive offices is 750 West John Carpenter Freeway, Suite 700, Irving, Texas 75039. The New Online Company's telephone number is (972) 581-2000.

        The New Online Company also maintains an Internet site at www.newonlineco.com. The New Online Company's website and the information contained therein or connected thereto shall not be deemed to be incorporated herein.

Questions and Answers About the Spin-Off

What is The New Online Company and why is DG separating The New Online Company's business and distributing The New Online Company's stock?	The New Online Company currently is a wholly-owned subsidiary of DG that was formed to hold DG's online advertising business. On August 12, 2013, DG entered into a merger agreement with Extreme Reach and a wholly-owned subsidiary of Extreme Reach whereby DG agreed to sell its television business to Extreme Reach for $485 million. The transaction will be effected in two steps. First, following the separation of the online business from the television business, DG will distribute the shares of a newly formed wholly-owned subsidiary, The New Online Company, to DG's shareholders in partial redemption of their DG shares, and The New Online Company will become a publicly traded company with DG's online business. Extreme Reach will then acquire the television business in a cash merger pursuant to which a wholly-owned subsidiary of Extreme Reach will merge with and into DG and each issued and outstanding share of DG common stock will be cancelled and converted into the right to receive a pro rata portion of the aggregate merger consideration of $485 million, less the amount needed to payoff and satisfy DG's outstanding indebtedness.
Why am I receiving this document?
DG is delivering this document to you because you are a holder of DG's common stock. If you are a holder of DG's common stock immediately prior to the merger, you will be entitled to receive one share of The New Online Company's common stock in partial redemption of each share of DG's common stock that you hold on such date. This document will help you understand how the spin-off and merger transaction will affect your investment in DG and your investment in The New Online Company after the spin-off.
How will the spin-off of The New Online Company from DG occur?
The spin-off will be accomplished through the following steps: (i) the equity interests of the entities that hold assets and liabilities of DG's online advertising business will be transferred to The New Online Company, (ii) certain other assets and liabilities will be assigned to or assumed by The New Online Company and (iii) DG will then distribute all of the outstanding shares of common stock of The New Online Company to DG's stockholders on a pro rata basis as a distribution in partial redemption of their DG shares.
Why is the separation of The New Online Company structured as a distribution?
The distribution of shares of The New Online Company to the DG stockholders is intended to separate DG's online advertising business in a tax efficient manner that does not trigger incremental corporate tax liabilities in order to facilitate the sale of DG's television business. The spin-off and merger transaction is expected to create long-term benefits and value for DG, The New Online Company and their respective stockholders.

When will the spin-off occur?	It is expected that all of the shares of The New Online Company's common stock will be distributed by DG to holders of DG's common stock immediately prior to the merger. However, no assurance can be provided as to the timing of the spin-off or that all conditions to the spin-off will be met.
Why is no stockholder vote required to approve the spin-off and its material terms?	Delaware law does not require a stockholder vote to approve the spin-off because the spin-off does not constitute a transfer of all or substantially all of the assets of DG.
What do stockholders need to do to participate in the spin-off?
No vote or other action of DG's shareholders is required in connection with the spin-off other than the vote to approve the merger agreement and surrender of shares, in each case, as described in the proxy statement relating to the merger. You are not being asked for a proxy and you are requested not to send DG a proxy in connection with the spin-off. Other than the actions required as described in the proxy statement, you do not need to pay any consideration or take any other action to receive your shares of The New Online Company common stock.
Will I receive physical certificates representing shares of The New Online Company's common stock following the spin-off?
No. Following the spin-off, The New Online Company will not issue physical certificates representing shares of The New Online Company's common stock. If you own DG's common stock immediately prior to the merger, DG, with the assistance of Computershare Inc. and Computershare Trust Company, N.A., together the paying agent, will electronically distribute shares of The New Online Company's common stock to you or to your brokerage firm on your behalf by way of direct registration in book-entry form.
How many shares of The New Online Company's common stock will I receive in the spin-off?
DG will distribute to you one share of The New Online Company's common stock for each share of DG's common stock held by you immediately prior to the merger in partial redemption thereof. Based on approximately 28.0 million shares of DG's common stock outstanding as of January 3, 2014, a total of approximately 30.8 million shares (includes converted options and restricted stock units) of The New Online Company's common stock will be distributed.
Will The New Online Company issue fractional shares of its common stock in the spin-off?
No. The New Online Company will not issue fractional shares of its common stock in the spin-off. Fractional shares that DG stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the paying agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

What are the conditions to the spin-off?	The spin-off is subject to a number of conditions, including, among others:
• DG stockholders will have adopted and approved the merger at a special meeting anticipated to be held in the first quarter of 2014.

•

The Securities and Exchange Commission ("SEC") will have declared effective the registration statement of which this information statement forms a part, and no stop order relating to the registration statement will be in effect.

• NASDAQ Stock Market, LLC ("NASDAQ") will have approved the listing of The New Online Company's common stock, subject to official notice of issuance.

•

All permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the spin-off will have been received.

•

No order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the spin-off and merger transaction will be in effect.

• The separation of DG and The New Online Company business will have been effectuated prior to the distribution.
DG and The New Online Company cannot assure you that any or all of these conditions will be met.
What is the expected date of completion of the spin-off?
The completion and timing of the spin-off are dependent upon a number of conditions. It is expected that the shares of The New Online Company's common stock will be distributed by DG immediately prior to the merger, to the holders of DG's common stock immediately prior to the merger. However, no assurance can be provided as to the timing of the spin-off or that all conditions to the spin-off will be met.
What if I want to sell my DG common stock or my The New Online Company common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.
Where will I be able to trade shares of The New Online Company's common stock?	The New Online Company intends to apply to list its common stock on the NASDAQ Global Select Market.

What are the tax consequences of the spin-off and merger transaction?	The receipt of our common stock and cash in exchange for shares of DG common stock pursuant to the spin-off and merger transaction, as further described in the proxy statement relating to the merger, will be taxable for U.S. federal income tax purposes and may also be taxable under applicable state, local or foreign income or other tax laws. DG intends to treat the spin-off and merger as an integrated transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the fair market value of our common stock and the amount of cash received over (ii) the holder's adjusted tax basis in the shares of DG common stock exchanged therefor. You should consult your tax advisor in determining your gain or loss on the transaction. If you are a non-U.S. holder, your receipt of our common stock and cash pursuant to the spin-off and merger transaction generally will not be subject to U.S. federal income tax, subject to certain exceptions. See "Material U.S. Federal Income Tax Consequences of the Spin-off and Merger Transaction" beginning on page 115 for a more detailed explanation of the tax consequences of the spin-off and merger transaction.
What will The New Online Company's relationship be with DG following the spin-off?
The New Online Company will enter into a separation and distribution agreement with DG to effect the separation of the online business and provide a framework for The New Online Company's relationship with DG after the separation. In addition, The New Online Company will enter into other agreements with DG, including a transition services agreement, a tax matters agreement, and an employee matters agreement. These agreements will provide for the allocation between The New Online Company and DG of DG's and The New Online Company's assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after The New Online Company's separation from DG, and will govern certain relationships between The New Online Company and DG after the completion of the spin-off.
Who will manage The New Online Company after the spin-off?
The New Online Company benefits from having in place a management team with an extensive background in the online advertising business. Led by Neil Nguyen, who we expect to be The New Online Company's Chief Executive Officer and President after the spin-off, The New Online Company's management team possesses deep knowledge of, and extensive experience in, its industry. For more information regarding The New Online Company's management, see the section entitled "Management."

Are there risks associated with owning The New Online Company's common stock?	Yes. Ownership of The New Online Company's common stock is subject to both general and specific risks relating to The New Online Company's business, the industry in which it operates, its ongoing contractual relationships with DG and its status as a separate, publicly-traded company. Ownership of The New Online Company's common stock is also subject to risks relating to the spin-off, including that following the spin-off, The New Online Company's business will be less diversified than DG's business prior to the spin-off. These risks are described in the "Risk Factors" section of this information statement beginning on page 24. You are encouraged to read that section carefully.
Who will be the paying agent, transfer agent, and registrar for The New Online Company common stock?
The paying agent for The New Online Company's common stock will be Computershare Inc. and Computershare Trust Company, N.A. The transfer agent and registrar for The New Online Company's common stock will be Computershare Trust Company, N.A. For questions relating to the transfer or mechanics of the distribution, you should contact:
Computershare Trust Company, N.A. 100 Crescent Court, Suite 700 Dallas, TX 75201
Where can I find more information about DG and The New Online Company?	If you have any questions relating to DG, you should contact:
Digital Generation, Inc. 750 West John Carpenter Freeway, Suite 700 Irving, Texas 75039
After the spin-off, The New Online Company stockholders who have any questions relating to The New Online Company should contact The New Online Company at:
The New Online Company 750 West John Carpenter Freeway, Suite 700 Irving, Texas 75039

Summary of the Spin-Off

        The following is a summary of the material terms of the spin-off.

Distributing company	Digital Generation, Inc., a Delaware corporation. After the spin-off, DG will not own any shares of The New Online Company's common stock.
Distributed company
The New Online Company, a Delaware corporation, is a wholly-owned subsidiary of DG that was formed in 2013 and that, at the time of the distribution, will hold, through its subsidiaries, assets and liabilities of DG's online advertising business. After the spin-off, The New Online Company will be an independent, publicly-traded company.
Distribution date
It is expected that all of the shares of The New Online Company's common stock will be distributed by DG immediately prior to the merger to holders of DG's common stock immediately prior to the merger. However, no assurance can be provided as to the timing of the spin-off or that all conditions to the spin-off will be met.
Distributed securities
All of the shares of The New Online Company's common stock owned by DG, which will be 100% of The New Online Company's common stock outstanding immediately prior to the distribution. Based on the approximately 28.0 million shares of DG's common stock outstanding on January 3, 2014, and applying the distribution ratio of one share of The New Online Company's common stock for every one share of DG's common stock, DG will distribute approximately 30.8 million shares (includes converted options and restricted stock units) of The New Online Company's common stock to DG stockholders who hold DG's common stock immediately prior to the merger in partial redemption thereof. The number of shares that DG will distribute to its stockholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of The New Online Company's common stock, as described below.
Distribution ratio
Each holder of DG's common stock will receive one share of The New Online Company's common stock for every one share of DG's common stock held immediately prior to the merger in partial redemption thereof. Cash will be distributed in lieu of fractional shares, as described below.

Fractional shares	DG will not distribute any fractional shares of The New Online Company's common stock to DG stockholders. Fractional shares that DG stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the paying agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.
Distribution method
The New Online Company's common stock will be issued only by direct registration form. "Direct registration form" refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution.
Stock exchange listing	The New Online Company intends to apply to have its shares of common stock listed on the NASDAQ Global Select Market.
Transfer agent	The transfer agent for The New Online Company's common stock will be Computershare Trust Company, N.A.
Material U.S. federal income tax consequences of the spin-off and merger
The receipt of our common stock and cash in exchange for shares of DG common stock pursuant to the spin-off and merger transaction will be taxable for U.S. federal income tax purposes. You should consult your own tax advisor to determine the particular tax consequences to you of the receipt of our common stock and cash pursuant to the spin-off and merger transaction, including the application and effect of any state, local or foreign income and other tax laws. See "Material U.S. Federal Income Tax Consequences of the Spin-Off and Merger Transaction" beginning on page 115.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

        Set forth below are summary historical financial and other data. The combined balance sheet data as of December 31, 2012, 2011 and 2010 and the combined statements of operations data for the years ended December 31, 2012, 2011 and 2010 have been derived from The New Online Company's audited financial statements included elsewhere in this information statement. The New Online Company derived the selected historical combined financial data as of September 30, 2013 and for the nine months ended September 30, 2013 from The New Online Company's unaudited combined financial statements included elsewhere in this information statement. In the opinion of management, the unaudited combined financial statements as of September 30, 2013 and for the nine months ended September 30, 2013 have been prepared on the same basis as the audited combined financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair statement of the information for the periods presented. The summary financial information may not be indicative of The New Online Company's future performance as an independent company. It should be read in conjunction with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the unaudited pro forma combined financial statements and corresponding notes, the audited combined financial statements and corresponding notes, and the unaudited interim combined financial statements and corresponding notes included elsewhere in this information statement.

        Also set forth below are summary unaudited pro forma statement of operations data for the nine month period ended September 30, 2013, which assume that the spin-off occurred as of January 1, 2013. The pro forma adjustments are based upon available information and assumptions that The New Online Company believes are reasonable. The summary unaudited pro forma financial information does not purport to represent what the financial position or results of operations of The New Online Company would have been if The New Online Company had operated as an independent company during the periods presented or if the transactions described therein had actually occurred as of the dates indicated, nor does it project the financial position at any future date or the results of operations for any future period. Please see the notes to the unaudited pro forma combined financial statements included elsewhere in this information statement for a discussion of adjustments reflected in the pro forma combined financial statements.

Balance Sheet Data:
(dollars in thousands)

	September 30,		December 31,
	2013	2013	2012	2011	2010
	Historical	Pro Forma	Historical
Cash and cash equivalents	$17,734	$65,224	$13,692	$25,041	$2,127
Working capital	53,056	137,226	47,362	58,271	8,689
Property and equipment	23,058	23,058	18,610	14,931	4,138
Goodwill	134,086	134,086	134,086	346,454	10,900
Intangible assets	87,009	87,009	98,752	108,013	4,449
Total assets	320,887	415,886	328,975	562,159	30,276
Business capital	282,833	367,911	283,385	510,453	27,441

Statement of Operations Data:
(dollars in thousands)

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2013	2013	2012	2011	2010
	Historical	Pro Forma	Historical
Revenues	$113,564	$113,564	$140,652	$77,486	$18,377
Cost of revenues*	39,370	39,370	50,736	25,754	7,474
Sales and marketing	41,688	41,688	51,250	23,980	4,651
Research and development	7,501	7,501	12,629	10,901	2,998
General & Administrative	13,432	13,432	21,118	13,277	3,718
Acquisition and Integration	3,394	1,906	5,952	14,571	—
Depreciation and amortization	17,642	17,642	25,084	10,995	2,375
Goodwill impairment	—	—	219,593	—	—

Loss from operations	$(9,463)	$(7,975)	$(245,710)	$(21,992)	$(2,839)
Other expenses	(26)	(26)	2,855	1,072	31

Loss before Income Taxes	$(9,437)	$(7,949)	$(248,565)	$(23,064)	$(2,870)
Tax Expense (Benefit)	1,542	1,299	(10,359)	(5,291)	76

Net loss	$(10,979)	$(9,248)	$(238,206)	$(17,773)	$(2,946)

Earnings per common share (basic and diluted)	—	$(0.33)	—	—	—

*
Excludes depreciation and amortization

BUSINESS

Overview

        The New Online Company ("The New Online Company," the "Company," "we," "us," "our" and "our company"), a Delaware corporation formed in 2013, is a leading independent global ad campaign management and distribution platform as measured by the number of advertising impressions served and the number of countries in which we serve customers. The New Online Company helps advertisers, agencies and publishers engage with consumers across multiple online media channels while delivering efficient, impactful and measurable ad campaigns. Our end-to-end technology and high quality service help advertisers overcome the fragmentation in the market and drive optimal results for their advertising campaigns.

        We currently operate as the online segment of DG, a leading global television and online advertising management and distribution platform. DG recently announced the spin-off of its online segment into a separate, publicly-traded company, in connection with the merger of its television segment into a wholly-owned subsidiary of Extreme Reach, Inc. After the spin-off, we will operate in one industry segment, the online advertising segment, providing global businesses with online advertising delivery and optimization services.

        The spin-off will be in the form of a distribution of 100% of the shares of common stock of The New Online Company to holders of Digital Generation, Inc. common stock in partial redemption thereof. Completion of the spin-off is subject to certain conditions, including that the holders of a majority of Digital Generation, Inc. issued and outstanding shares of common stock have voted in favor of adopting the merger agreement. For more information on the spin-off and merger transaction, please see the accompanying proxy statement filed on Schedule 14A by DG.

Background and Business Model

        The customers we serve comprise three groups. First, publishers like MSN or Yahoo that own online media content (for example a web page or a mobile app) attract end users to interact with their content (most typically for free) and are paid by advertisers to reach those end users through advertising that is placed within or next to the content. The standard advertising unit sold to an advertiser is known as an advertising impression. A single advertising impression represents a single advertisement that is served on a webpage or in an app. Second, advertisers like Unilever or Nike pay publishers for advertising impressions to reach and interact with their target end users who visit the publishers' media properties. Finally, agencies such as Mediacom or Mindshare are paid by advertisers to develop the media plan to execute their advertising campaigns. Advertisers ultimately are paid by end users or consumers who pay to consume the products or services provided by the advertiser.

        The ability to execute advertising campaigns in a timely and scalable manner is a crucial requirement for our customers. Our technology empowers advertisers and agencies to deliver their creative assets to broad audiences, ensure consistent quality of the consumer experience, and utilize our data for rigorous analysis and optimization. We focus on online media advertising, including display, video, mobile, social and connected TV channels.

        Our online campaign management platform, MediaMind, helps advertisers, agencies and publishers simplify the complexities of managing their advertising budgets across multiple online media channels and formats, such as desktop, mobile, rich media, social media, in-stream video, interactive video, display and search. The MediaMind platform provides our customers with an easy-to-use, end-to-end solution to enhance planning, creative, delivery, measurement and optimization of online media campaigns. Our solutions are delivered through a scalable technology platform that allows delivery of sophisticated, global online media advertising campaigns, as well as smaller, more targeted campaigns.

        We do not own or create any media content or advertising impressions. While consumers interact with the advertising campaigns we serve on a publisher's inventory, we are not in a customer relationship with end consumers of advertising. We are typically paid a fee based on the number of advertising impressions served. As an example we might charge a fee of $0.50 per thousand impressions (CPM) for a particular rich media format, which means that we gross $0.50 for every 1000 impressions served. The more impressions we serve the more money we make. We also make money through data related products used for targeted audiences which are typically monetized on a CPM basis but sometimes on a cost per click basis. Our services such as creative production and trafficking are monetized on a fee per hour basis. Approximately 94% of our revenues are monetized on a CPM basis; approximately 6% are monetized on a cost per click or fee per hour basis.

        We generally do not enter into long term contracts with our customers. We provide customers with a rate card, which is a menu of the services we provide through our platform in connection with delivery of ads for their campaign. The variety of services we offer are available to all customers; however, an individual customer's rate can vary based on a number of factors. The rates for our services will also vary based on the ad format; for example, we may charge $0.10 per basic delivery of 1,000 impressions of a banner ad, or $0.50 per basic delivery of 1,000 impressions of a rich media ad.

        All revenue transactions are supported by an insertion order, which includes the customer's rate per impression served, the start and end date of the campaign, and usually the maximum number of impressions to be served. We generate revenue based on the number of times we serve the customer's ad during the campaign.

        We generally remain free to change our rate card for particular customers at any time, but any change to our pricing applies to future campaigns and orders after we have advised the customer of the changes. We tend to review our pricing annually, and sometimes more frequently, depending upon customer's usage and other circumstances. A customer's campaign typically runs three to six weeks for a particular ad. Customers are generally not obligated to run a particular number of campaigns or volume of deliveries through our platform, but we remain in touch with customers on a regular basis to encourage them to choose our platform and the delivery services we offer each time they develop new ads and commence new campaigns. The Company generally has no further service obligations to the customer after the campaign has ended.

        Our customers rely on us to accurately count the number of advertising impressions delivered and the engagement or interaction with those ads including click-throughs. While we are typically paid on the number of advertisements served, rather than the click-throughs on those advertisements, fraudulent clicks caused by bots and other non-human activity can cause an artificial increase in the performance of the advertisements we serve which would be misleading to our customers and ultimately harm our reputation as a platform that accurately measures campaign delivery and performance. Accordingly, we employ sophisticated detection mechanisms to weed out fraud.

        Measured by the number of advertising impressions served and the number of countries in which we serve customers, we are the largest provider of integrated campaign management solutions not owned by, or affiliated with, a particular publisher, agency or agency group, or advertising network. Our focus is connecting advertisers to audiences across the full spectrum of available online media channels and formats, therefore optimizing the audience for a specific campaign rather than a particular media or channel. We believe our data-neutral position is a key strategic differentiator for our customers. Our positioning eliminates potential conflicts with advertisers since we do not own any advertising inventory, allowing us to provide unbiased insight and analysis into our customers' campaigns and strategies and ensuring our customers' proprietary data remains protected. In 2012, the MediaMind platform delivered campaigns for approximately 14,300 brand advertisers using approximately 7,400 media agencies and creative agencies across approximately 16,800 global web publishers in 78 countries throughout North America, South America, Europe, Asia Pacific, Africa and the Middle East. We

derive our revenue from advertisers, agencies and publishers who pay fees to create, execute and measure advertising campaigns on our platform.

Industry Background and Strategy

        Online advertisers are often challenged by fragmentation in audience base, creative formats and ad campaign delivery. The growing availability of media online and the proliferation of emerging online media formats and channels, such as mobile devices, tablets, social networks and other forms of user-generated media, has led to an increasingly fragmented audience base. The diversity of online media options available to consumers results in advertising inventory with multiple formats, delivery specifications, metrics and targeting capabilities. Advertisers must also navigate through decentralized workflow processes involving numerous constituencies to deliver an effective campaign.

        The New Online Company's focus is guiding advertisers and publishers through this complex and fragmented online landscape by providing products and services to help advertisers reach, engage and optimize their desired audience for each particular campaign.

        Reach.    MediaMind's integrated platform simplifies the complexities of managing online media advertising campaigns across multiple websites, advertising formats and channels and allows customers to manage varying publisher-imposed creative content restrictions. Our open architecture technology enables advertisers to reach audiences on many device types through the placement of ads in multiple formats on numerous channels including desktop, mobile, tablet and social, and is also designed to accommodate new and emerging online media channels such as connected TVs.

        Engage.    Since its incorporation, MediaMind's Flash and now HTML5 based authoring environments have helped advertisers and publishers create innovative and scalable formats for rich media, in-stream video, standard banners and emerging media capabilities. These capabilities include interactive video and synced media that enable advertisers to interact with their target audience more effectively and yield higher engagement, performance and recall rates among consumers.

        Optimize.    Our platform and services are designed to help our customers deliver the most effective campaigns through data driven real-time targeting and creative optimization. This allows advertisers to reach specific consumer segments by assigning the best performing and most relevant creative advertisements throughout the campaign. Through our analytics capabilities, we offer advertisers the ability to target specific content categories through real-time exchange and/or programmatic bought inventory, offering cookie-less contextual targeting for greater efficiency and protection from unsafe content.

        The future of online advertising and our business is data driven. In order to enhance the overall effectiveness of their online campaigns and determine the optimal allocation of their advertising budgets, advertisers need to integrate, compare and analyze campaign performance data from multiple sources. The MediaMind platform provides actionable, comprehensive advertising performance statistics with numerous metrics, such as reach, frequency, dwell rate, interaction time, and ad viewability, as well as key metrics that verify whether the ads were delivered to the appropriate audience, devices and geographies. As the industry continues to adopt programmatic buying, and as users connect with brands using more than one device, our ability to collect and process multi-channel data and seamlessly execute on that data is critical to our strategy. Today we rely upon 3rd party cookies to measure ad delivery. However cookies are increasingly being blocked by certain browsers and browser plug-ins as well as being poorly accepted on mobile devices which create limitations for measuring ad delivery. We are well positioned in data mining and data matching (both online and offline) which are both key to next generation solutions for statistical user identification which will increasingly be used to power our targeting infrastructure and measurement capabilities and replace cookies.

        Moving forward, our key strategic initiatives include:

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  enhancing our HTML5 and cross device capabilities to ensure our formats work and we can measure delivery across all devices (including devices that don't support cookies) and channels (including programmatic bought inventory and exchange bought inventory);

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  developing our data collection and processing infrastructure for targeting and multi-touch attribution;

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  increasing the compatibility between the MediaMind platform and other companies in the advertising ecosystem to improve workflows and syndicate more data; and

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  extending our global platform and service capabilities into emerging markets.

Service Offerings

        Online Ad Serving technologies can be broken into three categories: distribution technologies that deliver the creative content to the user, analysis technologies that provide reports to advertisers and agencies about their campaigns, and logic technologies that bring all of these functions together and control the process.

        Distribution technologies are outsourced to Content Distribution Networks (CDN). These are third party service providers who operate large numbers of servers that are deployed around the world and are collocated on many different middle mile and last mile networks to provide low latency connections with fast response times for end users. The first step in the distribution flow is determining which server or collection of servers should be used to serve the ad for each individual request. This function is also provided by the third party CDNs by means of global load balancers or other routing mechanisms developed by each CDN and sometimes proprietary to that CDN. Once this decision is made, the user's request is routed to the specific server and that server responds by delivering the ad, including the creative and interactive elements. The Company has contracts with multiple CDNs to provide high performance service in multiple regions globally.

        Analysis technologies are built and operated by the Company. Analysis starts with data gathering followed by processing that data into many different types of reports. Data can be gathered by collecting logs from logic servers and CDNs and by automated browsing of large numbers of websites. Logs collected from logic servers include information about the specific ad served, the user's environment, and any interactions that may have happened during the ad impression. Automated browsing involves sending massive numbers of queries to sites all over the web and capturing the information, textual content, and meta data that comprise that site. All of these data points are collected in central data centers and processed together to produce reports and actionable data feeds. Reports include campaign metrics like reach and frequency, user metrics like tracking and conversion rates, and ad metrics like performance and impact of specific creative. Actionable data feeds include contextual website classifications, cookie level data, and impression data that can be used by advertisers and agencies to tune their campaigns and verify their media purchases. These central data centers are large scale data processing facilities that can handle billions and tens of billions of data points each day. They include licensed and internally developed proprietary software running on hundreds of servers racked into processing nodes. Reports and data feeds are the end result of the ad serving process and are critical in linking the Company's services to third party services also contracted by the client, and to the client's own internal systems used for campaign planning and execution.

        Logic technologies are the heart of the ad serving process. They start with content management including ingestion and layout of the actual creative and end with the serving of the impression including the tracking mechanisms for interactions and conversions. Many different servers and software modules including licensed and internally developed proprietary modules are involved in the process. These modules allow the customers and campaign managers to upload the ads, create specific layouts for static or dynamic visual presentation, set up the campaigns which include the windows of time during which the ads will be shown and the sites on which the ads will be shown or bidding platforms on which the site inventory will be purchased, the trafficking of the ads to the sites, the specific tags which will be delivered with the ads and enable the collection of data by the Company, the client, or third parties, and the serving of that logic to the end user which begins the process of delivering the actual ad. The largest physical component of this system is the logic servers, which are comprised of over a hundred servers distributed in multiple data centers globally. The logic servers also coordinate the integration of the client's technical systems or third party technical systems which the client has contracted. This is accomplished through the integration of third party tags which cause the user's browser to report directly to a third party system and through the coordination and synchronization of unique data elements like 3rd party browser cookies.

        Our online campaign management product and service offerings span the lifecycle of an advertising campaign, including:

        Planning and Buying.    Our planning product, known as Smart Planning, allows advertisers to use previously accumulated data about the advertising activities of the specific brand or other brands in the same industry in planning and buying media for new campaigns. In addition, Smart Planning enables advertisers to research optimal media inventory for a particular company, provides advertisers with relevant historic performance and cost data across different publishers and automates the workflow for negotiating and buying online media from publishers. In summary, Smart Planning offers a research tool for planning media and an automated workflow for negotiating and buying media.

        Creative Management.    We provide creative designers and producers with the tools and services to manage a campaign's creative development lifecycle, from initial design, to inclusion of interactive features, to adaptation for analytics and ad insertion, and finally, to integration with campaign management and ad serving processes. Our authoring environments include Flash and HTML5 based capabilities that support devices and permit custom designs as well as ready-made templates.

        The formats, channels and advertising functionalities supported by our online campaign management platform, include:

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  Rich Media Advertising.  Rich media advertising typically includes more extensive graphics, animation and interactivity, and in some cases, audio and video within the advertisement.

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  Video Advertising.  Video advertising includes in-stream video formats displayed within or alongside video content on a publisher website, as well as in-banner video formats displayed within rich media banners.

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  Standard Display Advertising.  A low-cost, high-volume marketing tool, standard display represents the majority of banners viewed online.

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  Social.  Our social rich media posts are fully shareable in their interactive form across Facebook, Twitter and other social networks—directly connecting brands with users via rich media formats that perform and engage across all screens.

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  Synched Advertising.  We offer the ability to synchronize the delivery of an online ad to a tablet or a phone to the delivery of a TV ad.

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  Search Engine Advertising.  Our search engine advertising product analyzes the performance of search engine marketing campaigns along with display campaigns by the same advertisers and enables cross-channel measurement and attribution.

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  Mobile Advertising.  Our mobile advertising product provides our customers with the ability to manage mobile ad campaigns with all the benefits of third-party ad serving through the MediaMind platform.

        Campaign Management.    Our customizable and integrated global campaign management platform enable seamless delivery of advertisements to the target audience through one end to end platform:

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  Ad serving.  Our platform transmits ad content into ad insertions on publisher websites, offering one workflow for all channels and formats.

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  Targeting.  Our tools enable our customers to deliver tailored messages to a specific consumer segment. Targeting options include device type, device brand, geography, domain, day and/or hour, keywords, content context and behavior.

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  Optimization.  We offer several tools that enable our customers to test ad performance on defined groups of consumers and adjust campaigns to show the audience the best performing ad variation in real-time. We offer optimization capabilities for improving ad relevancy by dynamically changing ad messaging in real-time. Our dynamic creative optimization solution automates ad personalization and dynamic updating of advertisement messaging.

        Analytics and Monitoring.    Our campaign management platform enables clear and comprehensive monitoring and reporting of campaign execution, delivery and performance in multi-channel campaigns for our customers to achieve campaign optimization and insights through attribution. For example, our verification suite verifies the brand safety, content and viewability attributes of campaigns. Data is made available to our customers in a wide variety of analytical tools and data delivery methods, including near real-time dashboards, robust reporting interfaces and granular data feeds.

        Peer39 Data.    Peer39 is a provider of data based on the content and structure of web pages for the purpose of improving the relevance and effectiveness of online display advertising. Peer39's data attributes are critical to Real Time Bidding (RTB). Peer39 analyzes pages across multiple supply sources and surfaces page level attributes across four channels: Quality, Safety, Category, and any format, with a focus on display and video. This enables buyers to make bidding and buying decisions based on Peer39 page level attributes, aligning page environment with the brand, product or creative message defined by the advertisers.

        Trading services.    We offer a service for buying display media across multiple ad exchanges in a real-time bidding process. This is the only part of our business where we buy advertising impressions on behalf of our customers.

        Customized Services.    We offer our customers a range of optional customized professional services based on their specific needs. These services include:

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  Trafficking. We provide access to a team of client service managers to oversee the set-up of the individual placements within a media plan such as which creative assets will be delivered to each website.

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  Creative production. We provide access to a team of designers, creative developers and producers to build Flash and HTML5 mocks/ads.

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  Quality assurance. We provide access to a team of software engineers to develop test plans and manage the Quality Assurance process for campaign executions.

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  Research, analysis and custom reporting. We provide access to research analysts to produce custom reports, analysis and recommendations.

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  Data integration. We provide access to sales engineers and developers to integrate data through custom data feeds and Application Programming Interfaces.

        Customer Support.    Our customer support program assists our customers in the use of our services and identifies, analyzes and solves problems with our products and solutions. Our customer support group is available to customers by telephone, e-mail or through our website 24 hours per day, seven days per week. We offer specialized support for our different customer types—media, creative and publisher. Our support organization combines customer-facing local account managers with a global support desk that handles all technical service aspects.

Markets and Customers

        Our largest customer group consists of advertisers and their agency partners seeking to enhance planning, delivery, measurement and optimization of their online media campaigns who need an integrated campaign management platform with robust functionality and scalability. Advertisers benefit from improved advertising returns due to increased reach, impact, relevancy and measurement of their online campaigns across a variety of channels and formats; advertising agencies benefit from an integrated campaign management platform that simplifies the complexity of online media advertising and enables them to focus on delivering data driven insights.

        We also work with some of the world's leading publishers seeking to provide advertisers with innovative opportunities to reach audiences at scale. Publishers benefit from our multi-channel campaign management capabilities, creative support, our data driven products for targeting, analytics and dynamic creative optimization and our service layer for quality assurance and ad operations support.

        We are typically hired and paid by a media agency to manage the online campaign and coordinate with the media agency, the creative agency and the publishers to deliver the ad. In some situations, publishers, advertisers, or other constituents decide to retain us. For instance, publishers may opt to pay our fees and bundle them with the media fees that they charge to the agency and advertiser.

        We provide services to a diversified base of customers consisting of a great majority of the online advertising industry in all key markets. In 2012, we served:

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  approximately 7,400 media agencies and creative agencies worldwide, including Mediacom, Mindshare, Universal McCann, ZenithOptimedia, OMD, Zed Media, MEC and Media Contacts;

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  over 16,000 global web publishers who are MediaMind-enabled, including Yahoo!, MSN, Google, AOL and ESPN; and

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  nearly 15,000 brand advertisers in every major product vertical, including Nike, Sony, Toyota, Volkswagen, H&M, McDonalds, Vodafone and MasterCard.

        Our business is seasonal. Revenues tend to be the highest in the fourth quarter as a large portion of our revenues follow the advertising patterns of our customers.

Sales, Marketing, Customer Service and R&D

        We aim to grow our market share by expanding existing relationships with advertisers, advertising agencies and publishers. We further aim to access additional advertising budgets by establishing new agency relationships and creating partnerships with global advertising agency holding companies, leading online media publishers and technology companies, and increasing our global footprint by expanding into new geographic markets.

        Sales.    We sell our offerings primarily through a direct sales force or through third-party selling agents that employ a direct sales force. Our sales organization consists of local sales teams, including sales managers and sales engineers, who cover agencies and advertisers in an effort to increase their awareness and utilization of our solutions and services.

        In 2012, we delivered campaigns in 78 countries. Our sales and services organization is globally organized and our offices and partners are coordinated and supported through four regional offices covering North America, EMEA, Asia Pacific, and Latin America. We believe this is an important advantage that allows us to offer global advertisers a consistent pan-regional service.

        We sell directly in countries including Argentina, Australia, Austria, Brazil, Canada, China, Colombia, Denmark, Finland, France, Germany, Japan, Mexico, New Zealand, Norway, Portugal, Spain, Sweden, Taiwan, the United Kingdom, the United States and Venezuela.

        We sell through local third-party selling agents in countries and regions that include Belgium, Dubai, Greece, Hong Kong, India, Indonesia, Israel, Korea, Malaysia, the Netherlands, Pakistan, the Philippines, Poland, Romania, Russia, Singapore, South Africa, Thailand and Turkey. We typically maintain a long-term, strategic relationship with our local selling agents. Our agreements are typically at least one year in term, with automatic renewals in most cases, unless one party provides the other with prior written notice or if we and the local selling agent are unable to agree upon sales targets. The agreements generally provide our agents with the exclusive right to promote us in a certain region and are generally terminable only for cause or if the local selling agent does not meet the agreed upon sales targets. We also agree as to provisions regarding non-competition, non-disclosure and the protection of our intellectual property.

        Marketing.    Our marketing efforts are focused on enhancing the corporate brand, thought leadership research, lead generation, sales support and product marketing. We support these objectives through public relations, industry events, road shows, conferences, advertising, social media, web sites, blogs and research publications.

        Business Development.    Our business development team supports our sales efforts by developing strategic relationships with agency holding groups, key publishers and media companies, as well as technology partners.

        Customer Service.    Our client services organization assumes responsibility and account management for active relationships with clients and handles management of campaigns and the ongoing adoption of our solutions. The client services organization includes specialist representatives for our different categories of clients, including media agencies, creative agencies and publishers.

        Research & Development.    Our R&D team is responsible for the underlying architecture of the MediaMind platform ensuring we provide market leading scale and the ability to integrate in an open manner with many of our partners. In addition, they are responsible for building out the products and service offerings that form the full extent of the MediaMind campaign management platform. As part of a thorough innovation exercise, they also test and evaluate new technologies that could speed up and strengthen our overall platform offering.

Competition

        The online markets in which we operate are rapidly evolving, highly fragmented and highly competitive. We expect this competitive environment to continue. We believe that the principal competitive factors affecting the market for online advertising services and tools are existing strategic relationships with customers and vendors globally, ease-of- use, integration and customization, innovation, technology, quality and breadth of service, including local language support, data analysis, price and independence.

        With respect to these significant competitive factors, we believe that our solutions and services are better than those of our competitors in the areas of ease-of-use, integration and customization, innovation, technology, quality and breadth of service (including local support), data analysis and independence. For example, we offer near real-time monitoring capabilities and additional unique custom analytics tools that allow us to measure various levels of users' engagement and brand awareness. We have an advantage that many of our competitors lack because our technology platform is accepted and supported by thousands of publishers worldwide, including the major portals, and we are able to customize our services and solutions to meet our customers' specific competitive needs. In addition, we believe that our integrated platform is a significant advantage when compared to some of our competitors who only offer point solutions.

        We compete against other integrated campaign management and ad serving providers, stand-alone rich media companies, and channel-specific niche providers. Our main competitors in the campaign management and ad serving category are DoubleClick (which was acquired by Google in March 2008), Atlas (which was acquired by Facebook from Microsoft in April 2013), and MediaPlex, a division of ValueClick. Our main competitors for stand-alone video ad serving are Vindico and Innovid. Our main competitors in the stand-alone rich media category are niche players, such as PointRoll (which is owned by Gannett) and FlashTalking. Our main competitors in data and analytics include Integral Ad Sciences and DoubleVerify for verification.

Intellectual Property and Proprietary Rights

        Our intellectual property rights are important to our business. We believe that the complexity of our products and the know-how incorporated in them make it difficult to copy them or replicate their features. We rely on a combination of confidentiality clauses, copyrights, patents and trademarks to protect our intellectual property and know-how.

        To protect our know-how and trade secrets, we customarily require our employees, customers and third-party collaborators to execute confidentiality agreements or otherwise agree to keep our proprietary information confidential when their relationship with us begins. Typically, our employment contracts also include clauses requiring our employees to assign to us all inventions and intellectual property rights they develop in the course of their employment and agree not to disclose our confidential information. Because software is stored electronically and thus is highly portable, we attempt to reduce the portability of our software by physically protecting our servers through the use of closed networks and physical security systems that prevent external access. We also seek to minimize disclosure of our source code to customers or other third parties.

        The online advertising industry is characterized by ongoing product changes resulting from new technological developments, performance improvements and decreasing costs. We believe that our future growth depends, to a large extent, on our ability to profoundly understand our clients and their needs and to be an innovator in the development and application of technology. As we develop next generation products, we intend to continue to pursue patent and other intellectual property rights protection, when practical, for our core technologies. As we continue to move into new markets, we will evaluate how best to protect our technologies in those markets.

        We have 45 issued U.S. patents with expiration dates ranging from October 2016 to March 2026 and 21 pending U.S. patent applications. We also have eleven registered international patents and four pending international patent applications. We cannot be certain that patents will be issued as a result of the patent applications we have filed. We also have 43 trademark registrations and 11 trademark applications.

Employees

        As of October 31, we had a total of 859 employees, including 228 in research and development, 195 in sales and marketing, 366 in operations, and 70 in headquarters, finance and administration; 278 of these employees are located in the United States, 258 are located in Israel, and 323 are located in other countries. Our employees are not represented by a collective bargaining agreement and we have not experienced a work stoppage. We believe we have good relations with our employees.

Legal Proceedings

        Under the terms of the separation and distribution agreement between us and DG, we are responsible for all liabilities of DG arising prior to the merger with Extreme Reach.

        On May 2, 2013, a purported securities class action complaint was filed in the U.S. District Court for the Northern District of Texas, entitled Anastacia Shaffer v. Digital Generation, Inc., et al., No. 3:13-cv-1684, alleging civil violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder. The complaint names as defendants DG and certain of its current and former officers. On December 6, 2013, the District Court, on a motion for voluntary dismissal filed by the lead plaintiff, dismissed without prejudice this action against all defendants.

        On May 29, 2013, a purported shareholder derivative suit was filed captioned Boyler v. certain officers and directors of Digital Generation, Inc., Case No: DC-13-05971-I, in the 162nd Judicial District Court of Dallas County, Texas. The action alleges breach of fiduciary duty, abuse of control and gross mismanagement related to DG's acquisition of several online media companies, its subsequent write-down of these assets, and the inability of a Special Committee of the Board of Directors to find a strategic buyer for DG. The suit seeks damages, restitution, disgorgement, attorneys' fees and corporate governance reforms. While we cannot predict the outcome of this case with certainty, it is our present belief this matter is not likely to have a material adverse effect on our annual operating results and we intend to defend this case vigorously. We believe the purported claims and our defense costs will qualify for reimbursement under DG's and our insurance coverage, which are subject to the applicable deductible and the limits of DG's and our policies.

        In October 2013, DG entered into an agreement with Alex Meruelo, Meruelo Investment Partners LLC and the Alex Meruelo Living Trust (the "Meruelo Stockholders") relating to the Meruelo Stockholders' intention to propose director nominees to DG's board of directors and to seek certain governance changes. The Meruelo Stockholders have dismissed with prejudice their lawsuit challenging certain provisions of DG's Bylaws with respect to its classified board.

        We and DG are also involved in a variety of legal actions arising from the ordinary course of business. We do not believe the ultimate resolution of these matters will have a material effect on our combined financial statements. DG maintains various insurance policies to protect its interests from certain legal and other claims and we expect that we will also maintain similar insurance policies.

Properties

        The New Online Company's properties include:

Location	Type	Lease Expiration	Square Footage	Square Footage Sublet
New York, NY	Sales and Operations	2017	12,500	12,500
New York, NY	Sales and Operations	2017	5,000	5,000
Atlanta, GA	Sales and Operations	2019	24,213	NA
Austin, TX	Sales and Operations	2015	9,980	NA
Los Angeles, CA	Sales and Operations	2015	7,472	NA
London, England	Sales and Operations	2022	10,690	NA
Herzliya, Israel	Sales and Operations	2021	42,174	NA
Paris, France	Sales and Operations	2016	3,006	NA
Hamburg, Germany	Sales and Operations	2017	1,431	NA
Madrid, Spain	Sales and Operations	2017	3,864	NA
Stockholm, Sweden	Sales and Operations	2015	1,476	NA
Barcelona, Spain	Sales and Operations	2014	1,356	NA
Sao Paulo, Brazil	Sales and Operations	2013	810	NA
Mexico City, Mexico	Sales and Operations	2016	2,583	NA
Sydney, Australia	Sales and Operations	2013	5,949	NA
Tokyo, Japan	Sales and Operations	2014	786	NA
Chicago, IL	Sales and Operations	2013	2,991	NA
Los Angeles, CA	Sales and Operations	2015	2,157	NA
New York, NY	Corporate Apt.	2013	662	NA
Guangzhou, China	Sales and Operations	2013	1,883	NA
Beijing, China	Sales and Operations	2013	226	NA
Shanghai, China	Sales and Operations	2013	431	NA
Cebu, Philippines	Sales and Operations	2013	1,270	NA

 RISK FACTORS

        You should carefully consider the following risks and other information in this information statement in evaluating The New Online Company and The New Online Company's common stock. Any of the following risks could materially and adversely affect The New Online Company's business, financial condition, results of operations and cash flows. The risk factors generally have been separated into groups: risks related to The New Online Company's industry and markets, risks related to The New Online Company's business and operations, risks related to The New Online Company's capital structure, risks related to law, regulation and policy and risks related to the spin-off.

Risks Related to Our Industry and the Markets We Serve

The industry is in a state of rapid technological change and we may not be able to keep up with that pace.

        The advertisement distribution and management industry is characterized by extremely rapid technological change, frequent new products and service introductions and evolving industry standards. The introduction of products with new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Our future success will depend upon our ability to enhance existing products and services, develop and introduce new products and services that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers. We may not succeed in developing and marketing product enhancements or new products and services that respond to technological change or emerging industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products and services. Our products and services may not adequately meet the requirements of the marketplace and achieve market acceptance. If we cannot, for technological or other reasons, develop and introduce products and services in a timely manner in response to changing market conditions, industry standards or other customer requirements, particularly if we have pre-announced the product and service releases, our business, financial condition, results of operations and cash flows will be harmed.

        The online advertising industry has undergone rapid and dramatic changes in its short history. You must consider our business and prospects in light of the risks and difficulties we will encounter in a new and rapidly evolving market. We may not be able to successfully address new risks and difficulties as they arise, which could have a material adverse effect on our business, financial condition and results of operations.

Our industry has been adversely affected by continued economic challenges and uncertainty in the United States, Europe and throughout the world.

        Demand for online campaign management solutions and services to advertising agencies and advertisers tends to be tied to economic cycles, reflecting overall economic conditions as well as budgeting and buying patterns. Following the recent negative developments in the world economy, spending on traditional broadcast advertising has been adversely affected and several agency and analyst organizations now predict that the growth in online advertising may be slower than previously expected. We cannot assure you that advertising budgets and expenditures by advertising agencies and advertisers will not decline in any given period or that advertising spending will not be diverted to more traditional media or other online marketing products and services, which would lead to a decline in the demand for our campaign management solutions and services. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective customers' spending priorities. As a result, our revenues may not increase or may decline significantly in any given quarterly or annual period.

Seasonality, cyclicality and discretionary spending in buying patterns also makes forecasting difficult and can result in widely fluctuating quarterly results.

        Historically, the industry has experienced lower sales for services in the first and third quarters, which is somewhat offset with higher sales in the fourth quarter due to increased customer advertising volumes for the holiday selling season. In addition, product and service revenues are influenced by political advertising, which generally occurs every two years. Nevertheless, in any single period, product and service revenues and delivery costs are subject to significant variation based on changes in the volume and mix of deliveries performed during such period. In addition, we have historically operated with little or no backlog. The absence of backlog and fluctuations in revenues and costs due to seasonality increases the difficulty of predicting our operating results.

The markets in which we operate are highly competitive and competition may increase further as new participants enter the market and more established companies with greater resources seek to expand their market share.

        Competition within the markets for media distribution is intense. We face formidable competition from other companies that provide solutions and services similar to ours. Currently, our primary competitors are DoubleClick (a subsidiary of Google) and Atlas (a subsidiary of Facebook). In April 2013, the Atlas platform was acquired from Microsoft. Atlas offers solutions and services similar to ours and competes directly with us. We expect that Atlas will have the benefit of substantial financial resources, though it is unclear whether such resources will be focused on agency side campaign management products and capabilities to support the needs of advertisers wanting to advertise across multiple publishers and, thus, increase its ability to compete with us.

        There are other platform companies and demand side platform companies that offer advertisement services that could potentially expand their capabilities to include rich media, online video, verification and viewability in competition with us. Other competitors exist in niches in which we operate, such as rich media, online video, verification, viewability and social media.

        We believe that our ability to compete successfully with all of our service offerings depends on a number of factors, both within and outside of our control, including: (i) the price, quality and performance of our products and those of our competitors; (ii) the timing and success of new product introductions; (iii) the emergence of new technologies; (iv) the number and nature of our competitors in a given market; (v) the protection of our intellectual property rights; and (vi) general market and economic conditions. In addition, the assertion of intellectual property rights by others factor into the ability to compete successfully. The competitive environment could result in price reductions that could result in lower profits and loss of our market share.

        The unilateral actions of certain browser companies that are owned by media companies combined with growing usage of mobile devices is likely to put more pressure on the relevance of the kind of 3rd party cookies that we currently use for targeting and measurement. Consumer technology companies like Google, Amazon, Facebook, Microsoft and Yahoo on the other hand with direct relationships with consumers have access to user log-in data that will allow them to target audiences and measure campaigns, which may provide them with a competitive advantage. We see data mining and data matching (both online and offline) as two keys to the next generation solutions for statistical user identification which will be used to augment 3rd party cookies, and we are well positioned to establish solutions of these types given our strengths in large scale data management and our global scale. In addition we are currently engaged in certain collaborative industry initiatives with the goal of providing a cookie alternative as well as testing certain third party technologies with whom we might partner.

        In addition, many of our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties, and several of our competitors have combined or may combine in the future with larger companies with greater resources than ours. Through our open approach to technology partnerships, we have created cooperative relationships with a number of players in the market such as demand side platforms and search engine management. In addition, we have also integrated with businesses (e.g., MediaOcean) involved in planning and buying tools. Our integration allows a user to create a media plan in a different platform and push the plan into the MediaMind platform. Our strategy is to offer our customers differentiated and valued added workflows while offering choice through an openness to connecting to other technologies. Notwithstanding our own efforts, this growing trend of cooperative relationships and consolidation within our industry may create a great number of powerful and aggressive competitors that may engage in more extensive research and development, undertake more far-reaching marketing campaigns and/or make more attractive offers to existing and potential employees and customers than we are able to. They may also adopt more aggressive pricing policies and may even provide services similar to ours at no additional cost by bundling them with their other product and service offerings. Any increase in the level of competition from these, or any other competitors, is likely to result in price reductions, reduced margins, loss of market share and a potential decline in our revenues. We cannot assure you that we will be able to compete successfully with our existing or future competitors. If we fail to withstand competitive pressures and compete successfully, our business, financial condition and results of operations could be materially adversely affected.

Consolidation in the industry in which we operate could lead to increased competition and loss of customers.

        The Internet industry (and online advertising in particular) has experienced substantial consolidation. We expect this consolidation to continue. This consolidation could adversely affect our business and results of operations in a number of ways, including the following:

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  our customers could acquire or be acquired by our competitors and terminate their relationship with us;

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  our customers could merge with each other, which could reduce our ability to negotiate favorable terms; and

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  competitors could improve their competitive position through strategic acquisitions.

Consolidation of Internet advertising networks, web portals, Internet search engine sites and web publishers may impair our ability to serve advertisements and to collect campaign data and could lead to a loss of significant online customers.

        The growing trend of consolidation of Internet advertising networks, web portals, Internet search engine sites and web publishers, and increasing industry presence of a small number of large companies, such as Google, Facebook and, most recently, Apple, with the announcement of its iAd platform for placing ads on Apple's applications, could harm our business. We are currently able to serve, track and manage advertisements for our customers in a variety of networks and websites, which is a major benefit to our customers' overall campaign management. Concentration of advertising networks could substantially impair our ability to serve advertisements if these networks or websites decide not to permit us to serve, track or manage advertisements on their websites, if they develop ad placement systems that are incompatible with our ad serving systems or if they use their market power to force their customers to use certain vendors on their networks or websites. These networks or websites could also prohibit or limit our aggregation of advertising campaign data if they use technology that is not compatible with our technology. In addition, concentration of desirable advertising space in a small number of networks and websites could result in competitive pricing pressures and diminish the value of our advertising campaign databases, as the value of these databases depends to some degree on the continuous aggregation of data from advertising campaigns on a variety of different advertising networks and websites. Additionally, major publishers can terminate our ability to serve advertisements on their properties on short notice. If we are no longer able to serve, track and manage advertisements on a variety of networks and websites, our ability to service campaigns effectively and aggregate useful campaign data for our customers will be limited.

The Internet advertising or marketing market may deteriorate, or develop more slowly than expected, which could have a material adverse effect on our business, financial condition or results of operations.

        The Internet advertising and marketing market is relatively new and rapidly evolving. As a result, demand and market acceptance for Internet advertising solutions and services is uncertain. If the market for Internet advertising or marketing deteriorates, or develops more slowly than we expect, our business could suffer. The future success of our business is dependent on an increase in the use of the Internet, the commitment of advertisers and advertising agencies to the Internet as an advertising and marketing medium, the advertisers' implementation of advertising campaigns and the willingness of current or potential customers to outsource their Internet advertising and marketing needs. If our products do not achieve the anticipated level of market acceptance, our future growth could be jeopardized. Broad adoption of our products and services will require us to overcome significant market development hurdles, many of which we cannot predict.

Internet security poses risks to our entire business.

        The process of e-commerce aggregation by means of our hardware and software infrastructure involves the transmission and analysis of confidential and proprietary information of the advertiser, as well as our own confidential and proprietary information. The compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business, prospects, financial condition and results of operations. We rely on encryption and authentication technology licensed from other companies to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may have a material adverse effect on our business, prospects, financial condition and results of operations.

Risks Related to Our Business and Operations

Our business may not grow if the Internet advertising market does not continue to develop or if we are unable to successfully implement our business model.

        We generate revenue by providing interactive marketing solutions to advertisers, ad agencies and web publishers. The profit potential for this business model is uncertain. For our business to be successful, Internet advertising will need to achieve increasing market acceptance by advertisers, ad agencies and web publishers. The intense competition among Internet advertising sellers has led to the creation of a number of pricing alternatives for Internet advertising. These alternatives make it difficult for us to project future levels of advertising revenue and applicable gross margin that can be sustained by us or the Internet advertising industry in general.

        Intensive marketing and sales efforts are necessary to educate prospective advertisers regarding the uses and benefits of, and to generate demand for, our products and services. Advertisers could be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Acceptance of our Internet advertising solutions will depend on the continued emergence of Internet commerce, communication, and advertising, and demand for our solutions.

Our business may be harmed if we are not able to protect our intellectual property rights from third-party challenges or if the intellectual property we use or business operations in which we engage infringes upon the proprietary rights of third parties.

        The steps taken to protect our proprietary information may not prevent misappropriation of such information, and such protection may not preclude competitors from developing confusingly similar brand names or promotional materials or developing products and services similar to ours. We consider our trademarks, copyrights, advertising and promotion design and artwork to be of value and important to our business. We rely on a combination of trade secret, copyright and trademark laws and nondisclosure and other arrangements to protect our proprietary rights. We generally enter into confidentiality or license agreements with our distributors and customers and limit access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

        The technology services sector within advertising and marketing contains a large and ever growing number of new and existing technology providers with potentially overlapping Intellectual Property claims. We cannot assure you that our intellectual property or business operations do not infringe on the proprietary rights of third parties. While we believe that our trademarks, copyrights, advertising and promotion design and artwork do not infringe upon the proprietary rights of third parties, we may still receive future communications from third parties asserting that we are infringing, or may be infringing, on the proprietary rights of third parties. Any such claims, with or without merit, could be time-consuming, require us to enter into royalty arrangements or result in costly litigation and diversion of management attention. If such claims are successful, we may not be able to obtain licenses necessary for the operation of our business, or, if obtainable, such licenses may not be available on commercially reasonable terms, either of which could prevent our ability to operate our business.

If we fail to manage our growth effectively, our business, financial condition and results of operations could be materially adversely affected.

        We have experienced, and continue to experience, growth in our operations and headcount, which has placed, and will continue to place, significant demands on our management, operational and financial infrastructure. If we do not effectively manage our growth, the quality of our solutions and services could suffer, which could negatively affect our brand and operating results. To effectively manage this growth, we will need to continue to improve, among other things:

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  our information and communication systems, to ensure that our offices around the world are well coordinated and that we can effectively communicate with our growing base of customers;

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  our systems of internal controls, to ensure timely and accurate reporting of all of our operations;

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  our documentation of our information technology systems and our business processes for our advertising and billing systems; and

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  our information technology infrastructure, to maintain the effectiveness of our systems.

        In order to enhance and improve these systems, we will be required to make significant capital expenditures and allocation of valuable management resources. If the improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make additional expenditures to address these issues, which could materially adversely affect our business, financial condition and results of operations.

We depend on key personnel to manage the business effectively, and if we are unable to retain our key employees or hire additional qualified personnel, our ability to compete could be harmed.

        Our future success will depend, to a significant extent, upon the services of our executive team. Uncontrollable circumstances, such as the death or incapacity of any key executive officer, could have a serious impact on our business.

        Our future success will also depend upon our ability to attract and retain highly qualified management, sales, operations, information technology and marketing personnel. There is, and will continue to be, intense competition for personnel with experience in the markets applicable to our products and services. Because of this intense competition, we may not be able to retain key personnel or attract, assimilate or retain other highly qualified technical and management personnel in the future. The inability to retain or to attract additional qualified personnel as needed could have a considerable impact on our business.

If we fail to detect click-through fraud or other invalid clicks, we could lose the confidence of our advertisers, thereby causing our business to suffer.

        We are exposed to the risk of fraudulent clicks and other invalid clicks on advertisements delivered by us from a variety of potential sources. Invalid clicks are clicks that are not intended by the user to link to the underlying content, or when a software program, known as a bot, spider, or crawler, intentionally simulates user activity causing impressions, ad engagements or clicks to be counted as real users. Such malicious software programs can run on single machines or on tens of thousands of machines, making them difficult to detect and filter. These types of fraudulent activities could harm our business and our brand. If fraudulent clicks are not detected, the data that our solutions provide to our customers is inaccurate and the affected advertisers may lose confidence in our solutions to deliver a return on their investment. If advertisers become dissatisfied with our solutions, they may choose to do business with our competitors or reduce their spending on Internet advertising, which could have a material adverse effect on our business, financial condition and results of operations.

System disruptions and security threats to our computer networks or phone systems could have a material adverse effect on our business.

        The performance and reliability of our computer network and phone systems infrastructure is critical to our operations. Any computer system error or failure, regardless of cause, could result in a substantial outage that materially disrupts our operations. In addition, we face the threat to our computer systems of unauthorized access, computer hackers, computer viruses, malicious code, organized cyber-attacks and other security problems and system disruptions. We devote significant resources to the security of our computer systems, but our computer systems may still be vulnerable to these threats. A user who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in our operations. As a result, we may be required to expend significant resources to protect against the threat of these system disruptions and security breaches or to alleviate problems caused by these disruptions and breaches. Any of these events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our use of "open source" software could subject our technology to general release or require us to re-engineer our solutions, or subject us to litigation, which could harm our business.

        Our technology incorporates or is distributed with software or data licensed from third parties, including some software that incorporates so-called "open source" software, and we may incorporate open source software in the future. Open source software is generally licensed by its authors or other third parties under open source licenses. Some of these licenses contain requirements that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software, that we license such modifications or derivative works under the terms of a particular open source license or other license granting third parties certain rights of further use, and that we offer our services that incorporate the open source software for no cost. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software, and to make our proprietary software available under open source licenses, if we combine our proprietary software with open source software in certain manners. While we carefully monitor the use of all open source software and try to ensure that no open source software is used in such a way as to require us to disclose the source code to our software, such use could inadvertently occur. Additionally, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts. There is a risk that open source licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our solutions. In the future, we could be required to seek licenses from third parties in order to continue offering some of our solutions, and these licenses may not be available on favorable terms, or at all. Alternatively, we may be forced to re-engineer some of our solutions or discontinue use of portions of the functionality provided by our solutions. In addition, the terms of open source licenses may require us to provide our solutions that use open source software to others on unfavorable terms. If a third party that distributes open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our solutions that contain the open source software and required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of our services. Any of these events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Defects or errors in our solutions may impair our customers' ability to deliver against their advertising campaign goals, which could damage our reputation and have a material adverse effect on our business.

        The technology underlying our solutions, including our own proprietary technology and third-party technology provided by our vendors, may contain material defects or errors that could adversely affect our ability to operate our business and cause significant harm to our reputation. These defects or errors, or other disruptions in service or other performance problems in our solutions, could result in the incomplete or inaccurate delivery of advertisements, including the inability of an advertisement format to render within a specific placement, in the wrong geographical location or in a context that the advertiser finds inappropriate or otherwise undesirable for its brand. If we experience any of the defects, errors or other problems described above, our reputation could suffer and our ability to retain existing customers and attract new business could be harmed. In addition, customers whose advertisements were placed in an incomplete or inaccurate manner or undesirable context could refuse to pay for such advertisements, demand refunds or future credits or initiate litigation against us, any of which could have a material adverse effect on our business, financial condition and results of operations.

If we do not continue to innovate and provide high quality solutions and services, as well as increase our revenues from more traditional solutions and services, we may not remain competitive, and our business, financial condition or results of operations could be materially adversely affected.

        Our success depends on providing high quality solutions and services that make online campaign management easier and more efficient for our customers. Our competitors are constantly developing innovations in online advertising and campaign management, and therefore the prices that we charge for existing services and solutions generally decline over time. As a result, we must continue to invest significant resources in research and development in order to enhance our technology and our existing solutions and services and introduce new high-quality solutions and services. If we are unable to predict user preferences or industry changes, or if we are unable to modify our solutions and services on a timely basis, and as a result are unable to provide quality solutions and services that run without complication or service interruptions, our customers may become dissatisfied and we may lose customers to our competitors and our reputation in the industry may suffer, making it difficult to attract new customers. Our operating results will also suffer if our innovations are not responsive to the needs of our customers, are not appropriately timed with market opportunity or are not effectively brought to market. As online advertising and campaign management technologies continue to develop, our competitors may be able to offer solutions that are, or that are perceived to be, substantially similar or better than those offered by us. Customers will not continue to do business with us if our solutions do not deliver advertisements in an appropriate and effective manner, if the advertiser's investment in advertising does not generate the desired results, or if our campaign management tools do not provide our customers with the help they need to manage their campaigns. If we are unable to meet these challenges or if we over-expend our resources in our research and development of new solutions and services, our business, financial condition and results of operations could be materially adversely affected. If we are unable to grow our market share in this area significantly, our revenue could decrease.

Our business depends on a strong brand reputation, and if we are not able to maintain and enhance our brand, our business, financial condition and results of operations could be materially adversely affected.

        We believe that maintaining and enhancing our brand is critical to expanding our base of customers and maintaining brand loyalty among customers, particularly in North America where brand perception can impact the competitive position in other markets worldwide, and that the importance of brand recognition will increase due to the growing number of competitors providing similar services and solutions. Our two key brands are MediaMind for campaign management and Peer39 for brand safety and contextual targeting. Maintaining and enhancing our brand may require us to make substantial investments in research and development and in the marketing of our solutions and services, and these investments may not be successful. If we fail to promote and maintain our brand, or if we incur excessive expenses in this effort, our business, financial condition and results of operations could be materially adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Maintaining and enhancing our brand will depend largely on our ability to be a technology leader and to continue to provide high quality solutions and services, which we may not do successfully.

New advertisement blocking technologies could limit or block the delivery or display of advertisements by our solutions, which could undermine the viability of our business.

        Advertisement blocking technologies, such as "filter" software programs, that can limit or block the delivery or display of advertisements delivered through our solutions are currently available for Internet users and are continuing to be developed. If these technologies become widespread, the commercial viability of the current Internet advertisement model may be undermined. As a result, ad-blocking technology could, in the future, have a material adverse effect on our business, financial condition and results of operations.

More individuals are using non-personal computer devices to access the Internet, and browser companies may change some of their underlying functionality. Our solutions developed for these devices and browsers may not be widely deployed.

        The number of people who access the Internet through devices other than personal computers ("PCs"), including mobile devices, game consoles and television set-top devices, has increased dramatically in the past few years. Many of these devices do not accept the cookies we currently use to target audiences and measure campaign performance and require a new approach. If we are unable to deliver our solutions and services to a substantial number of alternative device users or if we are slow to develop solutions and technologies that are more compatible with non-PC communications devices, we will fail to capture a significant share of an increasingly important portion of the market. Our failure to deliver our solutions and services to a substantial number of alternative device users, or failure to develop in a timely manner solutions and technologies that are more compatible with non-PC communications devices, could have a material adverse effect on our business, financial condition and results of operations.

        In addition, some of the more popular browsers in use today have indicated that in the future, they may not accept or support the cookies we currently use to target audiences and measure campaign performance. Furthermore, the ability to provide attribution, tracking a user's activity through multiple ad, search, or site interactions across multiple devices requires the development of a single Cross Device ID. If we are unable to develop or license this type of technology, our services may be insufficient to meet the needs of our customers in the future.

We may have difficulty scaling and adapting our existing network infrastructure to accommodate increased systems traffic and technology advances or changing business or regional privacy requirements.

        For our business to be successful, our network infrastructure must perform well and be reliable. We will need significantly more computing power as traffic within our systems increases and our solutions and services become more complex. As Advertisers use more video, rich media and interactive ads, ad unit sizes increase substantially, causing greater load on our servers and increasing the cost of delivery. We expect to continue spending significant amounts to purchase or lease data centers and equipment, and to upgrade our technology and network infrastructure to handle increased Internet traffic and roll-out new solutions and services, many of which internal improvements were delayed during the recent financial crisis. This expansion will be expensive and complex and could result in inefficiencies or operational failures. The costs associated with these necessary adjustments to our network infrastructure could harm our operating results. In addition, cost increases, loss of traffic or failure to accommodate new technologies or changing business or regional privacy requirements associated with our network infrastructure could also have a material adverse effect on our business, financial condition and results of operations.

Problems with content delivery services, bandwidth providers, data centers or other third parties could harm our business, financial condition or results of operations.

        Our business relies significantly on third-party vendors, such as content delivery services, bandwidth providers and data centers. For example, we have entered into an agreement (as amended) to use a third-party, Akamai Technologies, Inc. ("Akamai"), to provide content delivery services to assist us in serving advertisements. We have committed to a minimum revenue amount to Akamai during the calendar year and to using Akamai for at least 75% of our delivery needs, excluding China, provided Akamai meets our service requirements. The term of our agreement with Akamai is until May 31, 2014. Akamai may terminate this agreement if we materially breach the agreement and such breach continues uncured for 30 days following Akamai's notice to us. If Akamai or other third-party vendors fail to provide their services or if their services are no longer available to us for any reason and we are not immediately able to find replacement providers, our business, financial conditions or results of operations could be materially adversely affected.

        Additionally, any disruption in network access or co-location services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business operations. If our service is disrupted, we may lose revenues directly related to the impression that we fail to serve and we may be obligated to compensate clients for their loss. Our reputation may also suffer in the event of a disruption. Any financial or other difficulties our providers face may negatively impact our business and we are unable to predict the nature and extent of any such impact. We exercise very little control over these third-party vendors, which increases our vulnerability to problems with the services they provide. We license technologies from third-parties to facilitate aspects of our data center and connectivity operations including, among others, Internet traffic management services. We have experienced and expect to continue to experience interruptions and delays in service and availability for such elements. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services could negatively impact our customer relationships and materially adversely affect our brand reputation and our business, financial condition or results of operations and expose us to liabilities to third parties.

Our data centers are vulnerable to natural disasters, terrorism and system failures that could significantly harm our business operations and lead to client dissatisfaction.

        In delivering our solutions, we are dependent on the operation of our data centers, which are vulnerable to damage or interruption from earthquakes, terrorist attacks, war, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our system, and similar events. In particular, two of our data centers, in Tokyo, Japan and Los Angeles, California, are located in areas with a high risk of major earthquakes and others are located in areas with a high risk of terrorist attacks, such as New York, New York. Our insurance policies have limited coverage in such cases and may not fully compensate us for any loss. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a terrorist attack, a provider's decision to close a facility we are using without adequate notice or other unanticipated problems at our data centers could result in lengthy interruptions in our service. Any damage to or failure of our systems could result in interruptions in our service. Interruptions in our service could reduce our revenues and profits, and our brand reputation could be damaged if customers believe our system is unreliable, which could have a material adverse effect on our business, financial condition and results of operations.

Acquisitions may expose us to significant unanticipated liabilities that could adversely affect our business and results of operations.

        Our acquired businesses may expose us to significant unanticipated liabilities. These liabilities could include employment, retirement or severance-related obligations under applicable law or other benefits arrangements, legal claims, technology and intellectual property issues, including claims of infringement, warranty or similar liabilities to customers, and claims by or amounts owed to vendors. The incurrence of such unforeseen or unanticipated liabilities, should they be significant, could have a material adverse effect on our business, results of operations and financial condition.

We may enter into, or seek to enter into, business combinations and acquisitions that may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.

        Our business strategy may include the acquisition of complementary businesses and product lines. Any such acquisitions would be accompanied by the risks commonly encountered in such acquisitions, including:

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  the difficulty of assimilating the operations and personnel of the acquired companies;

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  the potential disruption of our business;

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  the inability of our management to maximize our financial and strategic position by the successful incorporation of acquired technology and rights into our product and service offerings;

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  difficulty maintaining uniform standards, controls, procedures and policies, with respect to accounting matters and otherwise;

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  the potential loss of key employees of acquired companies; and

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  the impairment of relationships with employees and customers as a result of changes in management and operational structure.

        Any acquired businesses and product lines may not be successfully integrated with our operations, personnel or technologies. Any inability to successfully integrate the operations, personnel and technologies associated with an acquired business and/or product line may negatively affect our business and results of operation. We may dispose of any of our businesses or product lines in the event that we are unable to successfully integrate them, or in the event that management determines that any such business or product line is no longer in our strategic interests.

We are exposed to the risks of operating internationally.

        International operations are important to our future operations, growth and prospects. We have operations in numerous foreign countries and may continue to expand our operations internationally. Our international operations are subject to varying degrees of regulation in each of the jurisdictions in which services are provided. Local laws and regulations, and their interpretation and enforcement, differ significantly among those jurisdictions, and can change significantly over time. Future regulatory, judicial and legislative changes or interpretations may have a material adverse effect on our ability to deliver services within various jurisdictions. In addition, expansion into new international markets requires additional management attention and resources in order to tailor our products, services and solutions to the unique aspects of each country.

        Some of the risks inherent in conducting business internationally include:

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  challenges caused by distance, language and cultural differences;

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  longer payment cycles in some countries;

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  legal and regulatory restrictions;

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  currency exchange rate fluctuations;

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  challenges to our transfer pricing arrangements;

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  foreign exchange controls that might prevent us from repatriating cash earned in countries outside the United States;

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  political and economic instability and export restrictions;

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  potentially adverse tax consequences; and

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  higher costs associated with doing business internationally.

        Any one or more of these factors could adversely affect our international operations.

We are exposed to risks relating to our location in Israel and conditions in Israel could adversely affect our business.

        Our business is subject to a number of risks and challenges that specifically relate to our Israeli operations, which includes our primary research and development facilities located in Herzliya, Israel. Accordingly, political, economic and military conditions in Israel could directly affect our business. Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. Several countries, principally in the Middle East, restrict doing business with Israel and Israeli companies. These restrictions may limit materially our ability to sell our products to companies in these countries. Any hostilities involving Israel, acts of terrorism, or the interruption or curtailment of trade between Israel and its present trading partners, or significant downturn in the economic or financial condition of Israel, could adversely affect our operations and research and development and cause our revenues to decrease. Moreover, in order to effectively compete in certain foreign jurisdictions, it is frequently necessary or required to establish joint ventures, strategic alliances or marketing arrangements with local operators, partners or agents. Reliance on local operators, partners or agents could expose us to the risk of being unable to control the scope or quality of our overseas services or products.

        In addition, our business insurance may not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained. Any losses or damages incurred by us could have a material adverse effect on our business and financial condition.

Our Israeli operations may be disrupted by the obligations of personnel to perform military service.

        As of June 30, 2013, we had 188 full-time and 73 part-time employees, all of whom were based in Israel. Our employees in Israel may be called upon to perform up to 36 days (and in some cases more) of annual military reserve duty until they reach the age of 45 (and in some cases, up to 49), and in emergency circumstances, could be called to active duty. In response to increased tension and hostilities, since September 2000 there have been occasional call-ups of military reservists, and it is possible that there will be additional call-ups in the future. Our operations could be disrupted by the absence of a significant number of our employees related to military service or the absence for extended periods of one or more of our key employees for military service. Such disruption could materially adversely affect our operations, business and results of operations.

Market conditions or weak financial performance in our operations may make it difficult to obtain financing needed to make acquisitions necessary to grow our business or protect our existing lines of business.

        We have grown primarily through acquisition over the past several years. If we are unable to find sources of capital on favorable terms due to market conditions or weak financial performance in our operations, we may lose opportunities to expand our business through additional acquisitions, or to protect against erosion of revenue and margins in our existing businesses. If our stock price becomes weak or depressed, we could have difficulty using our stock as currency in acquisitions, or be forced to enter into dilutive transactions using our stock to consummate acquisitions necessary to our business strategy.

Risks Related to our Capital Structure

A substantial portion of our assets is reflected as goodwill and intangible assets on our balance sheet, which may be subject to further impairment should our market capitalization fall substantially below the book value of our shareholders' equity or our actual or expected future cash flows fall sufficiently below our forecasts.

        A substantial portion of our assets is reflected as goodwill and intangible assets on our balance sheet, which may be subject to further impairment should our market capitalization fall substantially below the book value of our shareholders' equity or our actual or expected future cash flows fall sufficiently below our forecasts.

        We have a substantial amount of goodwill recorded. Our goodwill was created in the acquisitions we completed over the past several years. If we are unable to generate sufficient cash flows in future periods from the businesses that we have acquired, and/or our market capitalization declines relative to our book value, we may be required to take an impairment charge against the balances reflected on our balance sheet that would result in a reduction to our operating results in the period in which we take the charge.

        Further, our market capitalization plus a reasonable control premium is an indicator of the total value of our company. If our market capitalization should fall substantially below the book value of our shareholders' equity or our actual or expected future cash flows fall sufficiently below our forecasts, it may result in us recording an impairment charge in the future.

The market price and trading volume of our common stock could be volatile, which could result in substantial losses for stockholders.

        We expect to list shares of our common stock on the NASDAQ Global Select Market. The market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur, which may limit or prevent investors from readily selling their common stock and may otherwise negatively affect the liquidity of our common stock. We cannot provide any assurance that the market price of our common stock will not fluctuate or decline significantly in the future.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

        The trading market for our common stock will rely, in part, on the research and reports that equity research analysts publish about us and our business. The price of our stock could decline if one or more securities analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

Our board of directors may issue, without stockholder approval, preferred stock with rights and preferences superior to those applicable to the common stock.

        Our Certificate of Incorporation includes a provision for the issuance of "blank check" preferred stock. This preferred stock may be issued in one or more series, with each series containing such rights and preferences as the board of directors may determine from time to time, without prior notice to, or approval of, stockholders. Among others, such rights and preferences might include the rights to dividends, superior voting rights, liquidation preferences and rights to convert into common stock. The rights and preferences of any such series of preferred stock, if issued, may be superior to the rights and preferences applicable to the common stock and might result in a decrease in the price of the common stock.

Risks Related to Law, Regulation and Policy Affecting our Business

Uncertainty regarding a variety of United States and foreign laws may expose us to liability and adversely affect our ability to offer our solutions and services.

        The laws relating to the liability of providers of online services for activities of their customers and users are currently unsettled both within the United States and abroad. Claims have been threatened and filed under both United States and foreign law for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, copyright or trademark infringement or other theories based on the nature and content of the advertisements posted or the content generated by our customers. From time to time, we have received notices from individuals who do not want to be exposed to advertisements delivered by us on behalf of our customers. If one of these complaints results in liability to us, it could be costly, encourage similar lawsuits, distract management and harm our reputation and possibly our business. In addition, increased attention focused on these issues and legislative proposals could harm our reputation or otherwise negatively affect the growth of our business.

        There is also uncertainty regarding the application to us of existing laws regulating or requiring licenses for certain advertisers' businesses, including, for example, distribution of pharmaceuticals, adult content, financial services, alcohol or firearms. Existing or new legislation could expose us to substantial liability, restrict our ability to deliver services to our customers and post ads for various industries, limit our ability to grow and cause us to incur significant expenses in order to comply with such laws and regulations.

        Several other federal laws could also expose us to liability and impose significant additional costs on us. For example, the Digital Millennium Copyright Act has provisions that limit, but do not eliminate, our liability for listing or linking to third-party web sites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of the Act. In addition, the Children's Online Privacy Protection Act restricts the ability of online services to collect information from minors and the Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Compliance with these laws and regulations is complex and any failure on our part to comply with these regulations may subject us to additional liabilities.

        We must comply with complex foreign and U.S. laws and regulations, such as the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and other local laws prohibiting corrupt payments to governmental officials. Violations of these laws and regulations could result in fines and penalties, criminal sanctions, restrictions on our business and on our ability to offer our services or products in one or more countries, and could also materially affect our ability to attract and retain employees, our international operations, our business and our operating results. Although we have implemented policies and procedures designed to ensure compliance with these laws and regulations, there can be no assurance that our employees, local operators, partners or agents will not violate our policies.

        Furthermore, it has been reported in the press that some regional regulatory bodies, including in the EU and Brazil, are considering drastic changes to regulations governing user tracking, measurement and profiling, as well as the definitions of Personally Identifiable Information. Such regulatory changes could have the effect of causing us to spend significantly more money to segregate data elements, to exit the measurement, tracking, and optimization business in specific regions, or even block us entirely from providing services in specific regions.

The Israeli tax benefits that we currently receive require us to meet several conditions and may be terminated or reduced in the future, which would increase our taxes, possibly with a retroactive effect.

        Some of our investments in Israeli facilities have been granted "Approved Enterprise" status by the Investment Center in the Israeli Ministry of Industry Trade and Labor. In addition, we have elected to treat some of our investments in Israeli facilities as a "Privileged Enterprise" under the Law for Encouragement of Capital Investments, 1959, or the Investment Law. Income that is attributable to an Approved Enterprise or Privileged Enterprise (if it meets the relevant qualification requirements of applicable law) is eligible for tax benefits under the Investment Law. The availability of the tax benefits is subject to certain requirements, including, among other things, making specified investments in fixed assets and equipment, financing a percentage of those investments with our capital contributions, filing certain reports with the Investment Center and complying with Israeli intellectual property laws.

        Generally, income attributed to the Approved Enterprise and Privileged Enterprise is exempt from tax for a certain period, or the Exemption Period, subject to certain conditions and limitations, and may qualify for a reduced corporate tax rate of 10% to 25% for additional limited periods after the Exemption Period, depending on, among other things, the percentage of foreign investment in a company and the location of its facilities. If we do not meet the relevant eligibility requirements for the tax benefits discussed above, these tax benefits may be cancelled (possibly with retroactive effect), and our Israeli taxable income would be subject to regular Israeli corporate tax rates. In addition, we could be required to refund any tax benefits that we have already received plus interest and penalties thereon. The tax benefits that our current Approved Enterprise and Privileged Enterprise programs receive may not be continued in the future at their current levels or at all. If these tax benefits were reduced or eliminated, the amount of taxes that we pay would likely increase, as we would be subject to regular Israeli corporate tax rates, which could adversely affect our results of operations. Additionally, if we increase our activities outside of Israel, for example, by acquisitions, our increased activities may not be eligible for inclusion in Israeli tax benefit programs. Finally, in the event of a distribution of a dividend from the above mentioned exempt income, the amount distributed will be subject to corporate tax at the rate applicable to the Approved Enterprise's and Privileged Enterprise's income during the Exemption Period absent exemption in addition to withholding tax. Distribution of dividends attributable to income that was not exempt as described above will be subject, in Israel, only to withholding tax.

Privacy concerns could lead to legislative and other limitations on our ability to collect user level data from Internet users, including limitations on our use of cookie or conversion tag technology and user profiling, which is crucial to our ability to provide our solutions and services to our customers.

        Our ability to conduct targeted advertising campaigns and compile data that we use to execute campaign strategies for our customers depends, in part, on the use of "cookies" and "conversion tags" to track Internet users and their online behavior, which allows us to create user profiles to deliver more relevant advertisements to users and to measure an advertising campaign's effectiveness. A cookie is a small file of information stored on a user's computer that allows us to recognize that user's browser when we serve advertisements. Our conversion tags are pieces of code placed on specific pages of our customers' or prospective customers' websites that record a specific action such as the completion of an online form or the check out on an ecommerce website. As a general matter we do not collect personally identifiable information on users. In certain services requested by our clients, the MediaMind platform may utilize IP addresses for geo-targeting, click-fraud detection and for use in analytics. In terms of data retention, logs with raw user data are saved for 13 months as required by Interactive Advertising Bureau policy.

        We fully support industry and regulatory privacy initiatives that encourage transparency and choice for users in the Internet community. As such, we work to stay at the forefront of the rapidly evolving global privacy landscape and are committed to the Network Advertising Institute, Digital Advertising Alliance and European Interactive Digital Advertising Alliance self-regulatory programs for Online Behavioral Advertising.

        Our privacy program is built upon the fair information privacy principles that form the basis for applicable laws and industry self-regulatory initiatives in the regions where we operate. Our program is managed by a multi-disciplinary team comprised of an executive sponsor that reports to the CEO along with representatives from across the business, including legal, product marketing, R&D and sales. This team monitors global privacy developments and creates organizational accountability for meeting our privacy commitments.

        Notwithstanding the foregoing initiatives, government authorities inside the United States concerned with the privacy of Internet users have suggested limiting or eliminating the use of cookies, conversion tags or user profiling. Bills aimed at regulating the collection and use of personal data from Internet users are currently pending in U.S. Congress and many state legislatures. Attempts to regulate spyware may be drafted in such a way as to include technology, like cookies and conversion tags, in the definition of spyware, thereby creating restrictions on our ability to use them. In addition, the Federal Trade Commission and the Department of Commerce have conducted hearings regarding user profiling, the collection of non-personally identifiable information and online privacy.

        Our foreign operations may also be adversely affected by regulatory action outside the United States. For example, the European Union has adopted a directive addressing data privacy that limits the collection, disclosure and use of information regarding European Internet users. In addition, the European Union has enacted an electronic communications directive that imposes certain restrictions on the use of cookies and conversion tags and also places restrictions on the sending of unsolicited communications. Each European Union member country was required to enact legislation to comply with the provisions of the electronic communications directive by October 31, 2003 (though not all have done so). Germany has also enacted additional laws limiting the use of user profiling, and other countries, both in and out of the European Union, may impose similar limitations.

        Internet users may also directly limit or eliminate the placement of cookies on their computers by using third party software that blocks cookies, or by disabling or restricting the cookie functions of their Internet browser software. Internet browser software upgrades may also result in limitations on the use of cookies or conversion tags. Microsoft's Internet Explorer 10 browser has the Do Not Track signal turned on by default and Firefox has publicly talked about turning on the 3rd party cookie blocking feature by default, in both cases impacting our ability to deliver and measure more targeted advertising. Technologies like the Platform for Privacy Preferences (P3P) Project may limit collection of cookie and conversion tag information. Individuals have also brought class action suits against companies related to the use of cookies and several companies, including companies in the Internet advertising industry, have had claims brought against them before the Federal Trade Commission regarding the collection and use of Internet user information. We may be subject to such suits in the future, which could limit or eliminate our ability to collect such information.

        If our ability to use cookies or conversion tags or to build user profiles is substantially restricted due to the foregoing, or for any other reason, we would have to generate and use other technology or methods that allow the gathering of user profile data in order to provide our services to our customers.

        This change in technology or methods could require significant reengineering time and resources, and may not be complete in time to avoid negative consequences to our business. In addition, alternative technology or methods might not be available on commercially reasonable terms, if at all. If the use of cookies and conversion tags are prohibited and we are not able to efficiently and cost effectively create new technology, our business, financial condition and results of operations could be materially adversely affected.

        In addition, any compromise of our security that results in the release of Internet users' and/or our customers' data could seriously limit the adoption of our solutions and services, as well as harm our reputation and brand, expose us to liability and subject us to reporting obligations under various state laws, which could have an adverse effect on our business. The risk that these types of events could seriously harm our business is likely to increase, as the amount of data we store for our customers on our servers (including personal information) and the number of countries where we operate has increased, and we may need to expend significant resources to protect against security breaches, which could have an adverse effect on our business, financial condition or results of operations.

We may be required to collect sales and use taxes on the services we sell in additional jurisdictions in the future, which may decrease sales, and we may be subject to liability for sales and use taxes and related interest and penalties on prior sales.

        A successful assertion by one or more states that we should collect sales or other taxes on the sale of our services, or that we have failed to do so where required in the past, could result in substantial tax liabilities for past sales and decrease our ability to compete for future sales. Each state has different rules and regulations governing sales and use taxes and these rules and regulations are subject to varying interpretations that may change over time. We review these rules and regulations periodically and, when we believe our services are subject to sales and use taxes in a particular state, voluntarily engage state tax authorities in order to determine how to comply with their rules and regulations. We cannot assure you that we will not be subject to sales and use taxes or related penalties for past sales in states where we presently believe sales and use taxes are not due. We reserve estimated sales and use taxes in our financial statements but we cannot be certain that we have made sufficient reserves to cover all taxes that might be assessed.

        Many states are also pursuing legislative expansion of the scope of goods and services that are subject to sales and similar taxes as well as the circumstances in which a vendor of goods and services must collect such taxes. Furthermore, legislative proposals have been introduced in Congress that would provide states with additional authority to impose such taxes. Accordingly, it is possible that either federal or state legislative changes may require us to collect additional sales and similar taxes from our clients in the future.

Risks Related to the Spin-off

The New Online Company has no history operating as an independent publicly-traded company, and The New Online Company's historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly-traded company and therefore may not be a reliable indicator of its future results.

        The New Online Company is being spun-off from DG, its parent company, and has no operating history as a separate publicly-traded company. The historical information about The New Online Company in this information statement refers to The New Online Company's business as part of DG. The New Online Company's historical and pro forma financial information included in this information statement is derived from the combined financial statements and accounting records of DG. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that The New Online Company would have achieved as a separate, publicly-traded company during the periods presented or those that The New Online Company will achieve in the future primarily as a result of the factors described below:

  •
  The New Online Company will need to make investments to replicate or outsource certain systems, infrastructure, and functional expertise after its spin-off from DG. These initiatives to develop The New Online Company's independent ability to operate without access to DG's existing operational and administrative infrastructure will be costly to implement. The New Online Company may not be able to operate its business efficiently or at comparable costs, and its profitability may decline; and

  •
  generally, The New Online Company has relied upon DG for working capital requirements and other cash requirements, including in connection with The New Online Company's previous acquisitions. After the spin-off, The New Online Company's access to and cost of debt financing may be different from the historical access to and cost of debt financing under DG. Differences in access to and cost of debt financing may result in differences in the interest rate charged to The New Online Company on financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to The New Online Company, which could have an adverse effect on The New Online Company's business, financial condition and results of operations and cash flows.

        For additional information about the past financial performance of The New Online Company's business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of The New Online Company's business, see the section entitled "Summary Historical and Pro Forma Financial Data," "Capitalization," "Unaudited Pro Forma Combined Financial Statements," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes included elsewhere in this information statement.

DG may fail to perform under various transaction agreements that will be executed as part of the spin-off or The New Online Company may fail to have necessary systems and services in place when certain of the transaction agreements expire.

        The New Online Company and DG will enter into certain agreements, such as the separation and distribution agreement, a transition services agreement and certain other agreements that will provide for the performance of services by each company for the benefit of the other for a period of time after the spin-off. The New Online Company will rely on DG to satisfy its performance and payment obligations under these agreements. If DG is unable to satisfy its obligations under these agreements, The New Online Company could incur operational difficulties or losses.

        If The New Online Company does not have in place its own systems and services, does not have agreements with other providers of these services when the transitional or long-term agreements terminate, or if The New Online Company does not implement the new systems or replace DG's services successfully, The New Online Company may not be able to operate its business effectively, which could disrupt its business and have a material adverse effect on its business, financial condition and results of operations. These systems and services may also be more expensive to install, implement and operate, or less efficient than the systems and services DG is expected to provide during the transition period.

The New Online Company may incur new indebtedness at, or prior to or after the spin-off, and the degree to which The New Online Company will be leveraged following completion of the spin-off may have a material adverse effect on The New Online Company's business, financial condition or results of operations and cash flows.

        We believe our existing cash and cash equivalents will be sufficient to meet our anticipated working capital and capital expenditure needs over at least the next 12 months. The New Online Company has historically relied upon DG for working capital requirements and other cash requirements, including in connection with The New Online Company's previous acquisitions. After the spin-off, The New Online Company will not be able to rely on the earnings, assets or cash flow of DG. As a result, after the spin-off, The New Online Company will be responsible for achieving operating cash flows and for servicing its own debt, if any, and obtaining and maintaining sufficient working capital and other funds to satisfy its cash requirements. After the spin-off, The New Online Company's access to and cost of debt financing may be different from the historical access to and cost of debt financing under DG. Differences in access to and cost of debt financing may result in differences in the interest rate charged to The New Online Company on financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to The New Online Company.

        The New Online Company's ability to make payments on and to refinance its indebtedness, including the debt incurred pursuant to the spin-off, if any, as well as any future debt that The New Online Company may incur, will depend on The New Online Company's ability to generate cash in the future from operations, financings or asset sales, and the tax consequences of The New Online Company's repatriation of overseas cash. The New Online Company's ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond The New Online Company's control. If The New Online Company is not able to repay or refinance its debt as it becomes due, The New Online Company may be forced to sell assets or take other disadvantageous actions, including (i) reducing financing in the future for working capital, capital expenditures and general corporate purposes or (ii) dedicating an unsustainable level of The New Online Company's cash flow from operations to the payment of principal and interest on The New Online Company's indebtedness. In addition, The New Online Company's ability to withstand competitive pressures and to react to changes in The New Online Company's industry could be impaired. The lenders who hold such debt could also potentially accelerate amounts due, which could potentially trigger a default or acceleration of any of The New Online Company's other debt.

        In addition, The New Online Company may increase its debt or raise additional capital following the spin-off, subject to restrictions in The New Online Company's debt agreements. If The New Online Company's cash flow from operations is less than it anticipates, or if The New Online Company's cash requirements are more than it expects, The New Online Company may require more financing. However, debt or equity financing may not be available to The New Online Company on terms acceptable to The New Online Company, if at all. If The New Online Company incurs additional debt or raises equity through the issuance of preferred stock, the terms of the debt or preferred stock issued may give the holders rights, preferences and privileges senior to those of holders of The New Online

Company's common stock, particularly in the event of liquidation. The terms of the debt may also impose additional and more stringent restrictions on The New Online Company's operations than it currently has. If The New Online Company raises funds through the issuance of additional equity, your percentage ownership in The New Online Company would be diluted. If The New Online Company is unable to raise additional capital when needed, it could affect The New Online Company's financial condition, which could negatively affect your investment in The New Online Company.

We are responsible for all pre-closing liabilities and contingencies of DG.

        Because DG is contributing all of its cash and working capital to The New Online Company as part of the spin-off, we are assuming and will be responsible for all pre-closing liabilities and any loss contingencies of DG and its television business prior to the merger of DG with a wholly-owned subsidiary of Extreme Reach. Under the terms of the separation and distribution agreement and other agreements entered into in connection with the spin-off, we have agreed to indemnify DG and its affiliates (including Extreme Reach following the merger) from all such liabilities and loss contingencies.

After the spin-off is completed, our operational and financial profile will change and we will be a smaller, less diversified company.

        If completed, the spin-off transaction will result in The New Online Company being a smaller, less diversified company focused on the online advertising business, which represents a narrower business focus than DG's current business. We will have a more limited business with greater concentration in the online advertising market and may be more vulnerable to changing market conditions, which could materially and adversely affect our business, financial condition and results of operations. In addition, the diversification of revenues, costs, and cash flows will diminish. As a result, it is possible that our results of operations, cash flows, working capital and financing requirements may be subject to increased volatility and it may be difficult or more expensive for us to obtain financing.

The inability to collect certain accounts receivable of DG's television business could adversely impact The New Online Company's financial condition.

        Under the terms of the separation and distribution agreement and transition services agreement, Extreme Reach is responsible for the collection of certain outstanding accounts receivable of DG's television business on behalf of The New Online Company, which total $45.8 million as of September 30, 2013. If those accounts receivable are not collected, collected in part, or delayed in collections, The New Online Company will recognize additional losses (to the extent existing reserves related to those accounts are insufficient) and weaker than expected cash flows.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This information statement and other materials DG and The New Online Company have filed or will file with the SEC contain, or will contain, certain statements regarding business strategies, market potential, future financial performance, future action, results and other matters which are "forward-looking" statements within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "believe," "expect," "anticipate," "project," "estimate," "budget," "continue," "could," "intend," "may," "plan," "potential," "predict," "seek," "should," "will," "would," "expect," "objective," "forecast," "goal," "guidance," "outlook," "effort," "target" and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made.

        Additionally, forward-looking statements include, but are not limited to:

  •
  our ability to further identify, develop and achieve commercial success for new products;

  •
  delays in product offerings;

  •
  the development and pricing of competing online services and products;

  •
  consolidation of the digital industry and of digital advertising networks;

  •
  slower than expected development of the digital advertising market;

  •
  our ability to protect our proprietary technologies;

  •
  integrating our acquisitions with our operations, systems, personnel and technologies;

  •
  security threats to our computer networks;

  •
  operating in a variety of foreign jurisdictions;

  •
  fluctuations in currency exchange rates;

  •
  adaption to new, changing, and competitive technologies; and

  •
  our ability to achieve some or all of the expected benefits of the spin-off.

        In particular, information included under the sections entitled "Information Statement Summary," "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" contain forward-looking statements.

        The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Factors that could cause actual results or events to differ materially from those anticipated include the matters described under the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Neither DG nor The New Online Company undertakes any obligation to update any forward-looking statement, except as required by applicable law.

 CAPITALIZATION

        The following table sets forth The New Online Company's capitalization as of September 30, 2013 on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in The New Online Company's unaudited pro forma financial information. The information below is not necessarily indicative of what The New Online Company's capitalization would have been had the spin-off been completed as of September 30, 2013. In addition, it is not indicative of The New Online Company's future capitalization. This table should be read in conjunction with the sections entitled "Unaudited Pro Forma Combined Financial Statements," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and The New Online Company's combined financial statements and notes included elsewhere in this information statement.

	September 30, 2013
(dollars in thousands)	Actual	Pro Forma
BUSINESS CAPTIAL / STOCKHOLDERS' EQUITY
Common stock, 0.001 par value	$—	$29
Additional paid-in capital	—	356,251
Parent company investment	283,192	—
Accumulated other comprehensive loss	(359)	(359)

Total business capital / stockholders' equity	$282,833	$355,921

 SELECTED HISTORICAL COMBINED FINANCIAL DATA

        The following table presents our selected historical combined financial data. We derived the selected historical combined financial data as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 from our audited combined financial statements included elsewhere in this information statement. We derived the selected historical combined financial data as of September 30, 2013 and for the nine months ended September 30, 2013 and 2012 from our unaudited combined financial statements included elsewhere in this information statement. We derived the selected historical combined financial data as of and for the years ended December 31, 2009 and 2008 from our historical books and records. In the opinion of management, the unaudited combined financial statements as of September 30, 2013 and for the nine months ended September 30, 2013 and 2012, as well as the unaudited combined financial statements as of and for the years ended December 31, 2009 and 2008 have been prepared on the same basis as the audited combined financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair statement of the information for the periods presented. This section should be read in conjunction with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the unaudited pro forma combined financial statements and corresponding notes, the audited combined financial statements and corresponding notes, and the unaudited interim combined financial statements and corresponding notes included elsewhere in this information statement.

        The selected financial information may not be indicative of our future performance as an independent company. To ensure better understanding, you should read the selected combined financial data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and accompanying notes included elsewhere in this information statement.

Statement of Operations Data:
(in thousands)

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Revenues	$113,564	$99,469	$140,652	$77,486	$18,377	$13,076	$2,988
Cost of revenues*	39,370	37,993	50,736	25,754	7,474	4,354	960
Sales and marketing	41,688	37,041	51,250	23,980	4,651	4,924	677
Research and development	7,501	10,230	12,629	10,901	2,998	3,104	636
General & Administrative	13,432	16,267	21,118	13,277	3,717	3,805	1,220
Acquisition and Integration	3,394	4,069	5,952	14,571	—	—	—
Depreciation and amortization	17,642	17,401	25,084	10,995	2,375	2,572	530
Goodwill impairment	—	208,166	219,593	—	—	22,738	—

Loss from operations	$(9,463)	$(231,698)	$(245,710)	$(21,992)	$(2,838)	$(28,421)	$(1,035)
Other (income) expenses	(26)	906	2,855	1,072	31	33	30

Loss before Income Taxes	$(9,437)	$(232,604)	$(248,565)	$(23,063)	$(2,870)	$(28,454)	$(1,065)
Tax Expense (Benefit)	1,542	(13,029)	(10,359)	(5,291)	76	—	—

Net loss	$(10,979)	$(219,575)	$(238,206)	$(17,773)	$(2,945)	$(28,454)	$(1,065)

*
Excludes depreciation and amortization

Balance Sheet Data:
(in thousands)

	September 30,		December 31,
	2013	2012	2012	2011	2010	2009	2008
Cash and cash equivalents	$17,734	$16,023	$13,692	$25,041	$2,127	$1,304	$1,810
Working capital	53,056	42,143	47,362	58,271	8,689	5,828	3,310
Property and equipment	23,058	18,500	18,610	14,931	4,138	2,849	2,111
Goodwill	134,086	145,513	134,086	346,454	10,900	10,900	33,638
Intangible assets	87,009	102,570	98,752	108,013	4,449	5,940	8,012
Total assets	320,887	335,302	328,975	562,159	30,276	27,608	85,499
Business capital	282,833	314,963	283,385	510,453	27,441	25,520	83,217

 UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The unaudited pro forma combined financial statements of The New Online Company consist of unaudited pro forma condensed combined balance sheet for September 30, 2013 and unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2013 and year ended December 31, 2012. The unaudited pro forma combined financial statements reported below should be read in conjunction with The New Online Company's "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical annual and interim combined financial statements and the corresponding notes included elsewhere in this information statement.

        On August 12, 2013, DG entered into a merger agreement with Extreme Reach and a wholly-owned subsidiary of Extreme Reach whereby DG agreed to sell its television business to Extreme Reach for $485 million. The transaction will be effected in two steps. First, following the separation of the online business from the television business, DG will distribute the shares of a newly formed wholly-owned subsidiary, The New Online Company, to DG's shareholders in partial redemption of their DG shares, and The New Online Company will become a publicly traded company with DG's online business. Extreme Reach will then acquire the television business in a cash merger pursuant to which a wholly-owned subsidiary of Extreme Reach will merge with and into DG and each issued and outstanding share of DG common stock will be cancelled and converted into the right to receive a pro rata portion of the aggregate merger consideration of $485 million, less the amount needed to payoff and satisfy DG's outstanding indebtedness.

        The unaudited pro forma condensed combined financial statements give effect to the spin-off as if the spin-off had occurred on September 30, 2013 for purposes of the unaudited pro forma condensed combined balance sheet, and on January 1 of each year for purposes of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012, and the nine months ended September 30, 2013.

        The unaudited pro forma condensed combined balance sheet and statements of operations do not purport to represent what the financial position or results of operations actually would have been if the spin-off had occurred as of such dates, or what such results will be for any future periods.

        The unaudited pro forma condensed combined financial statements are derived from the historical financial statements of The New Online Company and the assumptions and adjustments described in the accompanying notes. The pro forma adjustments are based on preliminary estimates and assumptions that the Company believes are reasonable under the circumstances.

        The unaudited pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes thereto of The New Online Company that are included herein. The unaudited pro forma condensed combined financial statements do not reflect any cost savings, restructuring charges or other economic efficiencies that may result from the spin-off.

THE NEW ONLINE COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

SEPTEMBER 30, 2013

(in thousands)

		Pro Forma Adjustments
	Historical The New Online Co.	(1) Historical DG Assets and Liabilities Assigned to The New Online Co.	(2) Payment of Commitment Fee by Extreme Reach	(3) Payment of Transaction Costs	(4) Recapitalization of the New Online Company after the Spin-off	Pro Forma Combined
Assets
CURRENT ASSETS:
Cash and cash equivalents	$17,734	$42,490	$5,000	(11,988)	$—	$53,236
Trade receivable	41,101	45,817	—	—	—	86,918
Restricted cash	1,692	—	—	—	—	1,692
Other current assets	11,051	786	—	—	—	11,837

Total current assets	71,578	89,093	5,000	(11,988)	—	153,683
Property and equipment, net	23,058	—	—	—	—	23,058
Goodwill	134,087	—	—	—	—	134,087
Intangible assets, net	87,009	—	—	—	—	87,009
Restricted cash	3,415	394	—	—	—	3,809
Other	1,740	512	—	—	—	2,252

Total assets	$320,887	$89,999	$5,000	$(11,988)	$—	$403,898

Liabilities and Business Capital
CURRENT LIABILITIES:
Accounts payable	$2,177	$3,305	$—	—	$—	$5,482
Accrued liabilities	16,309	6,618	—	—	—	22,927
Deferred Taxes	36	—	—	—	—	36

Total current liabilities	18,522	9,923	—	—	—	28,445
Deferred income taxes	12,695	—	—	—	—	12,695
Other non-current liabilities	6,837	—	—	—	—	6,837

Total liabilities	38,054	9,923	—	—	—	47,977
BUSINESS CAPITAL/STOCKHOLDERS EQUITY:
Parent company investment	283,192	80,076	5,000	(11,988)	(356,280)	—
Common stock at par	—	—	—	—	29	29
Additional Paid in Capital	—	—	—	—	356,251	356,251
Accumulated other comprehensive loss	(359)	—	—	—	—	(359)

Total business capital/stockholders equity	282,833	80,076	5,000	(11,988)	—	355,921

Total liabilities and business capital/stockholders equity	$320,887	$89,999	$5,000	$(11,988)	$—	$403,898

Pro Forma Adjustments

THE NEW ONLINE COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (Continued)

SEPTEMBER 30, 2013

(in thousands)

(1)
Represents cash and all working capital of DG's historical television business that will be contributed to The New Online Company in accordance with the separation and distribution agreement. Trade receivables assigned to The New Online Company relate to DG's television business, which are contributed to us, but for which Extreme Reach is responsible for collection efforts. The final amount of cash and working capital to be contributed to The New Online Company at the closing of the transaction may be materially different from the amounts shown here, because:

•
Actual cash and working capital balances at the time the transaction closes could be different than those that existed as of September 30, 2013,

•
We may be required to make a $40 million investment in Extreme Reach (see note 2), and

•
In addition to the transaction costs included in note 3 below, we expect to incur additional transaction costs primarily in the form of legal, accounting, and other consulting fees before the transaction closes. The Company currently expects the transaction to close in February or March 2014, and expects to incur an additional $5 million to $8 million in transaction costs prior to closing.

(2)
Concurrently with the execution of the merger agreement, DG entered into a letter agreement with Extreme Reach whereby, in the event that all of the conditions to closing of the merger agreement are satisfied, Extreme Reach may require The New Online Company to purchase $45 million of nominal value newly-created Series D Preferred Stock of Extreme Reach for $40 million in cash, which funds will be used to fund a portion of the aggregate merger consideration. The price per share of such Series D Preferred Stock will be at the same valuation of any Series C Preferred Stock of Extreme Reach or any other securities of Extreme Reach sold and issued to Spectrum Equity or any other person investing in equity in Extreme Reach in connection with the financing of the merger. Additionally, the Series D Preferred Stock will rank equally in seniority with and be otherwise identical to the Series C Preferred Stock, except that the holders of Series D Preferred Stock will have customary non-voting observation rights with respect to Extreme Reach's board of directors (but not a right to elect any member thereof), and immediately after the effective time of the merger and until the first anniversary of the effective time of the merger, Extreme Reach will have the right to redeem all but not less than all of the Series D Preferred Stock, or to cause all but not less than all of the Series D Preferred Stock to be purchased by another investor, for $45 million in cash, plus all accrued but unpaid dividends through the date of such redemption or purchase. In the event that Extreme Reach does not require The New Online Company to make this investment, Extreme Reach will be required to pay The New Online Company $5 million in cash at the closing of the merger. Additionally, if Extreme Reach accepts equity financing at any time prior to or at the closing in excess of $47 million from any source, Extreme Reach will not be permitted to decline this investment by The New Online Company.

THE NEW ONLINE COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (Continued)

SEPTEMBER 30, 2013

(in thousands)

The pro forma financial statements above assume that Extreme Reach will not require The New Online Company to make the investment, and therefore presents the commitment fee expected to be received by the Company in accordance with the merger agreement, which the Company believes is the most likely outcome. In the event the investment in Extreme Reach is made, the impact would be as follows (in thousands):

	Pro Forma Combined if Extreme Reach investment is not Required	Pro Forma Combined if Extreme Reach investment is Required
Cash and cash equivalents	$53,236	$8,236
Long term investment	—	45,000
Total assets	403,898	403,898
(3)
Represents investment banking fees (approximately $4.5 million), employee separation and retention costs (approximately $6.5 million), and the costs of additional director and officer liability insurance that is necessary as a result of the change in control (approximately $1.0 million). All of these costs are based on agreements in place at the time of the separation. In addition, the Company expects to incur additional transaction costs. See Note 1.

(4)
See Capitalization on page 44.

THE NEW ONLINE COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(in thousands)

		Pro Forma Adjustments
	Historical The New Online Co.	(1) Remove costs Incurred for Spin-off and Sale of DG To Extreme Reach	Pro Forma Combined
Revenues	$113,564	$—	$113,564
Cost of revenues (excluding depreciation and amortization)	39,370	—	39,370
Operating expenses:
Sales and marketing	41,688	—	41,688
Research and development	7,501	—	7,501
General and administrative	13,432	—	13,432
Acquisition, integration and other	3,394	(1,488)	1,906
Depreciation and amortization	17,642	—	17,642

Total operating expenses	83,657	(1,488)	82,169

Loss from operations	(9,463)	1,488	(7,975)
Other income	(26)	—	(26)

Loss before income taxes	(9,437)	1,488	(7,949)
Provision (benefit) for income taxes	1,542	(243)	1,299

Net loss	$(10,979)	$1,731	$(9,248)

Basic (loss) per common share
Basic			$(0.33)
Diluted			$(0.33)
Weighted average common shares outstanding
Basic			27,791 (2)
Diluted			27,791 (2)

Pro Forma Adjustment

(1)
Represents the portion of transaction costs allocated to The New Online Company during the nine months ended September 30, 2013. The New Online Company is responsible for all transaction costs incurred by DG in connection with the merger and spin-off transaction. Transaction costs will include investment banking and financial advisory services, severance costs, legal and accounting fees, and printing and proxy solicitation costs. In total, we expect that transaction costs will ultimately range from $20 to $25 million of which $3.6 million was incurred prior to September 30, 2013. Of the $3.6 million incurred, approximately $1.5 million was allocated to The New Online Company.

(2)
Represents the weighted average number of common shares outstanding for DG for the period.

        Included in total operating expenses are amounts associated with corporate overhead which historically have not been allocated to DG's TV segment or its Online segment (which represents The New Online Company). Corporate overhead historically included the cost of the executive management team, costs of being a public company (including accounting, audit and legal fees), as well as other general corporate human resources, treasury, tax, information technology, and risk management costs. For the nine months ended September 30, 2013, DG reported corporate overhead associated with both segments which totaled $18.6 million. The amount of such corporate overhead that was allocated to The New Online Company in the carve out financials was $8.2 million, in accordance with the allocation principles for preparing carve out financial statements. As a result, the carve out financial statements for The New Online Company include corporate overhead expenses which represent approximately 44% of DG's total corporate overhead for the period. After the spin-off, the majority of these expenses will shift to The New Online Company, in support of The New Online Company, which is expected to approximate 70% to 75% (rather than only 44%) of the total current DG corporate overhead going forward.

THE NEW ONLINE COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(in thousands)

	Historical The New Online Co.	(1) Historical Peer39, Inc.	Subtotal	(2) Pro Forma Adjustment	Pro Forma Combined
Revenues	$140,652	$1,035	$141,687	$—	$141,687
Cost of revenues (excluding depreciation and amortization)	50,736	446	51,182	—	51,182
Operating expenses:
Sales and marketing	51,250	834	52,084	—	52,084
Research and development	12,629	837	13,466	—	13,466
General and administrative	21,118	136	21,254	—	21,254
Acquisition, integration and other	5,952	—	5,952	(485)	5,467
Depreciation and amortization	25,084	—	25,084	296	25,380
Goodwill impairment	219,593	—	219,593	—	219,593

Total operating expenses	335,626	1,807	337,433	(189)	337,244

Loss from operations	(245,710)	(1,218)	(246,928)	189	(246,739)
Other expense	2,855	104	2,959	8	2,967

Loss before income taxes	(248,565)	(1,322)	(249,887)	181	(249,706)
Benefit for income taxes	(10,359)	25	(10,334)	72	(10,262)

Net loss	$(238,206)	$(1,347)	$(239,553)	$109	$(239,444)

Basic (loss) per common share
Basic					$(8.71)
Diluted					$(8.71)
Weighted average common shares outstanding
Basic					27,477 (3)
Diluted					27,477 (3)

Pro Forma Adjustment

(1)
Reflects the historical pre-acquisition results of Peer39 during the period from January 1, 2012 to April 30, 2012.

(2)
Adjustments reflect the pro forma impact of the acquisition of Peer39 by $0.5 million for depreciation and amortization related to the increase of finite-lived identifiable intangible assets to their estimated fair value upon purchase. The estimated useful lives of finite-lived intangible assets range from 4 to 10 years. The as-adjusted amounts also include the reversal of transaction costs incurred by us of $0.6 million directly related to the acquisition of Peer 39 and $0.1 million for the income tax impact of these pro forma adjustments at the statutory rate.

(3)
Represents the weighted average number of common shares outstanding for DG for the period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The discussion and analysis presented below refer to and should be read in conjunction with the audited combined financial statements and related notes, the unaudited interim combined financial statements and related notes, and the unaudited pro forma combined financial statements and related notes, included elsewhere in this information statement. The following discussion contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this information statement, particularly in "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements." The New Online Company believes the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect The New Online Company's results of operations, financial position and cash flows in the future or what they would have been had The New Online Company been a separate, stand-alone company during the periods presented.

        Management's Discussion and Analysis, which The New Online Company refers to in this information statement as "MD&A," of The New Online Company's results of operations, financial condition and cash flows is provided as a supplement to the audited combined financial statements, unaudited interim combined financial statements and the unaudited pro forma combined financial statements and footnotes thereto included elsewhere herein to help provide an understanding of The New Online Company's financial condition, changes in financial condition and results of The New Online Company's operations.

Overview

        We operate a leading ad management and distribution platform. We help advertisers engage with consumers across online media, while delivering timely and impactful ad campaigns. Our technology and high quality service help advertisers overcome the fragmentation in the market and get optimal results for their advertising spending. As detailed below, our recent acquisitions affect the comparability of our financial results.

        Our business can be impacted by several factors, including general economic conditions, the overall advertising market, new emerging digital technologies, and the continued growth of online and other alternative advertising.

  Pending Merger with Extreme Reach

        On August 12, 2013, DG entered into a merger agreement with Extreme Reach and a wholly-owned subsidiary of Extreme Reach whereby the parties agreed to an integrated transaction, the spin-off and merger transaction, summarized as follows:

  (i)
  DG will contribute its online business, and substantially all the working capital of DG's television business, to a newly formed wholly-owned subsidiary, The New Online Company.

  (ii)
  Under the terms of the merger agreement as further described in the proxy statement, Extreme Reach may request The New Online Company purchase $45 million of nominal value of newly-created Series D Preferred Stock of Extreme Reach for $40 million in cash, which will be used to fund a portion of the aggregate merger consideration. In the event that Extreme Reach does not require The New Online Company to make this investment, Extreme Reach will be required to pay The New Online Company $5 million in cash at the closing of the merger;

  (iii)
  DG will distribute the shares of The New Online Company to DG's shareholders in partial redemption of their shares of DG common stock, and The New Online Company will become a publicly held company; and

  (iv)
  Extreme Reach will acquire DG pursuant to a merger in which a wholly-owned subsidiary of Extreme Reach will merge with and into DG, following which DG will survive the merger as a wholly-owned subsidiary of Extreme Reach. At the time of the merger, DG's business will consist of the television business without any debt or working capital. Each issued and outstanding share of DG common stock will be cancelled and converted automatically into the right to receive a pro rata portion of the aggregate merger consideration of $485 million, less DG's outstanding indebtedness, which will be repaid in full upon the consummation of the merger.

        Pursuant to the separation and distribution agreement and other agreements that will be entered into between DG and The New Online Company in connection with the spin-off, The New Online Company agrees to indemnify DG and affiliates of DG (including Extreme Reach) for all pre-closing liabilities of DG, including stockholder litigation, tax obligations, and employee liabilities.

        The spin-off and merger transaction is expected to close during the first quarter of 2014 and is subject to the satisfaction of certain conditions including (i) approval from DG's stockholders and (ii) Extreme Reach obtaining financing on specified terms. In furtherance of this plan, on August 12, 2013, DG's board of directors approved the spin-off and merger transaction.

The New Online Company

        Our revenues are principally derived from services related to online advertising. We earn fees from our customers to create, execute, monitor and measure advertising campaigns on our platforms. During 2013 we operated three separate online advertising platforms (the MediaMind, EyeWonder and Unicast platforms). However, we are in the process of transitioning all of our online business over to the MediaMind platform and expect to complete the transition later in 2013. A majority of the transition work was completed during 2012. In September 2013, 99% of our online ad serving revenue was processed using the MediaMind campaign management platform.

        Our MediaMind platform offers an integrated campaign management solution that helps advertisers and agencies simplify the complexities of managing their advertising budgets across multiple digital media channels and formats, including online, mobile, rich media, in-stream video, display and search. The MediaMind platform provides our customers with an easy-to-use, end-to-end solution to enhance planning, creative, delivery, measurement and optimization of digital media campaigns. Our solutions are delivered through a scalable technology infrastructure that allows delivery of digital media advertising campaigns of any size. We manage campaigns for customers in about 78 countries throughout North America, South America, Europe, Asia Pacific, Africa and the Middle East.

Acquisitions

        MediaMind was acquired in July 2011, EyeWonder was acquired in September 2011 and Peer39 was acquired in April 2012. As a result of these acquisitions, the operating results for the periods above are not comparable. As a result, explanations for significant variances in operating results were also evaluated as a percentage of total revenue.

        Peer39 has been included in our results of operations since the date of closing in April 2012. As a result of these acquisitions, the operating results for 2013 and 2012 are not entirely comparable. Subsequently, in October 2013 we acquired Republic Project, a cloud-based ad platform for $1.4 million in cash and an additional amount ranging from zero to $13.1 million based on reaching revenue and earnings performance targets in 2014 and 2015.

Goodwill Impairment Charge in 2012

        During 2012, the Company recorded approximately $220 million in goodwill impairment charges, primarily related to its acquisitions of MediaMind and EyeWonder in 2011.

        Prior to the acquisitions in 2011, MediaMind enjoyed several years of year over year revenue growth at or in excess of 20% per year. Management's expectation at the time of the acquisition was that this trend would continue. Although much smaller, the acquisition of EyeWonder was intended to enhance the online customer base and solidify our revenue growth strategies. Following the acquisitions, the Company embarked on an integration effort to consolidate all customers onto a single platform—MediaMind. This involved consolidating and reducing the size of our sales, marketing, and operations workforces. Unfortunately, weaker than expected market conditions combined with our internal difficulty in effectively integrating the businesses resulted in an overall pro forma revenue decline by 7% in 2012, which was far below our original forecast. While we remained confident in the overall prospects for the online business and continued to believe it to be a profitable endeavor, we reduced our forecast for the future given our weaker than expected performance in 2012, which resulted in the impairment charge.

        During 2013, the Company completed the integration of its online businesses and has reported results that have been in-line with the revised forecast (which forecasted an improvement in revenues and earnings over 2012). In addition, the Company continues to forecast future improvements in revenues and earnings.

Results of Operations

  Nine Months Ended September 30, 2013 vs. Nine Months Ended September 30, 2012

        The following table sets forth certain historical financial data for the nine months ended September 30, 2013 and September 30, 2012 (dollars in thousands):

				As a % of Revenue
	Nine Months Ended September 30,			Nine Months Ended September 30,
			% Change 2013 vs. 2012
	2013	2012		2013	2012
Revenue	$113,564	$99,469	14%	100%	100%
Cost of revenues(a)	39,370	37,993	4%	35	38
Sales and marketing	41,688	37,041	13%	37	37
Research and development	7,501	10,230	(27)%	7	10
General and administrative	13,432	16,267	(17)%	12	16
Acquisition, integration and other	3,394	4,069	(17)%	3	4
Depreciation and amortization	17,642	17,401	1%	16	17
Goodwill impairment	—	208,166	NM	0	209

Operating loss	(9,463)	(231,698)	(96)%	(8)	(233)
Other income and expense	(26)	906	(103)%	0	1
Loss before income taxes	(9,437)	(232,604)	(96)%	(8)	(234)
Provision (benefit) for income taxes	1,542	(13,029)	(112)%	1	(13)

Net Loss	$(10,979)	$(219,575)	(95)%	(10)%	(221)%

(a)
excludes depreciation

NM
Not Meaningful

        Revenues.    For 2013, revenues increased $14.1 million, or 14%, as compared to 2012. The increase was due to growth in our (i) campaign management revenue ($10.6 million) and (ii) trading revenue ($3.5 million). Our campaign management revenue grew due to greater usage of our analytics, video, and smart versioning campaign management capabilities. Our trading revenue, which consists primarily of display media which we buy on behalf of our customers from multiple ad exchanges, grew to $6.7 million in the current year period as compared to $3.2 million in the comparable prior year period, an increase of 111%. We saw an overall increase in the number of impressions served, partially offset by a decrease in the average selling price per impression served. The increase in the number of impressions served was due to enhanced capabilities and stabilization of our platform resulting from customer migration and platform integration activities.

        Cost of Revenues.    For the nine months ended September 30, 2013, cost of revenues increased $1.4 million, or 4%, as compared to the same period in the prior year. As a percentage of revenues, cost of revenues decreased to 35% in 2013, as compared to 38% in 2012. Cost of revenues increased due to an increase in trading costs of $2.4 million, which is proportional to an increase in our online trading revenues. This increase in cost of revenue was somewhat offset by reductions in headcount due to transitioning the majority of our customers' online advertising over to a single advertising platform in 2013 from the three separate advertising platforms we operated in 2012. The decrease as a percentage of revenue is due to efficiencies gained by completing the integration of our ad serving platforms.

        Sales and Marketing.    For the nine months ended September 30, 2013, sales and marketing expense increased $4.6 million, or 13%, as compared to the same period in the prior year. The increase in costs relates to higher incentive compensation paid to our sales team, and greater spending on business partnerships and advertising, as a result of our increase in revenue. Business partnerships involve paying a commission or fee to the party responsible for causing the customer to use our platform in their online advertising. As a percentage of revenues, sales and marketing expense remained consistent at 37%.

        Research and Development.    For the nine months ended September 30, 2013, research and development costs decreased $2.7 million, or 27%, as compared to the same period in the prior year. The decrease was almost entirely due to higher capitalized wages of $2.8 million. The increase in capitalized wages is due to working on more software development projects that qualify for capitalization.

        General and Administrative.    For the nine months ended September 30, 2013, general and administrative expense decreased $2.8 million, or 17%, as compared to the same period in the prior year. As a percentage of revenues, general and administrative expense decreased to 12% in the current year period, as compared to 16% in the same period in the prior year. The decrease was primarily due to (i) lower personnel costs ($1.6 million reduction), (ii) professional fees ($0.9 million reduction), and (iii) facilities costs ($0.3 million reduction). The decrease in professional fees is due to lower (i) legal fees, (ii) audit and tax fees and (iii) consulting fees. The decrease in personnel costs is attributable to a reduction in headcount.

        Included in total operating expenses are amounts associated with corporate overhead which historically have not been allocated to DG's TV segment or its Online segment (which represents The New Online Company). Corporate overhead historically included the cost of the executive management team, costs of being a public company (including accounting, audit and legal fees), as well as other general corporate human resources, treasury, tax, information technology, and risk management costs. For the nine months ended September 30, 2013, DG reported corporate overhead associated with both segments which totaled $18.6 million. The amount of such corporate overhead that was allocated to The New Online Company in the carve out financials was $8.2 million, in accordance with the allocation principals for preparing carve out financial statements. As a result, the carve out financial statements for The New Online Company include corporate overhead expenses which represent approximately 44% of DG's total corporate overhead for the period. After the spin-off, the majority of these expenses will shift to The New Online Company, in support of The New Online Company, which is expected to approximate 70% to 75% (rather than only 44%) of the total current DG corporate overhead going forward.

        Acquisition, Integration and Other.    For the nine months ended September 30, 2013, acquisition, integration and other expense decreased $0.7 million as compared to the same period in the prior year. The decrease relates primarily to severance costs which were higher in 2012 as we were in the process of transitioning our three previously separate online businesses into a single operation.

        Depreciation and Amortization.    For the nine months ended September 30, 2013, depreciation and amortization expense increased $0.2 million, or 1%, as compared to the same period in the prior year. The increase was due to increased amortization associated with the intangibles assets acquired in the Peer39 acquisition.

        Goodwill Impairment.    For the nine months ended September 30, 2012, we recorded a $208.2 million impairment charge. See Note 5 to our unaudited interim combined financial statements.

        Other income and expense, net.    For the nine months ended September 30, 2013, interest income and other, net decreased $0.9 million as compared to the same period in the prior year. The decrease was due to a reduction in foreign currency exchange losses.

        Provision for Income Taxes.    For the nine months ended September 30, 2013, our effective tax rate was (16%), compared to 6% for the nine months ended September 30, 2012. The effective tax rates for each period differ from the expected federal statutory rate of 35.0% as a result of state and foreign income taxes, non-deductible expenses and adjustments for uncertain tax positions. For 2012, the vast majority of the goodwill impairment charge was not deductible for income tax purposes.

2012 vs. 2011

        The following table sets forth certain historical financial data for the years ended December 31, 2012 and December 31, 2011 (dollars in thousands).

				As a % of Revenue Years Ended December 31,
	Years Ended December 31,
			% Change 2012 vs. 2011
	2012	2011		2012	2011
Revenue	$140,652	$77,486	82%	100%	100%
Cost of revenues(a)	50,736	25,754	97%	36	33
Sales and marketing	51,250	23,980	114%	36	31
Research and development	12,629	10,901	16%	9	14
General and administrative	21,118	13,277	59%	15	17
Acquisition, integration and other	5,952	14,571	(59)%	4	19
Depreciation and amortization	25,084	10,995	128%	18	14
Goodwill impairment	219,593	—	NM	156	0

Operating loss	(245,710)	(21,992)	1017%	(175)	(28)
Other expense, net	2,855	1,072	166%	2	1
Loss before income taxes	(248,565)	(23,064)	978%	(177)	(30)
Benefit for income taxes	(10,359)	(5,291)	96%	(7)	(7)

Net Loss	$(238,206)	$(17,773)	NM	(169)%	(23)%

(a)
excludes depreciation

NM
Not Meaningful

        Revenues.    For 2012, campaign management revenues increased $63.2 million, or 82%, as compared to 2011 due to the 2011 acquisitions of MediaMind and EyeWonder and the 2012 acquisitions of Peer39. The number of impressions we served during 2012 increased (also due to the 2011 acquisitions), which was offset by a decline in the average rate we charge for impressions served. Furthermore, during 2012 we believe we were unsuccessful in winning new orders from the former EyeWonder and Unicast customers during the transition to the MediaMind platform.

        Cost of Revenues.    For 2012, cost of revenues increased $25.0 million, or 97%, as compared to 2011. As a percentage of revenues, cost of revenues increased to 36% in 2012, as compared to 31% in 2011. The increase was principally due to including twelve months of MediaMind's and EyeWonder's operating results and eight months of Peer39's operating results in the 2012 period versus only five months, four months, and zero months, respectively, in the 2011 period. The increase in our cost of revenues percentage was primarily due to an increase in order volumes that did not result in an equivalent increase in revenues due to price reductions.

        Sales and Marketing.    For 2012, sales and marketing expense increased $27.3 million, or 114%, as compared to 2011. The increase was principally due to including twelve months of MediaMind's and EyeWonder's operating results and eight months of Peer39's operating results in the 2012 period versus only five months, four months and zero months, respectively, in the 2011 period. The percentage increase from 31% to 36% was principally due to the inclusion of MediaMind, which has a larger sales force and partner commissions, in our operating results as those businesses had a higher sales and marketing expenses than the historical company.

        Research and Development.    For 2012, research and development costs increased $1.7 million, or 16%, as compared to 2011. The increase was principally due to including twelve months of MediaMind's and EyeWonder's operating results and eight months of Peer39's operating results in the 2012 period versus only five months, four months and zero months, respectively, in the 2011 period. The research and development costs as a percentage of revenue declined from 14% in 2011 to 9% in 2012 as a result of capitalizing internally developed software efforts in 2012 which had not qualified for capitalization previously.

        General and Administrative.    For 2012, general and administrative expense increased $7.8 million, or 59%, as compared to 2011. The increase was principally due to including twelve months of MediaMind's and EyeWonder's operating results and eight months of Peer39's operating results in the 2012 period versus only five months, four months and zero months, respectively, in the 2011 period. The general and administrative expenses as a percentage of revenue declined from 17% in 2011 to 15% in 2012 as a result of cost synergies from eliminating redundant executive and administrative costs in MediaMind and EyeWonder.

        Acquisition and Integration.    For 2012, acquisition and integration expense decreased $8.6 million as compared to 2011. In 2012, of the $5.9 million incurred, acquisition and integration expense of $4.6 million relates primarily to severance charges and costs related to integrating EyeWonder and Unicast into our MediaMind platform. In 2011, acquisition and integration expense related primarily to investment banking, legal and accounting fees in connection with the MediaMind and EyeWonder acquisitions.

        Depreciation and Amortization.    For 2012, depreciation and amortization expense increased $14.1 million, or 128%, as compared to 2011. The increase was primarily due to twelve months of depreciation and amortization on the tangible and intangible assets of the 2011 acquisitions of MediaMind and EyeWonder in 2012 as compared to only five months and four months, respectively, in 2011. In addition, 2012 included eight months of depreciation and amortization for the acquisition of Peer39, compared to none in 2011. Also, beginning in 2012, MediaMind began capitalizing internally developed software costs and recording amortization expense for projects that had been completed and deployed. These capitalized costs are depreciated over three years. Prior to 2012, the internally developed software costs did not qualify for capitalization.

        Goodwill Impairment.    For 2012, we recognized goodwill impairment charges of $219.6 million. See Note 5 of our audited combined financial statements.

        Other Expense, net.    For 2012, other expense, net increased $1.8 million as compared to 2011. The increase relates to the write-down of two investments that we deemed to be other-than-temporarily impaired.

        Provision for Income Taxes.    For 2012 and 2011, the provision for income taxes was 4% and 23%, respectively, of income (loss) before income taxes. The provision for each period differs from the expected federal statutory rate of 35.0% as a result of certain non-deductible expenses, state income taxes and, for 2012, the vast majority of the goodwill impairment charge was not deductible for income tax purposes. In 2011, a large portion of the costs to acquire MediaMind and EyeWonder were not deductible for income tax purposes.

2011 vs. 2010

        The following table sets forth certain historical financial data for the years ended December 31, 2011 and December 31, 2010 (dollars in thousands).

				As a % of Revenue Years Ended December 31,
	Years Ended December 31,
			% Change 2011 vs. 2010
	2011	2010		2011	2010
Revenue	$77,486	$18,377	322%	100%	100%
Cost of revenues(a)	25,754	7,474	245%	33	41
Sales and marketing	23,980	4,651	416%	31	25
Research and development	10,901	2,998	264%	14	16
General and administrative	13,277	3,717	257%	17	20
Acquisition, integration and other	14,571	—	NM	19	—
Depreciation and amortization	10,995	2,375	363%	14	13
Goodwill impairment	—	—	NM	—	—

Operating loss	(21,992)	(2,838)	675%	(28)	(15)
Other expense, net	1,072	31	NM	1	—
Loss before income taxes	(23,064)	(2,869)	704%	(30)	(16)
Provision (benefit) for income taxes	(5,291)	76	NM	(7)	—

Net Loss	$(17,773)	(2,945)	503%	(23)%	(16)%

(a)
excludes depreciation

NM
Not Meaningful

        Revenues.    For 2011, revenues increased $59.1 million, or 322%, as compared to 2010. The increase was primarily due to (i) the acquisitions of MediaMind (accounting for $45.3 million of revenues) and EyeWonder (accounting for $12.4 million of revenues) and (ii) an 8% increase in Unicast's revenues (accounting for $1.4 million of revenues).

        Cost of Revenues.    For 2011, cost of revenues increased $18.3 million, or 245%, as compared to 2010. As a percentage of revenues, cost of revenues decreased to 33% in 2011, as compared to 41% in 2010. Costs of revenues increased due to (i) including the 2011 acquisitions MediaMind and

EyeWonder (accounting for $16.2 million of cost of revenues) in our operating results, and (ii) higher Unicast costs (accounting for $2.1 million of cost of revenues), largely attributable to an increase in related revenues. The reduction in our cost of revenues percentage is principally due to the 2011 acquired businesses that operate at a lower cost of revenue structure than the historical business. The MediaMind ad serving platform is primarily a self-service tool and is more cost effective that the historical company's platform.

        Sales and Marketing.    For 2011, sales and marketing expense increased $19.3 million, or 416%, as compared to 2010. The increase was due to the inclusion of both MediaMind and EyeWonder (accounting for $21.4 million of the increase) in our operating results partially offset by a decrease of $2.1 million in Unicast's sales and marketing expenses due to lower compensation, advertising and promotion costs. As a percentage of revenues, sales and marketing expenses increased to 31% in 2011, as compared to 25% in 2010. The percentage increase is attributable to the inclusion of MediaMind in our operating results as they paid partner commissions and had a larger sales force than the historical Company

        Research and Development.    For 2011, research and development costs increased $7.9 million, or 264%, as compared to 2010. The increase was largely due to the inclusion of MediaMind and EyeWonder (accounting for $7.6 million of the increase) in our operating results. The slight percentage of revenue decrease from 16% to 14% is attributable to an increase in revenue in 2011, without a proportionate increase in research and development expenses, as we had not yet increased our spending to integrate the three ad serving platforms.

        General and Administrative.    For 2011, general and administrative expense increased $9.6 million, or 257%, as compared to 2010. The increase was largely due to the inclusion of MediaMind and EyeWonder (accounting for $6.2 million of the increase) in our operating results, and a $3.7 million increase in costs associated with Unicast. As a percentage of revenues, general and administrative expense decreased slightly to 17% in 2011, as compared to 20% in 2010. The slight percentage decrease was primarily due to an increase in revenue in 2011, without a disproportionate increase in costs.

        Acquisition and Integration.    For 2011, acquisition and integration expense was $14.6 million as compared to none in the 2010 period. The increase was due to investing, banking fees, legal, accounting, and other costs associated with the acquisitions and integration of MediaMind and EyeWonder.

        Depreciation and Amortization.    For 2011, depreciation and amortization expense increased $8.6 million, or 363%, as compared to 2010. The increase was due to additional depreciation and amortization associated with the assets of businesses acquired in 2011 (accounting for $6.9 million for MediaMind and $1.0 million for EyeWonder of depreciation and amortization). $0.7 million of additional depreciation was recorded in 2011 for Unicast due to deployment of additional internally developed software projects in that year.

        Other Expense, net.    For 2011, other expense, net increased $1.0 million as compared to 2010. The increase was due to foreign currency exchange losses.

        Provision for Income Taxes.    For 2011 and 2010, the provision (benefit) for income taxes was 23% and (3%), respectively, of income before income taxes. The provision for each period differs from the expected federal statutory rate of 35%, as a result of certain non-deductible expenses and state income taxes. The increase in our effective tax rate was primarily due to incurring $14.6 million of acquisition and integration expenses in connection with our purchases of MediaMind and EyeWonder, a large portion of which is not deductible for federal income tax purposes, and an increase in non-deductible compensation costs.

Financial Condition

        The following table sets forth certain major balance sheet accounts as of September 30, 2013 and December 31, 2012 (in thousands):

	September 30,	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$17,734	$13,692
Accounts receivable, net	41,101	45,308
Property and equipment, net	23,058	18,610
Goodwill	134,086	134,086
Intangible assets, net	87,009	98,752
Liabilities:
Accounts payable and accrued liabilities	18,486	25,437
Deferred income taxes	12,695	13,194
Business capital	282,833	283,385

        Cash and cash equivalents fluctuate with changes in operating, investing and financing activities. In particular, cash and cash equivalents fluctuate with (i) operating results, (ii) the timing of payments, (iii) capital expenditures, (iv) acquisition and investment activity, and (v) capital activity. The increase in cash and cash equivalents during the first nine months of 2013 primarily relates to cash generated from operating activities ($10.7 million) and contributions from the parent ($5.5 million), offset by investments in property and equipment and capitalized software development costs ($10.9 million).

        Accounts receivable generally fluctuate with revenues. As revenues increase or decrease, accounts receivable tend to increase or decrease, correspondingly. The number of days of revenue included in accounts receivable was 97 days and 99 days at September 30, 2013 and December 31, 2012, respectively.

        Property and equipment tends to increase when we make significant improvements to our equipment or properties, expand our platform or capitalize software development initiatives. It also can increase as a result of acquisition activity. Further, the balance of property and equipment is decreased by recording depreciation expense. For 2013 and 2012, purchases of property and equipment used to power our ad serving platform were $3.8 million and $4.4 million, respectively. For 2013 and 2012, capitalized costs of developing software were $7.1 million and $4.5 million, respectively.

        There were no business combinations in the first nine months of 2013. Intangible assets decreased during 2013 principally as a result of the amortization of intangible assets. Goodwill did not change.

        Accounts payable and accrued liabilities decreased $7.0 million during 2013. The decrease primarily relates to (i) the timing of payments and (ii) payment of the Peer39 installment obligation.

        Business capital decreased $0.6 million during 2013, as a result of net distributions to the parent entity.

        The following table sets forth certain of our major balance sheet accounts as of December 31, 2012 and 2011 (in thousands):

	December 31,
	2012	2011
Assets:
Cash and cash equivalents	$13,692	$25,041
Accounts receivable, net	45,308	44,794
Property and equipment, net	18,610	14,931
Goodwill	134,086	346,454
Intangible assets, net	98,752	108,013
Liabilities:
Accounts payable and accrued liabilities	25,435	28,214
Deferred income taxes	13,194	17,829
Business capital	283,385	510,453

        Cash and cash equivalents fluctuate with changes in operating, investing and financing activities. In particular, cash and cash equivalents fluctuate with (i) operating results, (ii) the timing of payments, (iii) capital expenditures, (iv) acquisition and investment activity, and (v) capital activity. The decrease in cash and cash equivalents during 2012 primarily relates to (i) the purchase of property and equipment and the capitalization of costs to develop software ($12.7 million), (ii) the acquisition of Peer39 ($8.6 million) and cash used in operating activities ($8.7 million), offset by net contributions from the parent of $9.7 million.

        Accounts receivable generally fluctuate with revenues. As revenues increase or decrease, accounts receivable tend to increase or decrease, respectively. The number of days of revenue included in accounts receivable was 99 and 92 days at December 31, 2012 and 2011, respectively.

        Property and equipment tends to increase when we make significant improvements to our equipment or properties, expand our platform or capitalize software development initiatives. It also can increase as a result of acquisition activity. Further, the balance of property and equipment is reduced by recording depreciation expense. For 2012 and 2011, purchases of property and equipment were $6.1 million and $2.9 million, respectively. For 2012 and 2011, capitalized costs of developing software were $6.6 million and $1.0 million, respectively. Purchases of property and equipment increased during 2012 principally due to including twelve months of MediaMind's and EyeWonder's capital spending and eight months of Peer39's capital spending in the 2012 period versus only five months, four months and zero months, respectively, in the 2011 period.

        Goodwill and intangible assets decreased during 2012 as a result of (i) goodwill impairment charges of $219.6 million and (ii) amortization of intangible assets, partially offset by goodwill and intangible assets created in the acquisition of Peer39.

        Accounts payable and accrued liabilities decreased $2.8 million during 2012. The decrease primarily relates to the timing of payments.

Liquidity and Capital Resources

        The following table sets forth a summary for the nine months ended September 30, 2013 and September 30, 2012 of our statements of cash flows (in thousands):

	For the Nine Months Ended September 30,
	2013	2012
Operating activities:
Net income (loss)	$(10,979)	$(219,575)
Goodwill impairment	—	208,166
Depreciation and amortization	17,642	17,401
Stock-based compensation	4,923	6,870
Equity method investment losses	—	110
Deferred taxes and other	(545)	(21,616)
Changes in operating assets and liabilities, net	(376)	(6,556)

Total	10,665	(15,200)

Investing activities:
Purchases of property and equipment	(3,819)	(4,396)
Capitalized costs of developing software	(7,068)	(4,547)
Acquisitions, net of cash acquired	—	(8,593)
Sale/(purchase) of short term investments	314	10,390
Purchase of long term investment	(175)	(1,016)
Other	1,359	—

Total	(9,389)	(8,162)

Financing activities:
Payment of escrow funds for prior year acquisition	(2,531)
Contributions from (to) parent	5,506	14,345

Total	2,975	14,345

Effect of exchange rate changes on cash	(209)	—
Net increase (decrease) in cash and cash equivalents	4,042	(9,017)
Cash and cash equivalents at beginning of year	13,692	25,041

Cash and cash equivalents at end of year	$17,734	$16,024

        The following table sets forth a summary for the years ended December 31, 2012, December 31, 2011 and December 31, 2010 of our statements of cash flows (in thousands):

	For the Years Ended December 31,
	2012	2011	2010
Operating activities:
Net income (loss)	$(238,206)	$(17,773)	$(2,945)
Goodwill impairment	219,593	—	—
Depreciation and amortization	25,084	10,995	2,375
Stock-based compensation	8,886	6,911	414
Impairment of equity method investment	1,517	—	—
Deferred taxes and other	(13,634)	(82)	398
Changes in operating assets and liabilities, net	(11,955)	(14,099)	(2,035)

Total	(8,715)	(14,048)	(1,793)
Investing activities:
Purchases of property and equipment	(6,136)	(2,948)	(768)
Capitalized costs of developing software	(6,593)	(980)	(1,421)
Acquisitions, net of cash acquired	(8,593)	(456,114)	—
Sale/(purchase) of short term investments, net	10,350	(6,288)	—
Purchase of long term investment	(1,517)	—	—
Other	56	—	—

Total	(12,433)	(466,330)	(2,189)
Financing activities:
Contributions from (to) parent	9,742	503,292	4,804

Total	9,742	503,292	4,804
Effect of exchange rate changes on cash	57	—	—

Net increase (decrease) in cash and cash equivalents	(11,349)	22,914	822
Cash and cash equivalents at beginning of year	25,041	2,127	1,304

Cash and cash equivalents at end of year	$13,692	$25,041	$2,126

        We generate cash from operating activities principally from net income adjusted for certain non-cash expenses such as (i) depreciation and amortization and (ii) impairment charges. In 2012, we used $8.7 million in cash from operating activities, as compared to uses of cash of $14.0 million in 2011 and $1.8 million in 2010. For the first nine months of 2013, we generated $10.7 million in cash from operations.

        Historically, we have invested our cash in (i) property and equipment, (ii) the development of software, (iii) strategic investments and (iv) the acquisition of complementary businesses. In 2012 we purchased Peer39. In 2011 we purchased MediaMind and EyeWonder. Cash is obtained from financing activities as additional contributions from the parent entity.

  Sources of Liquidity

        Our sources of liquidity include:

  •
  cash and cash equivalents on hand (including $9.9 million held outside the United States at September 30, 2013, all of which can be repatriated into the United States with little or no adverse tax consequences);

  •
  cash generated from operating activities;

  •
  borrowings from any new credit facility; and

  •
  contributions from the parent entity.

        As of September 30, 2013, we had $17.7 million of cash and cash equivalents on hand. As of December 31, 2012, we had $13.7 million of cash and cash equivalents on hand. Historically, we have not generated significant amounts of cash from operating activities, and we had relied on additional funding from our parent to meet our operating cash needs. We anticipate that this trend will reverse and that we will begin generating cash in the near future. For the nine months ended September 30, 2013 we generated $10.7 million of cash from operating activities.

        We believe our sources of liquidity, including (i) cash and cash equivalents on hand, (ii) cash and working capital to be contributed by DG in connection with the spin-off, and (iii) cash generated from operating and financing activities will satisfy our capital needs for the next 12 months.

        See Note 1 of our unaudited combined financial statements regarding the pending merger with Extreme Reach, including discussion of the potential for The New Online Company to purchase $45 million of nominal value of newly-created Series D Preferred Stock of Extreme Reach for $40 million in cash, at the request of Extreme Reach. When completed, we expect to assume approximately $35 to $40 million in working capital from the TV business. In addition, we may collect an additional $5 million in cash in the form of a commitment fee if the foregoing $40 million investment in Extreme Reach is not made by us. The Company believes it will have sufficient liquidity to satisfy its capital needs even if the preferred investment in Extreme Reach is made.

  Cash Requirements

        We expect to use cash in connection with:

  •
  the purchase of capital assets,

  •
  the organic growth of our business, and

  •
  the strategic acquisition of related businesses.

        During 2013, we expect we will purchase property and equipment and incur capitalized software development costs of approximately $14 million. We expect to use cash to further expand and develop our business.

  Off-Balance Sheet Arrangements

        We have entered into operating leases for all of our office facilities and certain equipment rentals. Generally these leases are for periods of three to ten years and usually contain one or more renewal options. We use leasing arrangements to preserve capital. We expect to continue to lease the majority of our office facilities under arrangements substantially consistent with the past. Rent expense totaled $6.8 million, $2.5 million and $1.0 million in 2012, 2011 and 2010, respectively.

        Other than our operating leases, we are not a party to any off-balance sheet arrangement that we believe is likely to have a material impact on our current or future financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

  Critical Accounting Policies

        The preparation of financial statements, in conformity with generally accepted accounting principles in the United States, or GAAP, requires us to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from our estimates. Our significant accounting policies and methods used in the preparation of our combined financial statements are discussed in Note 2 of the notes to combined financial statements. Following is a discussion of our critical accounting policies.

        The following discussion and analysis of the financial condition and results of operations are based on the unaudited combined financial statements and notes to unaudited combined financial statements contained in this Report that have been prepared in accordance with the rules and regulations of the SEC and do not include all the disclosures normally required in annual combined financial statements prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We base these estimates on historical results and various other assumptions believed to be reasonable, all of which form the basis for making estimates concerning the carrying values of our assets and liabilities that are not readily available from other sources. Actual results may differ from these estimates.

        Goodwill.    On an annual basis, or more frequently upon the occurrence of certain events, we test our goodwill for impairment using a two-step process. The first step is to identify a potential impairment, by comparing the fair value of a reporting unit with its carrying amount. The fair value of a reporting unit is determined based on a discounted cash flow analysis or other methods of valuation including the guideline public company method. A discounted cash flow analysis requires us to make various assumptions, including assumptions about future cash flows, growth rates and discount rates. The assumptions about future cash flows and growth rates are based on our long-term projections by reporting unit. The discount rate used reflects the risk inherent in the projected cash flows. If the fair value of a reporting unit exceeds its carrying amount, there is no impairment. If not, the second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with its carrying amount. To the extent the carrying amount of the reporting unit's goodwill exceeds its implied fair value, a write-down of the reporting unit's goodwill would be necessary.

        During 2012, we revised our future forecasts which resulted in us recording goodwill impairment charges totaling $219.6 million. We revised our future forecasts due to lower operating results and weaker market conditions and trends than expected. See Note 5 of our accompanying combined financial statements. We did not record an impairment charge in 2011 or 2010. At December 31, 2012, the fair value of our business approximated its carrying value, after the recognition of a goodwill impairment charge as determined as part of our annual goodwill impairment assessment. We have $134.1 million of goodwill. If actual or expected future cash flows of our business should fall sufficiently below our current forecasts, we may be required to record an impairment charge to our goodwill. Future net cash flows are impacted by a variety of factors including revenues, operating margins, income tax rates, discount rates, economic conditions and industry trends.

        Business Combinations.    We account for business combinations under the acquisition method of accounting. Under the acquisition method, the assets acquired and liabilities assumed are recorded at their estimated fair values at the acquisition date. The excess of consideration transferred over the fair value of assets acquired and liabilities assumed is recorded as goodwill. Determining the nature of identifiable intangible assets and the fair value of assets acquired and liabilities assumed requires management's judgment and often involves the use of significant estimates and assumptions regarding expected future cash flows of the acquired entity. The value assigned to a specific asset or liability, and the period over which an asset is depreciated or amortized can impact future earnings. Some of the more significant estimates made in business combinations relate to the values assigned to identifiable intangible assets, such as customer relationships and trade names, and the period over which these assets are amortized. Further, we sometimes agree to contingent consideration arrangements based on the acquired entity's future operating results. Valuing contingent consideration obligations requires us to make significant estimates about future results.

        Impairment of Long-Lived Assets.    Long-lived assets principally relate to acquired identifiable intangible assets, such as customer relationships and trade names, and property and equipment, including capitalized internally developed software and network equipment. In determining whether long-lived assets are impaired, the accounting rules do not provide for an annual impairment test. Instead they require that a triggering event occur before testing an asset for impairment. Triggering events include poor operating performance, significant negative trends, and significant changes in the use of such assets. Once a triggering event has occurred, an impairment test is employed based on whether the intent is to hold the asset for continued use or hold the asset for sale. If the intent is to hold the asset for continued use, first a comparison of projected undiscounted future cash flows against the carrying value of the asset is performed. If the carrying value exceeds the undiscounted future cash flows, the asset would be written down to its fair value. Fair value is determined using a discounted cash flow model. If the intent is to hold the asset for sale, then to the extent the asset's carrying value is greater than its fair value less selling costs, an impairment loss is recognized for the difference. The most significant assumption relates to the projection of future cash flows. We also evaluate the estimated remaining useful life of long-lived assets that have been reviewed for impairment. For the three years ended December 31, 2012, we did not recognize an impairment loss related to long-lived assets.

        Income Taxes.    Deferred income taxes arise as a result of temporary differences between amounts recognized in accordance with generally accepted accounting principles and amounts recognized for federal, foreign and state income tax purposes. We have both deferred tax assets and deferred tax liabilities. Deferred tax assets relate primarily to NOL carryforwards. Deferred tax liabilities relate primarily to intangible assets, such as customer relationships and trade names, some of which have little or no tax basis.

        We provide a valuation allowance for deferred tax assets when we do not have sufficient positive evidence to conclude that it is more likely than not that some portion, or all, of our deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon future taxable income during the periods in which those temporary differences become deductible. In assessing the need for a valuation allowance for our deferred tax assets, we considered all available positive and negative evidence, including our ability to carry back operating losses to prior periods, the reversal of deferred tax liabilities, tax planning strategies and projected future taxable income. In 2010 and 2011 we concluded that there were sufficient reversals of deferred tax liabilities that would be in excess of our deferred tax assets to not record a valuation allowance. However, in 2012, we do not believe we have sufficient positive evidence to conclude that future realization of all of our federal net deferred tax assets is more likely than not. As such, we established a valuation allowance of approximately $6.0 million at December 31, 2012. We will reassess the valuation allowance quarterly, and if future events or sufficient evidence exists to suggest such amounts are more likely than not to be realized, a tax benefit will be recorded to adjust the valuation allowance. Any valuation allowance for deferred tax assets related to the U.S. tax benefits utilized by the parent will be reclassified to net parent funding in the same period.

        Revenue Recognition.    We derive revenue primarily from volume-based fees for using our online ad serving platforms. We recognize revenue only when all of the following criteria have been met:

  •
  Persuasive evidence of an arrangement exists,

  •
  Delivery has occurred or services have been rendered,

  •
  Our price to the customer is fixed or determinable, and

  •
  Collectability is reasonably assured.

        All material amounts used for revenue recognition are based on factual amounts without the use of estimates. CPM volumes are independently verifiable, and the price per CPM is based on our arrangement with the customer. We do maintain an allowance for credit memos, which does involve judgment, but such amounts have historically been immaterial.

  Recently Adopted and Recently Issued Accounting Standards

        See Note 2 to our combined financial statements.

  Contractual Payment Obligations

        The table below summarizes our contractual obligations at December 31, 2012 (in thousands):

	Payments Expected by Period
Contractual Obligations	Total	Less Than 1 Year	1- 3 Years	3 - 5 Years	After 5 Years
Operating lease obligations	$24,219	$5,041	$8,162	$5,457	$5,559
Employment contracts	654	654	—	—	—
Unconditional purchase obligations	872	616	257	—	—

Total contractual obligations	$25,745	$6,311	$8,419	$5,457	$5,559

 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

        Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and changes in the market value of financial instruments.

Foreign Currency Exchange Risk

        We have limited foreign currency exchange rate risk resulting from our international operations. In each of the foreign countries where we operate, we generally only enter into agreements that are denominated in that country's currency. However, in one country, we have employees and a real estate lease which is denominated in a foreign currency, which exposes us to ongoing foreign currency transaction gains and losses. We do not comprehensively hedge the exposure to currency rate changes, but we do enter into foreign currency forward contracts and options to hedge a portion of our exposure. As of December 31, 2012, approximately 73% of our foreign currency exposure was hedged.

        At December 31, 2012 and 2011, our foreign currency derivative activities were not material.

        For additional information about our use of foreign currency forward contracts and options, see Note 7—Fair Value Measurements, in the audited combined financial statements.

MANAGEMENT

Executive Officers Following the Spin-off

        While some of The New Online Company's executive officers are currently officers and employees of DG, following the spin-off and merger transaction, none of these individuals will continue to be employees or executive officers of DG. The following table sets forth information regarding individuals who are expected to serve as The New Online Company's executive officers, including their positions after the spin-off, and is followed by biographies of each such executive officer.

Name	Age	Title(s)
Neil H. Nguyen	40	Chief Executive Officer and President and Director
Craig A. Holmes	56	Executive Vice President and Chief Financial Officer
Andy Ellenthal	42	Executive Vice President—Sales and Operations
Sean N. Markowitz	39	General Counsel and Corporate Secretary

        Neil H. Nguyen is expected to serve as The New Online Company's Chief Executive Officer and President. Mr. Nguyen joined DG as Executive Vice President of Sales and Operations in March 2005. In 2009 he was promoted to President and Chief Operating Officer and in December 2009 he was appointed as a member of the Board of Directors. In January 2012, Mr. Nguyen was promoted to Chief Executive Officer and President. Prior to joining DG, from 1998 to 2002, Mr. Nguyen served as President of Point.360's MultiMedia Group and also from 2003-2005, served in various senior management roles at FastChannel Network including Executive Vice President, Strategic Planning and Vice President Global Sales and Business Development. Mr. Nguyen received a B.S. from California State University, Northridge.

        Mr. Nguyen's qualifications to serve on our Board of Directors include:

  •
  broad sales and marketing experience with various media companies, as well as executive leadership and management experience;

  •
  extensive knowledge of and experience in the advertising and media industry and its participants, as well as a deep understanding of operations in the advertising industry; and

  •
  day to day leadership as Chief Executive Officer and President of DG, providing him with intimate knowledge of The New Online Company's operations.

        Craig A. Holmes is expected to serve as The New Online Company's Executive Vice President and Chief Financial Officer. Mr. Holmes was appointed DG's Chief Financial Officer in November 2012. Prior to joining DG, he served as Chief Financial Officer at Quickoffice, Inc., a global leader in mobile productivity solutions, from May 2011 to July 2012 through its sale to Google, Inc. Prior to his employment at Quickoffice, Mr. Holmes provided advisory and consulting services at Enfora Inc., a privately held global manufacturing and software development company from November 2009 to April 2011. Mr. Holmes served as Chief Financial Officer for Intervoice, Inc., a NASDAQ traded global software and services company from August 2003 to November 2009, and served as Chief Financial Officer at two start-ups in the software development and internet services space, EpicRealm from September 1999 to May 2001 and Masergy Communications from August 2001 to May 2002. Mr. Holmes also served as Chief Financial Officer at EXCEL Communications, a New York Stock Exchange ("NYSE") traded communications services company, from April 1995 to May 1999. Mr. Holmes served on the University of Texas at Dallas School of Management Board of Advisors from December 2003 to January 2008, and the Dallas Summer Musicals Board of Directors from December 2004 to January 2010. He currently serves on the Board of Directors of Hobi International, Inc., where he has served since August 2009, and Independent Bank Group, where he has served since April 2013 and currently serves as chairman of the audit committee. Mr. Holmes began his career at Arthur

Andersen, where he rose to Partner. Mr. Holmes holds a Masters and a B.B.A. in Accounting from Texas Tech University.

        Andrew L. Ellenthal is expected to serve as The New Online Company's Executive Vice President—Sales and Operations. Mr. Ellenthal joined DG in April 2012 as Executive Vice President—Sales and Operations. Prior to joining DG, he served as Chief Executive Officer of Peer39, Inc., from April 2010 until Peer39, Inc. was acquired by DG in April 2012. From July 2008 to April 2010, Mr. Ellenthal was the founding Chief Executive Officer of quadrantONE, a joint online advertising venture of major media companies including The New York Times, Gannett, Hearst, and The Tribune. Before joining quadrantONE, Mr. Ellenthal was with Visible World from December 2007 to August 2008, an innovative technology company that enables dynamic ad creation for TV advertising. Visible World offered the promise of digital media interactivity within TV ads. From January 2004 to December 2007, Mr. Ellenthal served as Senior Vice President—Global Sales at Pointroll. He shifted the strategy to focus on agencies and advertisers, instead of solely on media publishers, and upgraded, expanded, trained, and motivated a successful sales team. Mr. Ellenthal held a number of sales management roles at Doubleclick, from 1999 to late 2003, where he was Vice President of Advertisers' Solutions after serving as National Sales Director and Regional Sales Manager. Mr. Ellenthal holds a degree in History from Trinity University in San Antonio, TX.

        Sean N. Markowitz is expected to serve as The New Online Company's General Counsel and Corporate Secretary. Mr. Markowitz joined DG as General Counsel and Corporate Secretary in August 2012. Prior to joining DG, Mr. Markowitz served as Chief Legal Counsel—Commercial for Alon USA Energy, Inc., a NYSE listed refiner and marketer of petroleum products and the largest 7-Eleven licensee in the United States, from August 2010 to August 2012 and as Assistant General Counsel from December 2008 to July 2010. From January 2006 to December 2008, Mr. Markowitz served as Counsel—Corporate Acquisitions and Finance for Electronic Data Systems Corporation, a NYSE listed provider of information technology and business process outsourcing services, which was acquired by Hewlett-Packard Company in August 2008. Mr. Markowitz's earlier career experience includes service with the law firms of Fulbright & Jaworski L.L.P., Hughes & Luce L.L.P. (now a part of K&L Gates LLP) and Andrews Kurth LLP. Mr. Markowitz earned his J.D., with honors, from The University of Texas School of Law and graduated magna cum laude with a B.S. in Economics from the Wharton School of the University of Pennsylvania.

Board of Directors Following the Spin-off

        The following table sets forth information with respect to those persons who are expected to serve on The New Online Company's Board of Directors following the completion of the spin-off, and is followed by biographies of each such director or director nominee (except as set forth above under "—Executive Officers Following the Spin-Off"). Messrs. Ginsburg, Harris, Moore and Nguyen have been elected by The New Online Company's sole stockholder, DG, to serve, and currently serve, on The New Online Company's Board of Directors. Messrs. Gutierrez and Klein have been approved by The New Online Company's sole stockholder, DG, to serve on The New Online Company's Board of Directors; provided that Messrs. Gutierrez and Klein shall not be appointed to the Board of Directors of The New Online Company until just prior to the spin-off. Pursuant to the agreement with the Meruelo Stockholders, who are expected to beneficially own approximately 14.4% of our common stock following the spin-off, we have agreed to appoint Mr. Gutierrez to our Board of Directors (and to re-nominate him to our Board of Directors at our first annual meeting in 2014), and to appoint a seventh director from a slate of three additional candidates proposed by them and two proposed by us (and to re-nominate the seventh director to our Board of Directors at our first annual meeting in 2014). Mr. Nguyen and the DG Board of Directors will ultimately determine the seventh director from this slate after conferring with the Meruelo Stockholders, and we expect to appoint the seventh director shortly before the spin-off.

        The Meruelo Stockholders have also agreed to support candidates nominated to The New Online Company's Board of Directors by management at the first annual meeting anticipated to be in the fourth quarter of 2014, and will not initiate a proxy contest or participate in any attempt to take control of The New Online Company until at least the first quarter of 2015, if ever. Should the Meruelo Stockholders reduce their beneficial ownership of our common stock to less than 8.5% of our outstanding shares, Mr. Gutierrez has agreed to resign from the Board of Directors of The New Online Company.

Name	Age	Title(s)
Scott K. Ginsburg	61	Director
Xavier A. Gutierrez	40	Director
John R. Harris	65	Director
Adam Klein	62	Director
Cecil H. Moore Jr.	74	Director
Neil H. Nguyen	40	Chief Executive Officer and President and Director

        Scott K. Ginsburg is expected to serve as a Director of The New Online Company. Mr. Ginsburg joined DG in December 1998 as Chairman of the Board and assumed the additional role of Chief Executive Officer in November 2003. In 2012, Mr. Ginsburg assumed the new role of Executive Chairman. From 1971 until 1975, Mr. Ginsburg worked in the U.S. Congress for two Iowa Congressmen. From 1975 until 1981, Mr. Ginsburg worked as Staff Director and later as Staff Director and General Counsel of the U.S. Senate Labor's Subcommittee on Employment, Poverty and Migratory Labor. He also worked for the U.S. Senate Subcommittee on Social Security and Medicare. In the early 1980s, Mr. Ginsburg turned to private industry and, in 1983, founded radio broadcasting concern Statewide Broadcasting. In 1987, Mr. Ginsburg co-founded H & G Communications. In 1988, Mr. Ginsburg established Evergreen Media Corporation, and took the company public in 1993. He served as Chairman of the Board and Chief Executive Officer at Evergreen. In 1997, Evergreen Media Corporation merged with Chancellor Broadcasting to form Chancellor Media Corporation, which became AMFM, Inc. Mr. Ginsburg served as Chancellor's Chief Executive Officer and was also a director. From 1987 until 1998, the radio group headed by Mr. Ginsburg moved from the 25th ranked radio group to the top billing radio group in the United States. Separately, Mr. Ginsburg founded the Boardwalk Auto Group ("Boardwalk") in Dallas in 1998. Between 1998 and 2005, Porsche, Audi, Volkswagen, Ferrari, Maserati and Lamborghini were put into the dealership group. In 2009, Boardwalk acquired the Ferrari and Maserati dealership in San Francisco. In 2012, Boardwalk sold its Audi, Porsche, and three Volkswagen stores in the Dallas area. Mr. Ginsburg earned a B.A. from George Washington University in 1974 and a J.D. from Georgetown University Law Center in 1978.

        Mr. Ginsburg's qualifications to serve on our Board of Directors include:

  •
  service as the Chairman of the Board and Chief Executive Officer of DG, Chancellor Media Corporation, AMFM, Inc. and Evergreen Media providing the Board a broad perspective of someone with an understanding of all facets of a global media enterprise, including direct responsibility for strategic planning and operations and corporate governance items;

  •
  extensive knowledge of and experience in the advertising and media industry and its participants, as well as a deep understanding of operations in political and regulatory environments;

  •
  vast expertise in corporate strategy development, mergers and acquisitions proficiency, and organizational acumen;

  •
  valuable financial expertise, including extensive experience with capital market transactions and both equity and debt capital raises;

  •
  experience leading and directing large media businesses, informing his judgment and risk assessment as a Board member; and

  •
  background as an attorney, and his previous role in government and as founder and sole-proprietor of several auto dealerships, providing a unique perspective to the Board.

        Xavier A. Gutierrez is expected to serve as a Director of The New Online Company. Mr. Gutierrez has served as President and Chief Investment Officer of Meruelo Group, a privately held, diversified holding and investment company, since December 2010. Mr. Gutierrez serves as the President and Chief Investment Officer of Meruelo Capital Partners and Meruelo Investment Partners, respectively the private equity and public equities investment affiliates of Meruelo Group. Mr. Gutierrez oversees both public and private equity investment and acquisitions for Meruelo Group, and is responsible for deal origination, underwriting, execution, and capital sourcing. He also leads the strategic management of Meruelo Group's twenty-five companies across ten different industries. From August 2003 until November 2010, Mr. Gutierrez served as Principal and Managing Director with Phoenix Realty Group, a real estate private equity firm managing approximately $1 billion in institutional capital. In addition, he has held positions with Latham & Watkins, Lehman Brothers and the National Football League in a 15+ year career focused on investment management, finance, business development, law, and the institutional capital markets. Mr. Gutierrez received his AB cum laude from Harvard College, and his J.D. from Stanford Law School.

        Mr. Gutierrez's qualifications to serve on our Board of Directors include:

  •
  possesses valuable financial expertise, including extensive experience with capital markets transactions and acquisitions;

  •
  extensive knowledge and experience of over 15 years in investment and strategic management across multiple industries;

  •
  experience in several areas of business including business development, law, finance and investment management provides additional focus and insight to the Board of Directors; and

  •
  day to day leadership, as current President and Chief Investment Officer of Meruelo Group, provides him with significant knowledge of operational and management issues.

        John R. Harris is expected to serve as a Director of The New Online Company. Mr. Harris has been a member of the Board of Directors of DG since November 2010 and currently serves as the Chair of the Compensation Committee for DG. Since January 2013, Mr. Harris has been an operating partner with Glendon Todd Capital. From January 2011 through December 2012, Mr. Harris was CEO of Chemical Information Services, an information service company serving the chemical and pharmaceutical industry. Mr. Harris served as President and CEO of eTelecare Global Solutions, Inc., a technology based services company listed on NASDAQ, from 2006 through its acquisition in 2009. Previously, Mr. Harris served as President and Chief Executive Officer of Seven Worldwide, a technology based services company, from 2003 to 2005, as President and Chief Executive Officer of Delinea Corporation, a technology based services company, from 2002 to 2003, and as President and Chief Executive Officer of Exolink Corporation, a technology company, from 2001 to 2002. From 1973 to 1999, Mr. Harris held a variety of positions, including group vice president and corporate officer, with Electronic Data Systems Corporation, or EDS, a provider of IT services (now a part of Hewlett-Packard, a New York Stock Exchange ("NYSE") listed company). Mr. Harris holds a B.B.A. and a M.B.A. from West Georgia University. Mr. Harris is currently a director of Premier Global Services, a NYSE listed company, and The Hackett Group, a NYSE listed company. Mr. Harris also previously served as a director of StarTek, a NYSE listed company, inVentiv Health, a NASDAQ listed company and Banctec (privately held).

        Mr. Harris's qualifications to serve on our Board of Directors include:

  •
  extensive experience having served on public company boards as chairman and member of Audit, Compensation and Governance board committees, resulting in familiarity with corporate governance and board functions;

  •
  extensive experience as a Chief Executive Officer of several rapidly growing technology companies, including leading a billion dollar business unit focused on the communications, media and entertainment industries, and in depth management experience that will help the Board of Directors address the challenges the Company faces due to constant changes in IT capabilities and communications;

  •
  extensive experience with companies operating internationally; and

  •
  even temperament and ability to communicate and encourage discussion, together with his experience as an independent director of other publicly-traded company boards on which he serves.

        Adam Klein is expected to serve as a Director of The New Online Company. Dr. Klein was a consultant on strategic planning for the CEO of DG and members of his executive team in 2013. Dr. Klein has been the CEO of Media Leader LLC, a leadership and innovation consulting company based in New York, since he founded the company in January 2007. From August 2009 until March 2013, Dr. Klein served as President and CEO of eMusic inc., a leading online music provider. Since 2009, Dr. Klein has served as an Adjunct Professor at the Graduate School of Journalism at Columbia University. From 2003 until 2008, Dr. Klein served in both management and consulting roles at several technology companies. From 2001 to 2003, he served as lead partner in the Media Practice of Booz Allen Hamilton, a leading management and technology consulting firm, and from 1996 to 2000, he served as an Executive Vice President of the Hasbro Corporation, an international toy and board game company. Dr. Klein attended University of Wiwatersrand as an undergraduate in South Africa and holds an MBA and DBA from Harvard Business School.

        Dr. Klein's qualifications to serve on our Board of Directors include:

  •
  seasoned executive with more than 20 years of innovative strategic management experience specializing in changes in digital media and technology;

  •
  possesses valuable practical leadership, strategic consulting and academic experience;

  •
  previous experience serving on private company boards, resulting in significant understanding of corporate and board functions; and

  •
  day to day leadership, as president of numerous technology companies, provides him with valuable knowledge of operations and business challenges.

        C. H. Moore is expected to serve as a Director of The New Online Company. Mr. Moore has been a member of the Board of Directors of DG since June 2011 and currently serves as the Chair of the Audit Committee for DG. Mr. Moore has served as a director, since 2003, of each of Kronos Worldwide, Inc. and NL Industries, Inc., both of which are listed on the NYSE. Mr. Moore is a member of the Audit Committee for each of those two companies, serving as Chairman of the Audit Committee of Kronos Worldwide, Inc. In addition, Mr. Moore is the Audit Committee Financial Expert for all of these boards. From 2003 to 2009, Mr. Moore served as a director and Chairman of the Audit Committee of Perot Systems, Inc. until it was acquired by Dell, Inc. in late 2009. In 2000, Mr. Moore retired from KPMG LLP after a 37-year career where he served in various capacities with the public accounting firm. During the last 10 years of his career, Mr. Moore was the Managing Partner of the Dallas/Fort Worth business unit, served as Southwest/Dallas Area Managing Partner, was elected to KPMG's U. S. Board of Directors and served on the firm's Management Committee. Prior to that time, Mr. Moore was partner-in-charge of the Dallas office audit practice for 12 years. During his career at KPMG, Mr. Moore worked with some of the largest public and private companies in Dallas, as an international liaison partner for numerous countries in the Middle East and India, and traveled extensively to those and other countries on client and KPMG business. Mr. Moore also served on numerous not-for-profit boards, including North Texas Commission, Circle Ten Boy Scouts of America, Dallas Opera, Dallas Citizens Council, United Way, and Dallas Chapter of Texas Society of CPAs. Mr. Moore has received numerous awards, including the Henry Cohen Humanitarian award and the Boy Scouts' Silver Beaver award. Earlier in his career, Mr. Moore co-authored a major oil and gas accounting book, and served on SEC and FASB Task Forces for oil and gas accounting. Currently, Mr. Moore is a frequent speaker and panel participant on board and audit committee matters for the "Big 4" accounting firms and various law firms. Mr. Moore holds a B.B.A. and a Bachelor of Accountancy from Baylor University.

        Mr. Moore's qualifications to serve on our Board of Directors include:

  •
  extensive experience serving on public company boards and membership on board committees, resulting in familiarity with corporate and board functions;

  •
  extensive experience with public and financial accounting matters for complex business organizations;

  •
  financial expertise that will bring valuable experience to the Board of Directors and assist the Company with its global expansion and operational improvement initiatives; and

  •
  even temperament and ability to communicate and encourage discussion, together with his experience as an independent director of other publicly-traded company boards on which he serves.

        Commencing with the first annual meeting of stockholders following the spin-off, directors will be elected annually at each annual meeting of stockholders of The New Online Company.

Board Composition and Director Independence

        The New Online Company's Board of Directors will consist of seven members, a majority of whom The New Online Company expects to satisfy the independence standards established by the applicable rules of the SEC and NASDAQ.

        The New Online Company expects to make a determination as to the independence of each nominee for director prior to his or her nomination for election to the Board of Directors. A determination of independence means, in addition to satisfying the applicable rules of the SEC and NASDAQ, that the director (i) is not an officer or employee of The New Online Company or any of our subsidiaries and (ii) does not have any direct or indirect relationship with us that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. The Board of Directors has determined, after considering all of the relevant facts and circumstances, that each of Messrs. Gutierrez, Harris, Moore and Klein is independent from our management, and is an "independent director" as defined under the rules of the SEC and NASDAQ.

Committees of the Board of Directors

        Effective upon the completion of the spin-off, The New Online Company's Board of Directors will have the following standing committees: an Audit Committee, a Compensation Committee and a Nominating & Governance Committee.

  Audit Committee

        The New Online Company expects that the Board of Directors will determine that the composition of the Audit Committee complies with the rules of the SEC and NASDAQ, and will include directors who The New Online Company believes have the requisite financial literacy to serve on the Audit Committee. The Audit Committee will meet at least quarterly and will assist the Board of Directors in fulfilling its oversight responsibilities. The primary functions of the Audit Committee will consist of:

  •
  selecting and engaging an independent registered public accounting firm ("independent auditors");

  •
  overseeing the work of the independent auditors and The New Online Company's internal audit function;

  •
  approving in advance all services to be provided by, and all fees to be paid to, the independent auditors, who report directly to the Audit Committee;

  •
  reviewing with management and the independent auditors the audit plan and results of the auditing engagement; and

  •
  reviewing with management and the independent auditors the quality and adequacy of The New Online Company's internal control over financial reporting.

        The Board of Directors is expected to adopt a written charter for the Audit Committee that will describe its responsibilities, authority and resources in greater detail. The charter of the Audit Committee will be posted on The New Online Company's website at www.newonlineco.com.

  Compensation Committee

        The Board of Directors is expected to determine that the composition of the Compensation Committee complies with the rules of the SEC and NASDAQ. The primary functions of the Compensation Committee will consist of:

  •
  determining, or recommending to the Board for determination, the compensation of the chief executive officer and all other executive officers of the Company;

  •
  granting awards and approving payouts under The New Online Company's equity plans and its annual executive incentive plan;

  •
  approving changes to The New Online Company's compensation plans;

  •
  reviewing and recommending compensation for The New Online Company Board of Directors;

  •
  overseeing the succession planning and management development programs; and

  •
  supervising the administration of the compensation plans.

        The Board of Directors is expected to adopt a written charter for the Compensation Committee that will describe its responsibilities, authority and resources in greater detail. The charter of the Compensation Committee will be posted on The New Online Company's website at www.newonlineco.com.

  Nominating & Governance Committee

        The Board of Directors is expected to determine that the composition of the Nominating & Governance Committee complies with the rules of the SEC and NASDAQ. The primary functions of the Nominating & Governance Committee will consist of:

  •
  reviewing and interviewing qualified candidates to serve on the Board of Directors;

  •
  making recommendations to the full Board of Directors for nominations to fill vacancies on the Board of Directors; and

  •
  selecting the nominees for director to be elected by the Company's stockholders at each annual meeting.

        The Board of Directors is expected to adopt a written charter for the Nominating & Governance Committee that will describe its responsibilities, authority and resources in greater detail. The charter of the Nominating & Governance Committee will be posted on The New Online Company's website at www.newonlineco.com.

Compensation Committee Interlocks and Insider Participation

        The New Online Company is not currently an independent company, and does not currently have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who will serve as The New Online Company's executive officers were made by DG.

Corporate Governance

        The New Online Company is committed to conducting its business in accordance with the highest level of ethical and corporate governance standards. The Board of Directors of The New Online Company expects to periodically review its corporate governance practices and take other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by stockholders. The following describes some of the actions The New Online Company expects to take to help ensure that The New Online Company's conduct earns the respect and trust of stockholders, customers, business partners and employees.

  Code of Business Conduct and Ethics

        In connection with the spin-off, the Board of Directors of The New Online Company is expected to adopt, among other codes and policies, a code of business conduct and ethics setting forth standards applicable to all of The New Online Company's employees which will be available on The New Online Company's website at www.newonlineco.com.

  Board Leadership Structure and Risk Oversight

        The New Online Company's Chief Executive Officer is expected to be a member of the Board of Directors as a management representative on the Board of Directors. The New Online Company believes this is important to make information and insight directly available to the non-management directors in their deliberations. See "—Board Composition and Director Independence" for additional information regarding our Board leadership structure.

        The New Online Company believes that risk oversight is the responsibility of the Board of Directors as a whole but may assign certain risk oversight to one or more of its committees. The Board of Directors will periodically review the processes established by management to identify and manage risks and communicate with management about these processes.

  Communication with Directors

        Stockholders and other interested persons may communicate with The New Online Company's Board of Directors and the non-management directors by writing to the Board of The New Online Company, care of its Corporate Secretary, by mail, fax, telephone or via the Internet as published on The New Online Company's website in connection with the spin-off. Such communications will be forwarded to the Chair of the Audit Committee and The New Online Company's General Counsel.

  Procedures for Approval of Related Person Transactions

        While The New Online Company generally does not expect to engage in transactions with related persons, including its senior executive officers or directors, The New Online Company's Board of Directors is expected to adopt written policies and procedures regarding transactions with related persons. It is expected that such transactions would be subject to review and approval by the Audit Committee in accordance with The New Online Company's written policies and procedures.

COMPENSATION DISCUSSION AND ANALYSIS

  Introduction

        The business to be conducted by The New Online Company is currently part of DG and not an independent company, and our Compensation Committee has not yet been formed. Decisions as to the past compensation of those who will serve as our executive officers following the spin-off have been made by DG. This Compensation Discussion and Analysis ("CD&A") discusses these historical compensation practices and describes certain aspects of our anticipated compensation structure for our executive officers following the spin-off. While we have discussed our anticipated programs and policies with DG and the Compensation Committee of the DG Board of Directors ("DG Compensation Committee"), our Compensation Committee may decide to change such policies and programs following the completion of the spin-off.

        The information contained in this CD&A and the executive compensation disclosures below is provided for the individuals we expect will be our named executive officers following the spin-off, who we refer to collectively as our "NEOs." It is anticipated that following the spin-off, the NEOs will have the titles shown below (which are the same titles as such executives currently hold with DG); however, such determination is subject to approval by our Board of Directors.

  •
  Neil H. Nguyen, Chief Executive Officer and President,

  •
  Craig Holmes, Executive Vice President and Chief Financial Officer,

  •
  Andy Ellenthal, Executive Vice President—Sales and Operations, and

  •
  Sean Markowitz, General Counsel and Corporate Secretary.

        Our compensation policies and philosophies will be largely the same as those adopted by DG. Our Compensation Committee will review these policies and, it is expected, will make adjustments to support our strategies and to remain competitive in the marketplace.

        The following sections of this CD&A describe DG's compensation philosophy, policies and practices as they applied to the NEOs listed above during fiscal 2013, the principles of the executive compensation program we intend to implement after the spin-off, and the treatment of outstanding DG equity awards in connection with the spin-off.

  Executive Compensation Program Objectives

  Historically

        The primary objectives of DG's executive compensation program are:

  •
  Compensation Should Be Market Competitive:  To ensure that DG's executive compensation program is competitive with compensation paid by companies in the same market for executive talent while maintaining fiscal responsibility for DG stockholders.

  •
  Compensation Should Support DG's Business Strategy:  To ensure DG's compensation program is designed to align executive officer compensation with DG's corporate strategies, business objectives and the long-term interests of our stockholders by rewarding successful execution of DG's business plan, with performance objectives tied to DG's key corporate objectives.

  •
  Compensation Should Reward Relative to Performance:  While DG utilizes a variety of compensation elements to achieve compensation targets, DG intends that the majority of executives' total compensation will be in the form of variable compensation, comprised of target annual incentive awards and target long-term equity incentive awards. Actual compensation will be dependent upon actual corporate or individual performance results or the creation of long-term stockholder value.

  •
  Compensation Should Be Aligned With Stockholder Interests:  DG's executive compensation program will also seek to reward executives for increasing DG's stock price over the long-term and maximizing stockholder value by providing a significant portion, if not a majority, of target total compensation opportunities for DG's executive officers in the form of long-term equity incentives.

  Going Forward

        We intend that the primary objectives of our compensation program following the spin-off will be consistent with the objectives described above.

  Setting Executive Compensation

  Historically

  Introduction

        As noted above, during fiscal 2013, the NEOs participated in DG's executive compensation programs. DG's executive compensation program is reviewed annually by the DG Compensation Committee. In the first quarter of each year, the DG Compensation Committee reviews the performance of each of its executives during the previous year. At this time the DG Compensation Committee also reviews DG's actual corporate performance for the prior year and makes the final incentive payment determinations based on such performance and the DG Compensation Committee's evaluation of each executive's individual performance for the prior year. In connection with this review, the DG Compensation Committee also reviews and adjusts, as appropriate, base salaries and annual target incentive levels for its NEOs and grants, as appropriate, additional target long-term equity incentive awards to its executives and certain other eligible employees for the coming fiscal year.

  Role of Management

        During 2013, Mr. Ginsburg, as DG's Executive Chairman, and Mr. Nguyen, as DG's President and CEO, provided input to DG's Compensation Committee regarding executive responsibilities and objectives, performance and compensation. Specifically, Mr. Ginsburg and Mr. Nguyen provided insight into strategic priorities for DG which contributed to the development of executive financial and individual objectives for the various components of DG's executive pay program. In addition, Mr. Ginsburg and Mr. Nguyen provided guidance on DG's compensation program's ability to attract, retain and motivate executive talent. DG's Compensation Committee considered these recommendations and incorporated management's input, along with the input from the DG Compensation Committee's independent executive compensation consultant, institutional shareholder groups, and other sources, to approve the specific program design, compensation targets and earned awards for all the DG executive officers.

        DG's Compensation Committee meets in executive session, and no executive attends DG Compensation Committee discussions where recommendations are made regarding his compensation. Mr. Ginsburg and Mr. Nguyen do provide input and perspective regarding plan design and market factors related to each executive's position, but the DG Compensation Committee, acting under its independent authority, as established by the DG Board of Directors, determines executive target level of pay and actual pay relative to performance.

  Compensation Determination Process

        DG's Compensation Committee has historically determined each element of an executive's initial compensation package within the framework of the objectives of its executive compensation program based on numerous factors, including:

  •
  The individual's particular background, track record and circumstances, including training and prior relevant work experience;

  •
  The individual's role with us and the compensation paid to similar persons in the peer companies represented in the compensation data that we review;

  •
  The demand for individuals with the specific expertise and experience of the executive;

  •
  Internal equity among the executive group;

  •
  Performance goals and other expectations for the position; and

  •
  Uniqueness of industry skills.

        In general, the terms of DG's executive employment agreements were initially negotiated by DG management and DG legal counsel. The agreements for DG executives over whose compensation the DG Compensation Committee has authority are presented to the DG Compensation Committee for consideration. When appropriate, such as in the case of the agreements for Messrs. Nguyen, Holmes, Ellenthal and Markowitz, the DG Compensation Committee took an active role in the negotiation process.

        During the review and approval process for the employment agreements for executives under its purview, and during its annual review of executive compensation, the DG Compensation Committee considers the appropriate amounts for each component of compensation and the compensation design appropriate for the individual executive. DG strives to achieve an appropriate mix between equity incentive awards and cash payments in order to meet DG's objectives. In determining each element of compensation for any given year, DG's Compensation Committee considers and determines each element individually and then reviews the resulting total compensation and determines whether it is reasonable and competitive. However, the DG Compensation Committee believes that all executive officers should have a significant amount of their total compensation package in the form of performance-based incentive compensation (annual cash incentive) and long-term equity incentive compensation. The amounts reflected in the Summary Compensation Table and the individual employment agreements reflect this process.

  Role of Compensation Consultant and Comparable Company Information

        The DG Compensation Committee is authorized to retain the services of third-party compensation consultants and other outside advisors from time to time, as the DG Compensation Committee sees fit, in connection with compensation matters. Compensation consultants and other advisors retained by the DG Compensation Committee report directly to the DG Compensation Committee, which has the authority to select, retain and terminate any such arrangements with its consultants or advisors.

        During 2013, the DG Compensation Committee retained James F. Reda & Associates ("Reda") to assist the DG Compensation Committee in connection with the implementation of various changes to DG's executive compensation program. The DG Compensation Committee worked with Reda to develop a peer group which would be used for comparative market data as well as performance based compensation program design. The peer group was constructed with input from Reda and DG management, and was ultimately approved by the DG Compensation Committee after extensive review. The DG peer group for 2013 was unchanged from 2012 and consisted of the following 19 companies in the media services, telecommunications, and internet services industries whose median size is comparable to DG:

Acme Packet, Inc.	QuinStreet, Inc.
Akamai Technologies, Inc.	Real Networks, Inc.
Avid Technology, Inc.	Rovi Corp.
Blucora, Inc.	Shutterfly, Inc.
Comscore, Inc.	Sycamore Networks, Inc.
Digital River, Inc.	Tivo, Inc.
Harmonic, Inc.	Unwired Planet, Inc.
Limelight Networks, Inc.	Valueclick, Inc.
National Cinemedia, Inc.	WebMD Health Corp.
Premiere Global Services, Inc.

        For 2013, the Compensation Committee's philosophy was to take comparable company compensation into consideration in setting executive compensation for the NEOs, all of whom had target total compensation (in the aggregate for each executive officer) at or below the 50th percentile for similar positions at the comparable companies. Target performance-based incentive compensation, consisting of short-term cash incentives and long-term equity incentives, is equal to the difference between the targeted total compensation levels and the base salary amounts. The allocation of an executive's target incentive compensation between his annual performance-based incentive opportunity and annual long-term incentive awards may vary from year to year. However, it is intended that a substantial majority of an executive's target total compensation will be in the form of performance-based variable or incentive compensation.

  Going Forward

        The executive compensation programs, and the processes for setting performance based executive compensation, will initially be similar to those in place at DG immediately prior to the completion of the spin-off. Following the spin-off, our Compensation Committee will continue to develop our compensation structure, practices and procedures in order to effectively meet our business needs and goals.

        DG's Compensation Committee has engaged Lyons, Benenson & Company Inc., an independent compensation consultant, on our behalf, to assist us with the implementation of our executive compensation program, determining the terms of the employment agreements to be entered into with our executive officers and to provide annual market and other information on executive compensation. Lyons, Benenson & Company Inc. has not provided any other services to DG or DG's Compensation Committee.

        Our Compensation Committee has developed a peer group and market analysis, with the assistance of its independent compensation consultant, to help it set the compensation payable following the spin-off.

  Key Elements of Executive Compensation Program

  Historically

        The following table lists the three key elements of DG's executive compensation program:

Element	Purpose	Form
Base Salary	Provide a market-based level of compensation for performance of executive's primary responsibilities.	Cash
Annual Cash Incentive Compensation	Create a direct link between executive compensation and short-term company and individual performance.	Cash
Long-Term Equity Incentive Compensation	Focus executives on the enhancement of stockholder value over the long-term, to encourage equity ownership in DG, and to retain key executive talent.	Restricted Stock Units (RSUs) (Both performance-based and time-based vesting)

        All elements of compensation are taken into account when compensation decisions are made by the DG Compensation Committee.

  Going Forward

        Base Salary.    Our Compensation Committee will establish the base salary for each of our NEOs after the spin-off. We expect any adjustments to base salary from the NEO's current base salary at DG will be reflective of factors such as the scope of their responsibilities, background, track record, training and experience, as well as competitive external market positioning and the overall market demand for such executives at the time the respective employment agreements are negotiated. As with total executive compensation, we intend that executive base salaries should be competitive with the range of salaries for executives in similar positions and with similar responsibilities. An executive's base salary will be evaluated together with components of the executive's other compensation to ensure that the executive's target and actual total compensation is consistent with our overall compensation philosophy.

        Annual Performance-Based Incentives.    In connection with the spin-off, we will adopt a performance-based annual incentive plan with terms that are expected to be similar to those of DG's performance-based annual incentive plan. Following the spin-off, our Compensation Committee will establish performance goals and target bonus opportunities for our NEOs that are consistent with the then-current market practices and competitive market levels, although no decisions have been made on the design of our annual incentive program to date.

        Long-Term Incentive Awards.    Our Board of Directors has approved, and DG, as the sole stockholder of The New Online Company, has approved The New Online Company 2014 Incentive Award Plan (the "2014 Plan"), which is substantially similar to the DG 2011 Incentive Award Plan. Compensation through the periodic grants of equity awards under the 2014 Plan will be intended to align executives' and stockholders' long-term interests by creating a direct link between a portion of executive compensation and increases in the price of our common stock and our long-term success. As will be the case when the amounts of base salary and annual incentives are determined, a review of all elements of compensation will be conducted by our Compensation Committee when determining equity awards to ensure that total compensation conforms to our overall compensation philosophy and objectives.

        The material terms of the 2014 Plan are described below under "—The New Online Company 2014 Incentive Award Plan."

The New Online Company 2014 Incentive Award Plan

  Purpose

        The purpose of the 2014 Plan will be to promote our success and enhance our value by linking the individual interests of the members of the Board of Directors and our employees and consultants to those of our stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to our stockholders. The 2014 Plan will be further intended to provide us flexibility in our ability to motivate, attract, and retain the services of members of the Board of Directors, our employees and our consultants upon whose judgment, interest, and special effort the successful conduct of our operation is largely dependent. The 2014 Plan will be designed to enable us to grant performance-based equity and cash awards that qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, or the Code.

  Administration

        The 2014 Plan will be administered by the Compensation Committee, which may delegate its duties and responsibilities to subcommittees of our directors and/or officers for awards to certain non-executive employees, subject to certain limitations that may be imposed under applicable law or regulation, including Section 162(m) of the Code, Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The full Board of Directors will administer the 2014 Plan with respect to awards to members of the Board of Directors. The Compensation Committee, or the Board of Directors, as applicable, is referred to as the "Administrator" of the 2014 Plan. The Administrator will have the authority to grant and set the terms of all awards under, make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2014 Plan, subject to its express terms and conditions.

  Eligibility

        All of our employees and consultants, and employees and consultants of our subsidiaries and affiliates, and members of the Board of Directors, will be eligible to receive awards under the 2014 Plan.

  Limitation on Awards and Shares Available

        We expect a total of 4,500,000 shares of our common stock will initially be reserved for issuance under the 2014 Plan. The shares of our common stock covered by the 2014 Plan may be shares in treasury, authorized but unissued shares, or shares purchased in the open market.

        If any award under the 2014 Plan is forfeited or expires or such award is settled for cash, then any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2014 Plan. In addition, any shares tendered or withheld to satisfy the exercise price of an option or any tax withholding obligation pursuant to any award under the 2014 Plan, any shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on its exercise and any shares purchased on the open market with the cash proceeds from the exercise of options will again be available for issuance under the 2014

Plan. Any shares subject to awards under the 2014 Plan repurchased by us at the same price paid by the holder of such shares, or less, will again be available for issuance under the 2014 Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2014 Plan.

        Awards granted under the 2014 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock (but not awards made in connection with the cancellation and repricing of an option or stock appreciation right), each a "Substitute Award," will not reduce the shares authorized for grant under the 2014 Plan. Additionally, in the event that a company acquired by us or any of our subsidiaries or affiliates or with which we or any of our subsidiaries or affiliates combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan may be used for awards under the 2014 Plan and will not reduce the shares authorized for grant under the 2014 Plan, absent the acquisition or combination, and will only be made to individuals who were not employed by or providing services to us or any of our subsidiaries or affiliates immediately prior to such acquisition or combination.

        The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the 2014 Plan during any fiscal year is 4,500,000, and no participant may be granted, during any fiscal year, awards initially payable in cash that could result in such participant receiving cash payments exceeding $10,000,000 pursuant to such awards. No non-employee member of the Board of Directors may be granted awards under the 2014 Plan for services as a non-employee director for any one year covering more than 500,000 shares, provided that a non-employee director may be granted awards under the 2014 Plan for services as a non-employee director for any one year in excess of such limit if the total awards granted to such director under the 2014 Plan for services as a non-employee director in such year do not have a grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto, in excess of $750,000.

  Awards

        The 2014 Plan will provide for the grant of stock options that qualify as incentive stock options, as defined under Section 422 of the Code, or ISOs, non-qualified stock options, stock appreciation rights, restricted stock units, restricted stock, performance awards, dividend equivalents, and stock payments. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2014 Plan.

        Stock options, including ISOs and non-qualified stock options, may be granted pursuant to the 2014 Plan. The option exercise price of all stock options granted pursuant to the 2014 Plan will not be less than 100% of the fair market value of our common stock on the date of grant. In general, the fair market value shall be the closing sales price for a share of our common stock as quoted on the principal securities market on which shares of our common stock are traded on the date of grant. Stock options may vest and become exercisable as determined by the Administrator, but in no event may a stock option have a term extending beyond the tenth anniversary of the date of grant. ISOs granted to any person who owns, as of the date of grant, stock possessing more than ten percent of the total combined voting power of all classes of our stock, however, shall have an exercise price that is not less than 110% of the fair market value of our common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be ISOs are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as Section 422 of the Code provides. Generally, an option may only be exercised while such person remains an employee or non-employee director of us or one of our subsidiaries or affiliates or for a specified period of time (up to the remainder of the award term) following the holder's termination of service with us or one of our subsidiaries or affiliates.

        Stock appreciation rights may be granted pursuant to the 2014 Plan. A stock appreciation right entitles its holder, upon exercise of all or a portion of the stock appreciation right (the number of shares of which are the "base shares"), to receive from us an amount determined by multiplying the difference obtained by subtracting the exercise or base price per share of the stock appreciation right from the fair market value at the time of exercise of the stock appreciation right by the number of shares with respect to which the stock appreciation right has been exercised (in the event the stock appreciation right is settled in shares, the shares obtained are the "gain shares"), subject to any limitations imposed by the Administrator. The exercise or base price per share subject to a stock appreciation right will be set by the Administrator, but may not be less than 100% of the fair market value on the date the stock appreciation right is granted. The Administrator determines the period during which the right to exercise the stock appreciation right vests in the holder, but in no event may a stock appreciation right have a term extending beyond the tenth anniversary of the date of grant. Payment pursuant to the stock appreciation right awards may be in cash, shares, or a combination of both, as determined by the Administrator. Generally, a stock appreciation right may only be exercised while such person remains an employee or non-employee director of us or one of our subsidiaries or affiliates or for a specified period of time (up to the remainder of the award term) following the holder's termination of service with us or one of our subsidiaries or affiliates.

        Restricted stock units may be granted pursuant to the 2014 Plan. A restricted stock unit award provides for the issuance of our common stock at a future date upon the satisfaction of specific conditions set forth in the applicable award agreement. The Administrator will specify the dates on which the restricted stock units will become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on achieving one or more of the performance criteria listed below, or other specific criteria, including service to us or any of our subsidiaries or affiliates. Restricted stock units generally will be forfeited and the underlying shares of our common stock will not be issued, if the applicable vesting conditions are not met. The Administrator will specify, or permit the restricted stock unit holder to elect, the conditions and dates upon which the shares underlying the vested restricted stock units will be issued (subject to compliance with the deferred compensation requirements of Section 409A of the Code). Restricted stock units may be paid in cash, shares, or both, as determined by the Administrator. Restricted stock units may constitute, or provide for a deferral of compensation, subject to Section 409A of the Code and there may be certain tax consequences if the requirements of Section 409A of the Code are not met.

        Restricted stock may be granted pursuant to the 2014 Plan. A restricted stock award is the grant of shares of our common stock at a price determined by the Administrator, if any, to be paid by the holder to us with respect to any restricted stock award, with cash, services or any other consideration that the Administrator deems acceptable, subject to the requirements of law. Restricted stock generally may be repurchased by us at the original purchase price (or less), if any, or forfeited, if the vesting conditions and other restrictions are not met. Conditions may be based on continuing service to us or any of our subsidiaries or affiliates or achieving one or more of the performance criteria listed below, or other specific criteria. During the period of restriction, participants holding shares of restricted stock have full voting and dividend rights with respect to such shares unless otherwise provided by the Administrator. In addition, with respect to a share of restricted stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of restricted stock vests.

        Dividend equivalents may be granted pursuant to the 2014 Plan, except that no dividend equivalents may be payable with respect to options or stock appreciation rights pursuant to the 2014 Plan. A dividend equivalent is the right to receive the equivalent value of dividends paid on shares. Dividend equivalents that are granted by the Administrator are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the Administrator. Such dividend equivalents will be converted to cash or additional shares of our common stock by such formula, at such time and subject to such limitations as may be determined by the Administrator. In addition, dividend equivalents with respect to an award with performance-based vesting that are based on dividends paid prior to vesting shall only be paid out to the holder to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests.

        Stock payments may be granted pursuant to the 2014 Plan. A stock payment is a payment in the form of shares of our common stock or an option or other right to purchase shares, as part of a bonus, deferred compensation or other arrangement. The number or value of shares of any stock payment will be determined by the Administrator and may be based on continuing service with us or any of our subsidiaries or affiliates or achieving one or more of the performance criteria listed below, or other specific criteria determined by the Administrator. Except as otherwise determined by the Administrator, shares underlying a stock payment which is subject to a vesting schedule or other conditions set by the Administrator will not be issued until those conditions have been satisfied. Stock payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.

        Performance awards may also be granted pursuant to the 2014 Plan. Performance awards may be granted in the form of cash awards, stock awards or other performance awards that are paid in cash, shares, equity awards or a combination of cash, shares or equity awards. The value of performance awards may be linked to any one or more of the performance criteria listed below, or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator will also determine whether performance awards are intended to be performance-based compensation within the meaning of Section 162(m) of the Code. Following is a brief discussion of the requirements for awards to be treated as performance-based compensation within the meaning of Section 162(m) of the Code.

        Performance-based compensation under Section 162(m).    The Compensation Committee may grant awards to employees who are or may be "covered employees," as defined in Section 162(m) of the Code, that are intended to be performance-based compensation within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Under the 2014 Plan, these performance-based awards may be stock, equity, or cash awards or a combination. Participants are only entitled to receive payment for a Code Section 162(m) performance-based award for any given performance period to the extent that pre-established performance goals set by our Compensation Committee for the period are satisfied. These pre-established performance goals will be based on one or more of the following performance criteria:

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  net earnings (either before or after interest, taxes, depreciation and amortization);

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  gross or net sales or revenue;

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  net income (either before or after taxes);

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  adjusted net income;

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  operating earnings or profit;

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  cash flow (including, but not limited to, operating cash flow and free cash flow);

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  return on assets;

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  return on capital or return on invested capital;

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  return on stockholders' equity;

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  total stockholder return;

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  return on sales;

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  gross or net profit or operating margin;

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  operating or other costs and expenses;

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  improvements in expense levels;

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  working capital;

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  earnings per share;

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  adjusted earnings per share;

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  total shareholder return;

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  price per share of our common stock;

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  implementation or completion of critical projects;

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  market share;

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  economic value,

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  comparisons with various stock market indices,

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  stockholder's equity;

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  market recognition (including but not limited to awards and analyst rating);

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  financial ratios; and

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  strategic team goals.

        Any of the foregoing performance criteria may be measured with respect to us, or any subsidiary, affiliate or other internal unit of ours, either in absolute terms, terms of growth or as compared to any incremental increase, or as compared to results of a peer group. The Compensation Committee will define in an objective fashion the manner of calculating the performance criteria it selects to use for such awards. With regard to a particular performance period, the Compensation Committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the performance goals that will be used to measure the performance for the period.

        Except as provided by the Compensation Committee, the achievement of each performance goal will be determined in accordance with applicable accounting principles, international financial reporting standards, or such other accounting principles or standards as may apply to our financial statements under the U.S. federal securities laws from time to time, to the extent applicable. At the time of grant, the Compensation Committee may provide that objectively determinable adjustments will be made for purposes of determining the achievement of one or more of the performance goals established for an award. Any such adjustments will be based on one or more of the following:

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  items related to a change in accounting principle;

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  items relating to financing activities;

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  expenses for restructuring or productivity initiatives;

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  other non-operating items;

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  items related to acquisitions;

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  items attributable to the business operations of any entity acquired by us during the performance period;

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  items related to the disposal of a business or segment of a business;

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  items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards;

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  items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period;

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  any other items of significant income or expense which are determined to be appropriate adjustments;

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  items relating to unusual or extraordinary corporate transactions, events or developments;

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  items related to amortization of acquired intangible assets;

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  items that are outside the scope of our core, on-going business activities;

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  items related to acquisition of in-process research and development;

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  items relating to changes in tax laws;

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  items relating to major licensing or partnership arrangements;

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  items relating to asset impairment charges;

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  items relating to gains or losses for litigation, arbitration and contractual settlements; or

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  items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

  Payment Methods

        The Administrator will determine the methods by which payments by any award holder with respect to any awards granted under the 2014 Plan may be paid, the form of payment, including, without limitation: (1) cash or check; (2) shares of our common stock issuable pursuant to the award or held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a fair market value at the time of delivery equal to the aggregate payments required; (3) other property acceptable to the Administrator (including through the delivery of a notice that the award holder has placed a market sell order with a broker with respect to shares of our common stock then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to us upon settlement of such sale); or (4) other form of legal consideration acceptable to the Administrator. However, no participant who is a member of the Board of Directors or an "executive officer" of the company within the meaning of Section 13(k) of the Exchange Act will be permitted to make payment with respect to any awards granted under the 2014 Plan, or continue any extension of credit with respect to such payment in any method which would violate the prohibitions on loans made or arranged by us as set forth in Section 13(k) of the Exchange Act. Only whole shares of common stock may be purchased or issued pursuant to an award.

  Transferability

        No award under the 2014 Plan may be transferred other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a domestic relations order, unless and until such award has been exercised or the shares underlying such award have been issued and all restrictions applicable to such shares have lapsed. No award shall be liable for the debts or contracts of the holder or his successors in interest or shall be subject to disposition by any legal or equitable proceedings. During the lifetime of the holder of an award granted under the 2014 Plan, only such holder may exercise such award unless it has been disposed of pursuant to a domestic relations order. After the holder's death, any exercisable portion of an award may be exercised by his personal representative or any person empowered to do so under such holder's will or the then applicable laws of descent and distribution until such portion becomes unexercisable under the 2014 Plan or the applicable award agreement. Notwithstanding the foregoing, the Administrator may permit an award holder to transfer an award other than an ISO, subject to certain terms and conditions.

  Forfeiture, Recoupment and Clawback Provisions

        Pursuant to its general authority to determine the terms and conditions applicable to awards under the 2014 Plan, the Administrator shall have the right to provide, in an award agreement or otherwise, that an award shall be subject to the provisions of any recoupment or clawback policies implemented by The New Online Company, including, without limitation, any recoupment or clawback policies adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

  Adjustment Provisions

        If there is any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of our assets to stockholders, or any other change affecting the shares of our common stock or the share price of our common stock other than an equity restructuring (as defined in the 2014 Plan), the Administrator will make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such change with respect to (1) the aggregate number and type of shares that may be issued under the 2014 Plan (including, but not limited to, adjustments of the number of shares available under the plan and the maximum number of shares which may be subject to one or more awards to a participant pursuant to the 2014 Plan during any fiscal year), (2) the number and kind of shares, or other securities or property, subject to outstanding awards, (3) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto), and (4) the grant or exercise price per share for any outstanding awards under the 2014 Plan. If there is any equity restructuring, (1) the number and type of securities subject to each outstanding award and the grant or exercise price per share for each outstanding award, if applicable, will be proportionately adjusted, and (2) the Administrator will make proportionate adjustments to reflect such equity restructuring with respect to the aggregate number and type of shares that may be issued under the 2014 Plan (including, but not limited to, adjustments of the number of shares available under the plan and the maximum number of shares which may be subject to one or more awards to a participant pursuant to the plan during any calendar year). Adjustments in the event of an equity restructuring will not be discretionary. Any adjustment affecting an award intended as "qualified performance-based compensation" will be made consistent with the requirements of Section 162(m) of the Code. The Administrator also has the authority under the 2014 Plan to take certain other actions with respect to outstanding awards in the event of a corporate transaction, including provision for the cash-out, termination, assumption or substitution of such awards.

  Change in Control

        In the event of a Change in Control (as defined in the 2014 Plan), each outstanding award will be assumed, or substituted for an equivalent award, by the successor corporation. If the successor corporation does not provide for the assumption or substitution of the awards, the Administrator may cause all awards to become fully vested, exercisable and/or payable immediately prior to the consummation of the transaction constituting a Change in Control. Notwithstanding the foregoing, Change in Control terms may be adjusted by individual employment and/or award agreements.

  Amendment and Termination; Repricing Without Stockholder Approval Prohibited

        The Administrator may terminate, amend or modify the 2014 Plan at any time; however, except to the extent permitted by the 2014 Plan in connection with certain changes in capital structure, stockholder approval must be obtained for any amendment to (1) increase the number of shares available under the 2014 Plan, (2) reduce the per share exercise price of the shares subject to any option or stock appreciation right below the per share exercise price as of the date the option or stock appreciation right was granted, and (3) cancel any option or stock appreciation right in exchange for cash or another award when the exercise or base price per share of such option or stock appreciation right exceeds the fair market value of the underlying shares, except with respect to any Substitute Award.

  Federal Income Tax Consequences

        The following is a summary of the general federal income tax consequences to U.S. taxpayers and us of awards granted to U.S. taxpayers under the 2014 Plan. Tax consequences for any particular individual may be different.

        If an optionee is granted a non-qualified stock option under the 2014 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of a share of our common stock at such time, less the exercise price paid. The optionee's basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock at the time the optionee exercises such option. Any subsequent gain or loss will be taxable as a capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

        A participant receiving incentive stock options will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common stock received over the exercise or base price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock options is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value at the time of sale and the exercise or base price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock options will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will apply.

        The current federal income tax consequences of other awards authorized under the 2014 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); restricted stock units, stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment based on the fair market value of the award at such time. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.

        Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards under the 2014 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. To the extent possible, we intend to utilize the benefits of certain transition rules under Section 162(m) to insure the deductibility of compensation in excess of $1,000,000.

        Qualified "performance-based compensation" is disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock awards will generally qualify as performance-based compensation if (1) the award is granted by a compensation committee composed solely of two or more "outside directors," (2) the plan contains a per-employee limitation on the number of awards which may be granted during a specified period, (3) the plan is approved by the stockholders, and (4) under the terms of the award, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise or base price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options, established performance criteria that must be met before the award actually will vest or be paid.

        The 2014 Plan is designed to meet the requirements of Section 162(m) of the Code; however, awards other than options and stock appreciation rights granted under the 2014 Plan will only be treated as qualified performance-based compensation under Section 162(m) of the Code if the awards and the procedures associated with them comply with all other requirements of Section 162(m) of the Code. There can be no assurance that compensation attributable to awards granted under the 2014 Plan will be treated as qualified performance-based compensation under Section 162(m) of the Code and thus be deductible to us.

  2013 Executive Compensation Decisions

  Base Salary

        The DG employment agreement with Mr. Nguyen historically provided for automatic increases in his base salary. Consistent with his employment agreement, during 2013, Mr. Nguyen's base salary was increased to $624,750 for 2013. Mr. Markowitz, DG's General Counsel and Secretary, also received a base salary increase to $295,000 for 2013. Other than these increases, no additional base salary actions were taken by DG during 2013 with respect to the NEOs.

  2013 Performance-Based Annual Incentive Awards

        DG's executive compensation program for 2013 included eligibility for an annual performance-based cash incentive for all executives as set forth in their employment agreements. Bonus targets were tied to financial and individual objectives established by the DG Compensation Committee.

        Annual Target Incentives.    As provided in his employment agreement, for 2013, DG's Chief Executive Officer and President, Neil Nguyen, is eligible for a target incentive of 100% of his annual base salary. Actual earnings for Mr. Nguyen could vary from 0% to 200% of target, with his annual bonus based upon a tiered schedule of achievement, such that he is entitled to receive 50% of his target bonus if he meets at least 90% of target performance, 100% of his target bonus if he meets at least 100% of target performance or 200% of his target bonus if he meets at least 110% of target performance. DG's Executive Vice President and Chief Financial Officer, Mr. Holmes, is eligible for a target incentive of 43% of his annual base salary. Actual earnings for Mr. Holmes could vary from 0% to 150% of target, with his annual bonus based upon a tiered schedule of achievement, such that he is entitled to receive 50% of his target bonus if he meets at least 90% of target performance, 100% of his target bonus if he meets at least 100% of target performance or 150% of his target bonus if he meets at least 110% of target performance. Mr. Ellenthal, DG's Executive Vice President—Sales and Operations, is eligible for a target incentive of 75% of his annual base salary. His actual earnings could vary from 0% to 130% of target, with his annual bonus based upon a tiered schedule of achievement, such that he is entitled to receive 50% of his target bonus if he meets at least 90% of target performance, 100% of his target bonus if he meets at least 100% of target performance or 130% of his target bonus if he meets at least 110% or greater of target performance. Mr. Markowitz, DG's General Counsel and Corporate Secretary, is eligible for a target incentive of 50% of his annual base salary. Actual earnings for Mr. Markowitz could vary from 0% to 150% of target, with his annual bonus based upon a tiered schedule of achievement, such that he is entitled to receive 50% of his target bonus if he meets at least 90% of target performance, 100% of his target bonus if he meets at least 100% of target performance or 150% of his target bonus if he meets at least 110% or greater of target performance.

        Annual Performance Objectives.    The 2013 annual incentive under DG's annual incentive program for each of the NEOs was tied 75% to corporate performance and 25% to individual performance (other than Mr. Ellenthal, whose annual incentive is tied 80% to corporate performance and 20% to individual performance).

  •
  DG Performance Objectives.  During 2013, the DG Compensation Committee determined to use DG revenue and DG Adjusted EBITDA as the corporate objectives for purposes of NEO annual incentive decisions. The DG Compensation Committee determined to use these factors to measure corporate performance because they encourage executives to achieve superior operating results using appropriate levels of capital. Each of the DG revenue and DG Adjusted EBITDA objectives were further broken down into three sub-categories, measuring the applicable metric for DG total performance, DG TV business performance and DG online business performance, each of which was weighted at one-third of the total performance score for the relative metric. Target levels of performance were established for each objective, and a range of minimum to superior performance of 90% to 110% was set around each target level of performance. As such, a threshold level of performance of 90% of target must be achieved before any payout can be made. The DG Compensation Committee established the following targets for these objectives:

Performance Metric	Minimum Performance Level (90% of Target)	Targeted Level	Superior Performance Level (110% of Target)	Weighting
Revenue	Overall Weighting: 40%
Total	$361.4 million	$401.5 million	$441.7 million	33% of Revenue Objective
TV Business	$208.2 million	$231.4 million	$254.5 million	33% of Revenue Objective
Online Business	$153.0 million	$170.1 million	$187.1 million	33% of Revenue Objective
Adjusted EBITDA(1)	Overall Weighting: 35%
Total	$115.2 million	$128.0 million	$140.8 million	33% of Adjusted EBITDA Objective
TV Business	$102.8 million	$114.3 million	$125.7 million	33% of Adjusted EBITDA Objective
Online Business	$35.5 million	$39.5 million	$43.4 million	33% of Adjusted EBITDA Objective

(1)
Throughout this CD&A, we refer to Adjusted EBITDA, which is a non-GAAP financial measure. For an explanation of how DG calculates Adjusted EBITDA, see DG's Annual Report on Form 10-K for the year ended

  December 31, 2012, filed with the SEC on March 15, 2013. DG defines Adjusted EBITDA as income from continuing operations, before interest, taxes, depreciation and amortization, share-based compensation, acquisition and integration expenses, proxy contest and related expenses, restructuring/impairment charges and benefits, and gains and losses on derivative instruments. Adjusted EBITDA eliminates items that are either not part of DG's core operations, such as net interest expense, acquisition and integration expenses, and gains and losses from derivative instruments, or do not require a cash outlay, such as share-based compensation and impairment charges. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on DG's estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historical costs and may not be indicative of current or future capital expenditures. DG's computation of Adjusted EBITDA may differ from the methodology for calculating Adjusted EBITDA utilized by other companies and, accordingly, may not be comparable to such other companies.

  •
  Individual Performance Objectives.  Each NEO's individual performance is determined by the DG Compensation Committee based on its subjective evaluation of the NEO's individual performance for the year relative to areas of focus that were set at the beginning of the year. As described above, the Executive Chairman and Chief Executive Officer and President provide the DG Compensation Committee with their evaluation of each of the other NEOs' performance and the DG Compensation Committee evaluates the individual performance of the Chief Executive Officer and President.

        For 2013, the DG Compensation Committee established areas of focus for the NEOs that included strategic and leadership goals and focused on DG's strategic initiatives. The DG Compensation Committee did not establish specific quantitative targets for any of the individual performance objectives described below; instead, such objectives were intended to be qualitative, with the achievement of such objectives left solely to the determination of the DG Compensation Committee after its consideration of each NEO's individual achievements as a whole.

        The individual objectives established for the NEOs for 2013 included:

Mr. Nguyen:

  •
  Defining the plan to maximize profits and performance in the TV business and maximize growth and market share in the online business;

  •
  Defining the plan to optimize staffing of key management roles in priority functional areas for improvement;

  •
  Developing a monthly report of relevant business key performance indicators for DG's board of directors; and

  •
  Developing the senior executive team to run a global business with multiple operating divisions.

Mr. Holmes:

  •
  Establish Financial Planning & Analysis and Internal Audit processes and reporting

  •
  Implement global Tax reorganization to reduce taxes & complexity

  •
  Develop plan to restructure debt

Mr. Ellenthal:

  •
  Lead SalesForce global adoption and roll out

  •
  Determine Online product mix and pricing strategy for TV/Online/Video mix

  •
  Integrate Enterprise sales team

Mr. Markowitz:

  •
  Establish legal policies and processes/governance

  •
  Ensure appropriate spending levels for outside counsel

  •
  Determine and implement legal entity restructuring/subsidiary consolidation plan (with Tax group)

        The NEOs' 2013 annual incentive awards have not yet been determined by the DG Compensation Committee.

  Long-Term Incentive Awards

        On March 29, 2013, the DG Compensation Committee approved the award of (a) 168,666 performance-based and 56,222 time-based restricted stock units to Mr. Nguyen; (b) 38,463 performance-based and 38,464 time-based restricted stock units to Mr. Holmes; (d) 32,995 performance-based and 32,996 time-based restricted stock units to Mr. Ellenthal; and (d) 30,966 performance-based and 30,967 time-based restricted stock units to Mr. Markowitz, all pursuant to DG's 2011 Incentive Award Plan (as amended, the "2011 Plan"). The DG Compensation Committee increased the use of performance-based compensation during 2013 to incentivize DG's executive officers with (a) 75% of long-term equity incentive compensation for Mr. Nguyen being performance-based and (b) 50% of long-term equity incentive compensation for Messrs. Holmes, Ellenthal and Markowitz being performance-based.

        Each of the time-based restricted stock unit awards will vest in three equal installments on each of the first three anniversaries of the date of grant, provided that the NEO continues to be employed by, or provide services to, DG through such vesting dates. In addition, the restricted stock units shall vest on an accelerated basis upon the occurrence of any of the following events: (a) the executive's death, (b) the executive's disability (as such term is defined in the applicable employment agreement between the executive and DG), or (c) upon the occurrence of (i) a termination of the executive's employment by DG without cause (as such term is defined in the executive's employment agreement), (ii) a termination of the executive's employment for good reason (as such term is defined in the executive's employment agreement), (iii) to the extent applicable, the expiration of the stated employment period in the executive's employment agreement following notice by DG of its election not to renew the employment period pursuant to the executive's employment agreement, or (iv) solely with respect to Mr. Nguyen, the executive's Board-approved retirement, in each case, with respect to clauses (i) through (iv) above, to the extent such event occurs following a change in control (as defined in the 2011 Plan).

        In the event that the aggregate fair market value of the total number of shares subject to the time-based restricted stock units granted to the NEOs on March 29, 2013 exceeds (a) 1.25% of DG's Adjusted EBITDA for 2013, with respect to Mr. Nguyen or (b) .47% of DG's Adjusted EBITDA for 2013, with respect to each of Messrs. Holmes, Ellenthal and Markowitz, the total number of shares eligible for vesting under such executive's restricted stock unit award shall be automatically reduced and any excess shares subject to the restricted stock units shall terminate automatically without any further action by DG and be forfeited without further notice and at no cost to DG.

        Each of the performance-based restricted stock unit awards will vest in three equal installments on each of the first three anniversaries of the date of grant if DG achieves certain revenue and EBITDA growth targets, provided that the executive officer continues to be employed by, or provide services to, DG through such vesting dates. The performance-based restricted stock unit awards provide the NEOs with the potential to earn equity awards based on DG's performance relative to three performance objectives over a three-year performance period commencing January 1, 2013. For each fiscal year during the three-year performance period, up to one-third of the shares subject to the restricted stock unit award may vest based on performance relative to the performance objectives. The performance objectives are equally weighted among total DG revenue growth, total online business revenue growth and total Adjusted EBITDA revenue growth. Threshold and target achievement levels were established for each objective and each NEO will vest in the shares based on performance relative to these objectives. Full vesting credit will be given for achievement at or above the targeted level, 50% vesting credit will be given for achievement at the threshold level (90% of the targeted level), and no vesting credit will be given for achievement below the threshold level. Vesting will be calculated on a linear basis for performance between the threshold and target performance target levels.

        Following the completion of each fiscal year during the three-year performance period, DG's Compensation Committee will determine the number of shares to which an NEO will be entitled based on DG's performance relative to the total performance objectives. If the threshold performance hurdle is not met for any of the fiscal years, none of the shares will vest at that time. Any unvested shares remaining at the end of the three-year performance period may vest if the cumulative three-year performance objectives established by the DG Compensation Committee for each of total DG revenue growth, total online business revenue growth and total Adjusted EBITDA revenue growth are achieved for the full three-year performance period, although the number of shares that will vest will depend on performance relative to the targets. In general, an NEO must be employed on a vesting date to be eligible to vest in these performance-based awards. In addition, the performance-based restricted stock units shall vest (at target levels) on an accelerated basis upon the occurrence of any of the same events described above with respect to the time-based awards.

        For more information about the accelerated vesting provisions that may apply to these awards under the DG employment agreements with the NEOs, please see "—Executive Employment Agreements" below. As described in the section titled "—Treatment of Outstanding DG Equity Awards in Connection with the Spin-off," all stock options and restricted stock units outstanding under DG's equity incentive plans will vest in full and be settled for shares of DG common stock two business days prior the closing of the spin-off (and such shares will be entitled to receive the redemption and merger consideration upon the closing of the spin-off and merger transaction). This treatment will apply to all equity awards held by the NEOs regardless of the terms of their employment agreements.

  Other Benefits

  Historically

        DG has historically provided its executives with the following types of benefits:

  •
  Perquisites;

  •
  Health, dental, life, and disability insurance; and

  •
  Retirement benefits.

        DG periodically reviews the levels of perquisites and other individual benefits provided to executive officers to ensure they fit within the overall compensation philosophy and competitive external market practices.

        Perquisites.    DG provides a limited number of perquisites to its executives to better enable DG to attract and retain superior employees for key positions. The main perquisite DG provided the NEOs during 2013 was an automobile allowance for Mr. Nguyen. The value of perquisites provided by DG to the NEOs is set forth in the Summary Compensation Table.

        Health, Dental, Life and Disability Insurance.    DG offers all of its regular employees, including the NEOs, health, life, disability and dental insurance. The value of these benefits provided by DG to the NEOs is set forth in the Summary Compensation Table.

        Retirement Benefits.    All of DG's regular employees, including the NEOs, who meet certain defined requirements may participate in DG's 401(k) plan. DG has the discretion to match employee contributions. Under DG's current matching policy, DG matches 25% of the amount contributed by DG employees, up to a maximum of employee contributions of 6% of gross earnings. The value of this match from DG for the NEOs is set forth in the Summary Compensation Table. The DG Board of Directors has discretion to make additional contributions to DG's 401(k) plan. The DG Board of Directors did not exercise its discretion to do so during 2013.

        Employee Stock Purchase Plan.    DG maintains the DG 2006 Employee Stock Purchase Plan, pursuant to which eligible DG employees, including the NEOs, may purchase DG common stock. Eligible employees authorize payroll deductions to be used for the purchase of DG common stock, up to certain limits as set forth in the plan. Immediately prior to the spin-off, there will be a final purchase of DG common stock under DG's 2006 Employee Stock Purchase Plan using all outstanding automatic payroll deductions for the offering period then underway. The DG 2006 Employee Stock Purchase Plan will then be terminated.

  Going Forward

        We expect to maintain many of the various benefits mentioned above immediately following the spin-off. Going forward, we expect that our Compensation Committee will consider and determine whether to adopt, modify or terminate any of these benefits.

  Employment Agreements

  Historically

        DG entered into employment agreements with each of the NEOs that provide for certain severance benefits in the event that a NEO's employment is involuntarily or constructively terminated or in the event of a DG change-in-control. DG recognized the challenges executives often face securing new employment following termination. To mitigate these challenges and to secure the focus of the management team on DG's affairs, all executive officers are entitled to receive severance payments under their employment agreements upon certain types of termination. The terms of these employment agreements are described below under "Historical Compensation of Our Executive Officers by DG Prior to the Spin-off—DG Executive Employment Agreements." DG believes that reasonable severance benefits for its executive officers are important because there may be limited opportunities for its executive officers to find comparable employment within a short period of time following certain qualifying terminations. In addition to normal severance, DG provides enhanced benefits in the event of a change-in-control as a means of reinforcing and encouraging the continued attention and dedication of the executives to their duties of employment without personal distraction or conflict of interest in circumstances that could arise from the occurrence of a change-in-control. DG believes that the interests of stockholders will be best served if the interests of its senior management are aligned with them, and providing change-in-control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

        DG also extends severance benefits because they are essential to help it fulfill the objectives of attracting and retaining key leadership and managerial talent. These agreements are intended to be competitive within DG's industry and company size and to attract highly qualified individuals and encourage them to be retained by us. While these arrangements form an integral part of the potential total compensation provided to these individuals and are considered by the DG Compensation Committee when determining executive compensation, the decision to offer these benefits did not influence the DG Compensation Committee's determinations concerning other levels of pay or benefits.

  Going Forward

        In connection with the spin-off and merger transaction, DG will terminate each NEO's employment agreement and pay the executive officer the severance payments provided under the applicable agreement for a qualifying termination in connection with a change in control, as described below under "Historical Compensation of Our Executive Officers by DG Prior to the Spin-off—Potential Payments upon Termination of Employment with DG or Change in Control of DG."

        We intend to enter into employment agreements with each of our executive officers to be effective upon the spin-off. The terms of any such arrangements have not been determined.

  Deductibility of Executive Compensation

  Historically

        As part of its role, the DG Compensation Committee has reviewed and considered the deductibility of DG's executive compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the tax deduction for compensation in excess of one million dollars paid to a company's chief executive officer and its four most highly compensated executive officers (other than its chief financial officer). However, performance-based compensation is excluded from the limit so long as it meets certain requirements.

        The DG Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. While DG considers the tax deductibility of each element of executive compensation as a factor in its overall compensation program, the DG Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in DG's best interest for such compensation to be paid without regard to whether it may be tax deductible.

  Going Forward

        We expect our Compensation Committee to adopt a similar practice with respect to considering the tax deductibility of executive compensation under Section 162(m) of the Code (once applicable) following the spin-off.

Treatment of Outstanding DG Equity Awards in Connection with the Spin- off

        In connection with the spin-off and merger transaction, outstanding DG equity-based awards will be treated as follows:

        Options.    Two business days before the spin-off, all outstanding options to purchase shares of DG common stock will become fully vested. Options with an exercise price per share that equals or exceeds the fair market value of one share of DG common stock on the acceleration date will be cancelled for no consideration. All other options will automatically be "net exercised," meaning they will be converted into a number of whole shares of DG common stock equal to the excess of (i) the total number of shares of DG common stock then subject to the option over (ii) the number of whole shares of DG common stock having an aggregate fair market value sufficient to pay the total exercise price of the option. The fair market value per share of DG common stock for this purpose will be the closing price per share of DG common stock on the NASDAQ Global Select Market on the final trading day before the acceleration date. The holders of options that are converted into shares of DG common stock will be entitled to receive the redemption and merger consideration in respect of the shares into which the options were converted. As of December 31, 2013, none of the NEOs or any of the individuals who will serve as our non-employee directors following the spin-off and merger transaction held any unvested stock options.

        Restricted Stock Units.    Two business days before the spin-off, all of DG's restricted stock units will become fully vested and will be converted into shares of DG common stock. The holders of DG restricted stock units that are converted into shares of DG common stock will be entitled to receive the redemption and merger consideration in respect of the shares into which the restricted stock units were converted. As of December 31, 2013, the NEOs and the individuals who will serve as our non-employee directors following the spin-off and merger transaction, held the following number of unvested restricted stock units: Mr. Nguyen, 469,102; Mr. Holmes, 126,927; Mr. Ellenthal, 115,991; Mr. Markowitz, 73,600; and the non-employee directors as a group, 566,309.

        Messrs. Ginsburg and Nguyen and DG's non-employee directors are permitted to elect to defer payment of their restricted stock unit awards. Deferral elections are generally required to be made prior to grant or as otherwise required by the Internal Revenue Code. Deferred restricted stock units are paid in DG shares on a one for one basis. No additional earnings (either in the form of accrued dividends or dividend equivalents) are paid on deferred restricted stock units. In connection with the spin-off and merger transaction, DG will terminate each of the outstanding deferral arrangements and the corresponding restricted stock units and convert each deferred restricted stock unit into DG common shares. The holders of deferred restricted stock units will be entitled to receive the redemption and merger consideration in respect of the DG shares into which the restricted stock units are converted.

        Messrs. Ginsburg and Nguyen currently hold 669,246 and 308,000 restricted stock units subject to deferral elections, respectively (of which 324,497 and 102,666 were unvested as of December 31, 2013, respectively). Messrs. Harris and Moore, who will serve as non-employee directors following the spin-off, each hold 18,266 deferred restricted stock units. Of the outstanding deferred restricted stock units, 90,000 held by Mr. Ginsburg, 33,000 held by Mr. Nguyen and all of the restricted stock units held by Messrs. Harris and. Moore would be distributed in connection with the merger in accordance with the terms of the applicable deferral elections (of which 30,000, 11,000, 13,437 and 13,437 were unvested as of December 31, 2013, respectively). The remaining deferred restricted stock units, 579,246 for Mr. Ginsburg and 275,000 for Mr. Nguyen (of which 294,497 and 91,666 were unvested as of December 31, 2013), respectively, would be distributed upon later dates or events but will instead be converted into DG common shares in connection with the merger as described above.

        Employee Stock Purchase Plan.    Immediately prior to the spin-off, there will be a final purchase of DG common stock under DG's 2006 Employee Stock Purchase Plan using all outstanding automatic payroll deductions for the offering period then underway. The DG 2006 Employee Stock Purchase Plan will then be terminated.

  Historical Compensation of Our Executive Officers by DG Prior to the Spin-off

        The following tables contain compensation information for services in all capacities to DG for the periods shown for our NEOs, who are the individuals we expect will be our executive officers following the spin-off. All of the information included in these tables reflects compensation earned by the individuals for services with DG. All references in the following tables to equity awards relate to awards granted by DG in regard to DG common stock.

        The amounts and forms of compensation reported below do not necessarily reflect the compensation these persons will receive following the spin-off, which could be higher or lower, because historical compensation was determined by DG and future compensation levels will be determined based on the compensation policies, programs and procedures to be established by our Compensation Committee.

  2013 Summary Compensation Table

        The information included in the Summary Compensation Table below reflects compensation earned for service to DG during fiscal 2013 and 2012 by our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non- Equity Incentive Plan Awards ($)	All Other Compensation ($)(2)	Total ($)
Neil H. Nguyen	2013	624,750	—	1,443,781	—	(3)	25,782	2,094,313
Chief Executive Officer and President(4)	2012	592,212	—	6,857,903	—	236,513	32,362	7,718,990
Craig Holmes	2013	350,000	—	493,871	—	(3)	9,618	853,489
Executive Vice President and Chief Financial Officer(5)	2012	72,692	—	577,800	—	37,625	1,010	651,502
Andy Ellenthal	2013	400,000	—	423,662	—	(3)	6,804	830,466
Executive Vice President—Sales and Operations(6)	2012	224,615	—	1,215,000	—	102,000	9,966	1,551,581
Sean Markowitz	2013	295,000	—	397,610	—	(3)	8,662	701,272
General Counsel and Corporate Secretary(7)	2012	94,134	96,250	213,325	—	—	3,658	311,117

(1)
Represents the grant date fair value of equity awards granted to the NEO by DG in the applicable fiscal year determined in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC Topic 718). See Note 12 to DG's Combined Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC for details as to the assumptions used to determine the fair value of stock awards. Amounts shown are based on the full grant date fair value of the entire award, regardless of vesting requirements. The performance objectives to which the vesting of the performance-based restricted stock unit awards granted during 2013 are subject were deemed probable of achievement as of the date of grant and no adjustment was made at that date to the fair value of such awards.

(2)
The following table contains a breakdown of the compensation and benefits included under All Other Compensation for the fiscal year ended December 31, 2013:

Name	401(k) Matching Contributions ($)	Health Insurance Benefits ($)	Automobile Allowance ($)	Total ($)
Neil H. Nguyen	4,375	9,407	12,000	25,782
Craig Holmes	4,098	5,520	—	9,618
Andy Ellenthal	2,985	3,819	—	6,804
Sean Markowitz	3,765	4,897	—	8,662

(3)
The NEOs' 2013 annual incentive awards have not yet been determined by the DG Compensation Committee.

(4)
Effective January 1, 2012, Mr. Nguyen became DG's Chief Executive Officer and President.

(5)
Mr. Holmes joined DG on October 9, 2012 and assumed the role of Chief Financial Officer on November 9, 2012.

(6)
Mr. Ellenthal joined DG on April 23, 2012.

(7)
Mr. Markowitz joined DG on August 21, 2012.

  2013 Grants of Plan-Based Awards

        The following table sets forth information regarding the grants by DG of annual performance-based cash incentive compensation and equity awards with respect to shares of DG common stock to our NEOs during the fiscal year ended December 31, 2013. See "—Treatment of Outstanding DG Equity Awards in Connection with the Spin-off" for details concerning the treatment of outstanding DG equity incentive awards in connection with the spin-off and the merger. For more information about the accelerated vesting provisions that may apply to these awards under the DG employment agreements with the NEOs, please see "—Executive Employment Agreements" below.

								All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards Number Of Shares of Stock or Option Units (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Value Awards (#)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Neil Nguyen	3/29/13	312,375	624,750	1,249,500	—	—	—	—	—	—	—
	3/29/13	—	—	—	84,444	168,666	168,666	—	—	—	1,082,836
	3/29/13	—	—	—	—	—	—	56,222	—	—	360,945
Craig Holmes	3/29/13	75,250	150,500	225,750	—	—	—	—	—	—	—
	3/29/13	—	—	—	19,231	38,463	38,463	—	—	—	246,932
	3/29/13	—	—	—	—	—	—	38,464	—	—	246,939
Andy Ellenthal	3/29/13	150,000	300,000	390,000	—	—	—	—	—	—	—
	3/29/13	—	—	—	16,497	32,995	32,995	—	—	—	211,828
	3/29/13	—	—	—	—	—	—	32,996	—	—	211,834
Sean Markowitz	3/29/13	73,750	147,500	221,250	—	—	—	—	—	—	—
	3/29/13	—	—	—	15,498	30,966	30,966	—	—	—	198,802
	3/29/13	—	—	—	—	—	—	30,967	—	—	198,808

(1)
Non-equity incentive plan awards consist of annual performance-based incentives payable under DG's 2013 annual incentive program. For more information about DG's 2013 annual performance-based incentive program, please see "—2013 Executive Compensation Decisions—Annual Incentives" above.

(2)
These awards consist of performance-based restricted stock unit awards. These performance-based restricted stock unit awards will vest or be forfeited on each of the first three anniversaries of the date of grant based upon DG's performance relative to three performance objectives during each of the three fiscal years during the three-year performance period beginning on January 1, 2013, subject to earlier vesting upon certain terminations of employment as specified in the award agreement. For each fiscal year during the three-year performance period, up to one-third of the shares subject to the restricted stock unit award may vest based on performance relative to the performance objectives. Any unvested shares remaining at the end of the three-year performance period may vest if the cumulative three-year performance objectives established by the DG Compensation Committee are achieved. The performance objectives are equally weighted among total DG revenue growth, total online business revenue growth and total Adjusted EBITDA revenue growth. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied during the performance period, and may be fewer or greater than the number reported in the table. For more information about these awards, please see "—2013 Executive Compensation Decisions—Long-Term Incentive Awards" above.

(3)
These awards consist of time-based restricted stock unit awards. The restricted stock unit award will vest in three equal installments on each of the first three anniversaries of the date of grant, provided that the executive continues to be employed by, or provide services to, DG through such vesting dates, subject to earlier vesting upon certain events as specified in the award agreement. These awards are subject to the additional condition that, in the event that the aggregate fair market value of the total number of shares subject to these time-based restricted stock unit awards exceeds (a) 1.25% of DG's Adjusted EBITDA for 2013, with respect to Mr. Nguyen or (b) .47% of DG's Adjusted EBITDA for 2013, with respect to each of Messrs. Holmes, Ellenthal and Markowitz, the total number of shares eligible for vesting under such restricted stock unit award shall be automatically reduced and any excess shares subject to the restricted stock units shall terminate automatically without any further action by DG and be forfeited without further notice and at no cost to DG. No adjustment was made to these awards as a result of this performance condition. For more information about these awards, please see "—2013 Executive Compensation Decisions—Long-Term Incentive Awards" above.

(4)
Represents the grant date fair value of equity awards granted to the NEOs by DG determined in accordance with ASC Topic 718. See Note 12 to DG's Combined Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC for details as to the assumptions used to determine the fair value of equity awards. Amounts shown are based on the full grant date fair value of the entire award, regardless of vesting requirements. The performance objectives to which the vesting of the performance-based restricted stock unit awards granted during 2013 are subject were deemed probable of achievement as of the date of grant and no adjustment was made at that date to the fair value of such awards.

  Outstanding Equity Awards at Fiscal Year-End 2013

        The following table details unexercised DG stock options and DG restricted stock units that had not vested for each of our NEOs as of December 31, 2013. See "—Treatment of Outstanding DG Equity Awards in Connection with the Spin-off" for details concerning the treatment of outstanding DG equity incentive awards in connection with the spin-off and the merger. For more information about the accelerated vesting provisions that may apply to these awards under the DG employment agreements with the NEOs, please see "—Executive Employment Agreements" below.

					Stock Awards
										Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
								Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
	Option Awards
							Market Value of Shares of Stock Awards that Have Not Vested ($)(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock Awards That Have Not Vested (#)
Neil H. Nguyen	200,000	—	14.14	12/23/2018	—		—	—		—
	—	—	—	—	11,000	(3)	140,140	—		—
	—	—	—	—	91,666	(4)	1,167,825	—		—
	—	—	—	—	141,548	(5)	1,803,322	—		—
	—	—	—	—	56,222	(6)	716,268	—		—
	—	—	—	—	—		—	168,666	(7)	2,148,805
Craig Holmes	—	—	—	—	20,000	(8)	254,800
	—	—	—	—	—		—	30,000	(9)	382,200
	—	—	—	—	38,464	(6)	490,031	—		—
	—	—	—	—	—		—	38,463	(7)	490,019
Andy Ellenthal	—	—	—	—	50,000	(10)	637,000
	—	—	—	—	32,996	(6)	420,369	—		—
	—	—	—	—	—		—	32,995	(7)	420,356
Sean Markowitz	—		—	—	11,667	(11)	148,638
	—	—	—	—	30,967	(6)	394,520	—		—
	—	—	—	—	—		—	30,966	(7)	394,507

(1)
Except as otherwise specified, all of the options have a term of ten years from the original date of grant. Options will vest 25% on the first anniversary of the date of grant, and the remainder vests ratably over each of the 36 months thereafter, subject to earlier vesting upon certain events as specified in the form of award agreement or the NEO's employment agreement. For more information about these awards, please see "—2013 Executive Compensation Decisions—Long-Term Incentive Awards" above.

(2)
Value is calculated using a value of DG's common stock of $12.74 per share, the closing price of DG's common stock on December 31, 2013, which was the last trading day of 2013.

(3)
These restricted stock unit awards vest in three equal installments on each of the first three anniversaries of the date of grant, which was March 29, 2011, provided that the executive continues to be employed by, or provides services to, DG through such vesting dates, subject to earlier vesting upon certain events as specified in the form of award agreement. 22,000 restricted stock units have already vested and are not reported in the table above, although delivery of the underlying shares has been deferred at the election of the executive. These awards were subject to the additional condition that, if the aggregate fair market value of the shares subject to the restricted stock unit award on December 31, 2011 exceeded 7% of DG's Adjusted EBITDA for the 2011 fiscal year, the number of shares subject to such award would be automatically reduced to conform to such limit. No adjustment was made to these awards as a result of this performance condition.

(4)
These restricted stock unit awards vest in three equal installments on each of December 31, 2012, 2013 and 2014, provided that the executive continues to be employed by, or provide services to, DG through such vesting dates, subject to earlier vesting upon certain events as specified in the award agreement. 183,334 restricted stock units have already vested and are not reflected in the table above, although delivery of the underlying shares has been deferred at the election of the executive.

(5)
These restricted stock unit awards will vest in three equal installments on each of the first three anniversaries of the date of grant, which was March 29, 2012, provided that the executive continues to be employed by, or provide services to, DG through such vesting dates, subject to earlier vesting upon certain events as specified in the award agreement. These awards were subject to the additional condition that, if the aggregate fair market value of the shares subject to the restricted stock unit award on December 31, 2012 exceeded 8% of DG's Adjusted EBITDA for the 2012 fiscal year, the number of shares subject to such award would be automatically reduced to conform to such limit. No adjustment was made to these awards as a result of this performance condition.

(6)
These awards consist of time-based restricted stock unit awards. The restricted stock unit award will vest in three equal installments on each of the first three anniversaries of the date of grant, provided that the executive continues to be employed by, or provide services to, DG through such vesting dates, subject to earlier vesting upon certain events as specified in the award agreement. These awards are subject to the additional condition that, in the event that the aggregate fair market value of the total number of shares subject to these time-based restricted stock unit awards exceeds (a) 1.25% of DG's Adjusted EBITDA for 2013, with respect to Mr. Nguyen or (b) .47% of DG's Adjusted EBITDA for 2013, with respect to each of Messrs. Holmes, Ellenthal and Markowitz, the total number of shares eligible for vesting under such restricted stock unit award shall be automatically reduced and any excess shares subject to the restricted stock units shall terminate automatically without any further action by DG and be forfeited without further notice and at no cost to DG. No adjustment was made to these awards as a result of this performance condition. For more information about these awards, please see "—2013 Executive Compensation Decisions—Long-Term Incentive Awards" above.

(7)
These awards consist of performance-based restricted stock unit awards. These performance-based restricted stock unit awards will vest or be forfeited on each of the first three anniversaries of the date of grant based upon DG's performance relative to three performance objectives during each of the three fiscal years during the three-year performance period beginning on January 1, 2013, subject to earlier vesting upon certain terminations of employment as specified in the award agreement. For each fiscal year during the three-year performance period, up to one-third of the shares subject to the restricted stock unit award may vest based on performance relative to the performance objectives. Any unvested shares remaining at the end of the three-year performance period may vest if the cumulative three-year performance objectives established by the DG Compensation Committee are achieved. The performance objectives are equally weighted among total DG revenue growth, total online business revenue growth and total Adjusted EBITDA revenue growth. The number of shares reflected above is the number of shares that may vest under these awards if the threshold level of performance relative to the performance objectives is attained during the performance period. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied during the performance period, and may be fewer or greater than the number reported in the table. For more information about these awards, please see "—2013 Executive Compensation Decisions—Long-Term Incentive Awards" above.

(8)
This restricted stock unit award will vest in three equal installments on each of the first three anniversaries of the date of grant, which was November 21, 2012, provided that the executive continues to be employed by, or provide services to, DG through such vesting dates, subject to earlier vesting upon certain events as specified in the award agreement.

(9)
This restricted stock unit award will vest at the end of a three year performance period to include 2013, 2014 and 2015, based on cumulative achievement of 8% annual EBITDA growth and subject to the executive's continued employment by, or services to, DG through the end of such performance period.

(10)
This restricted stock unit award vests in four equal installments of 25,000 each, the first of which occurred on July 30, 2012. The remainder will vest on each of April 30, 2013, April 30, 2014, and April 30, 2015, provided that the executive continues to be employed by, or provide services to, DG through such vesting dates, subject to earlier vesting upon certain events as specified in the award agreement.

(11)
This restricted stock unit award vests in three equal installments on the first three anniversaries of the date of grant, which was September 12, 2012, provided that the executive continues to be employed by, or provide services to, DG through such vesting dates, subject to earlier vesting upon certain events as specified in the award agreement.

  Option Exercises and Stock Vested

        The following table shows information regarding option exercises by, and the vesting of stock awards held by, the NEOs during the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Neil H. Nguyen(2)	7,501	7,651	173,440	1,692,821
Craig Holmes	—	—	10,000	116,500
Andy Ellenthal	—	—	25,000	167,500
Sean Markowitz	—	—	5,833	75,946

(1)
This column represents the value as calculated by multiplying the closing market price of DG's common stock on the applicable vesting date by the number of shares vested (less, in the case of stock options, the applicable exercise price).

(2)
Mr. Nguyen vested in a total of 173,440 restricted stock units during the fiscal year ended December 31, 2013. Mr. Nguyen deferred 102,667 of his restricted stock unit awards that vested during the fiscal year ended December 31, 2013. These restricted stock units are noted in the table above for Mr. Nguyen and vested during the fiscal year ended December 31, 2013, but the underlying shares for these awards had not yet been delivered or acquired by Mr. Nguyen as of the end of the fiscal year ended December 31, 2013.

  Pension Benefits

        None of the NEOs is eligible to participate in a DG qualified or non-qualified defined benefit pension plan and we do not expect to maintain any qualified or non-qualified defined benefit pension plans following the spin-off.

  Non-Qualified Deferred Compensation

        Mr. Nguyen is permitted to elect to defer payment of his restricted stock unit awards. Deferral elections are generally required to be made prior to grant, however, or as otherwise required by the Internal Revenue Code. Deferred restricted stock units are paid in shares on a one for one basis. No additional earnings (either in the form of accrued dividends or dividend equivalents) are paid on deferred restricted stock units. Mr. Nguyen did not elect to defer payment of any restricted stock units granted during 2013. The following table sets forth information regarding the restricted stock units deferred by Mr. Nguyen during 2013 which otherwise would have vested during 2013, the aggregate earnings on such deferred restricted stock units, if any, during fiscal 2013 and the aggregate balance as of December 31, 2013. As described in the section titled "—Treatment of Outstanding DG Equity

Awards in Connection with the Spin-off," all outstanding deferral arrangements and the corresponding restricted stock units under DG's equity incentive plans will be cancelled and converted into DG common shares in connection with the spin-off and merger transaction.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregatep Balance at Last FY(3)
Neil H. Nguyen(4)	$1,238,458	—	$69,520	—	$2,615,955

(1)
The amount reported in this column represents the value of the shares underlying the deferred restricted stock unit award that vested on the relevant vesting date, calculated based on the closing price of DG's common stock on such date.

(2)
For the awards deferred by Mr. Nguyen that would otherwise have vested in March 2013, the amounts in this column represent the difference in the closing price of the shares of DG's common stock underlying the vested deferred restricted stock units on such vesting date ($6.42, the closing price on March 28, 2013, the last trading day prior to the vesting date, which was not a trading day), and the closing price on December 31, 2013, the last trading day of 2013 ($12.74). The amounts reported in this column are not reported as compensation in the Summary Compensation Table because the earnings are not above market or preferential.

(3)
In each case, the amounts in this column represent the value of shares of DG's common stock underlying the restricted stock units deferred by the executive valued at $12.74, the closing price of DG's common stock on December 31, 2013, the last trading day of 2013. See footnote 4 for a description of the portions of the amounts reported in this column that were reported in the Summary Compensation Table.

(4)
Mr. Nguyen elected to defer payment of 11,000 restricted stock units originally granted in March 2011 that vested in March 2013 until the earliest to occur of his separation from service, death, the occurrence of a change in control or March 2014. The grant date fair value attributable to this portion of the March 2011 award was $396,000 and was reported in the Summary Compensation Table. Mr. Nguyen elected to defer payment of 91,667 restricted stock units originally granted in January 2012 that vested in December 2013 until the earliest to occur of his separation from service, death, disability, the occurrence of a change in control or January 2015. The grant date fair value attributable to this portion of the January 2012 award was $1,555,583 and was reported in the Summary Compensation Table.

  DG Executive Employment Agreements

        DG is a party to an employment agreement with each of the NEOs. These agreements entitle the executive officers to the severance benefits described below upon a termination of employment by DG without cause or by the executive officer for good reason, both of which are referred to below as a qualifying termination.

        In connection with the spin-off and merger transaction, DG will terminate each executive officer's employment agreement and pay the executive officer the severance payments provided under the applicable agreement for a qualifying termination in connection with a change in control, as described below.

  Neil Nguyen

        Effective January 1, 2012, DG entered into an employment agreement with Mr. Nguyen, which agreement has an initial term of three years beginning January 1, 2012, and, subject to advance-notice termination provisions, renews automatically for successive one-year terms. The employment agreement with Mr. Nguyen provides for an annual base salary (currently $624,750) and a target annual incentive equal to 100% of his then-applicable base salary. Under the employment agreement, upon a qualifying termination or if we elect not to renew the agreement, Mr. Nguyen is entitled to his base salary through the remainder of the initial three-year term or for 12 months, whichever is greater. In addition, the agreement also provides that if the qualifying termination or non-renewal of the term occurs following a change in control, or in the event of Mr. Nguyen's death or his termination of employment by reason of his disability, Mr. Nguyen will be entitled to receive the annual incentive which he would have been entitled to receive had he remained employed by us for the entire year during which his termination occurs. Such annual incentive is determined by DG's Compensation Committee based on DG's performance for such year and in accordance with the terms of the applicable DG incentive program for such year. All of the foregoing amounts will be paid in a lump sum at the time of the closing of the merger subject to Mr. Nguyen's execution of a general release of claims, except that Mr. Nguyen agreed to reduce the cash portion of such payments by $500,000.

  Craig Holmes

        Effective November 6, 2012, DG entered into an employment agreement with Mr. Holmes that provides for an annual base salary (currently $350,000) and a target annual incentive equal to 43% of his then-applicable base salary. Under the employment agreement with Mr. Holmes, upon a qualifying termination or if DG elects not to renew the agreement, Mr. Holmes is entitled to receive severance equal to the sum of 12 months' base salary and a prorated portion of his annual bonus for the year in which the termination occurs. All of the foregoing amounts will be paid in a lump sum at the time of the closing of the merger subject to his execution of a general release of claims. The restricted stock units Mr. Holmes received as part of his initial long-term incentive award will vest on an accelerated basis if, following a change in control of DG (as defined in DG's 2011 Incentive Award Plan), Mr. Holmes is terminated by DG without cause, he resigns for good reason or DG provides notice of its election not to renew his employment upon expiration of an employment term.

  Andy Ellenthal

        Effective April 30, 2012, DG entered into an employment agreement with Mr. Ellenthal that provides for an annual base salary (currently $400,000) and a target annual incentive equal to 75% of his then-applicable base salary. Under the employment agreement with Mr. Ellenthal, upon a qualifying termination, Mr. Ellenthal is entitled to receive severance equal to the sum of 12 months' base salary and a prorated portion of his target annual bonus for the year in which the termination occurs (or the full target bonus if the qualifying termination occurs after a change in control). All of the foregoing amounts will be paid in a lump sum at the time of the closing of the merger subject to his execution of a general release of claims. The restricted stock units Mr. Ellenthal received as part of his initial long-term incentive award will vest on an accelerated basis if Mr. Ellenthal is terminated by DG without cause or he resigns for good reason. All equity awards granted to Mr. Ellenthal will vest on an accelerated basis if, following a change in control of DG, Mr. Ellenthal is terminated by DG without cause or he resigns for good reason.

  Sean Markowitz

        Effective July 8, 2013, DG entered into an amended and restated employment agreement with Mr. Markowitz that provides for an annual base salary (currently $295,000) and a target annual incentive equal to 50% of his then- applicable base salary. Under the employment agreement with Mr. Markowitz, upon a qualifying termination, Mr. Markowitz is entitled to receive severance equal to the sum of 12 months' base salary and a prorated portion of his target annual bonus for the year in which the termination occurs. All of the foregoing amounts will be paid in a lump sum at the time of the closing of the merger. The restricted stock units Mr. Markowitz received as part of his initial long-term incentive award will vest on an accelerated basis if Mr. Markowitz is terminated by DG without cause or he resigns for good reason following a change in control of DG.

  Potential Payments upon Termination of Employment with DG or Change in Control of DG

        The information below describes and quantifies certain compensation that would have been payable by DG to each NEO under the DG employment agreements, plans and arrangements if the NEO's employment had terminated, or a change in control had occurred, on December 31, 2013, given the NEO's compensation and service levels as of such date and, if applicable, based on DG's closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees upon a termination of employment, such as payment of accrued but unpaid base salary and vacation pay and distributions under DG's 401(k) plan (assuming the executive participated in the plan).

        As discussed above in the section titled "—DG Employment Agreements," DG will terminate each executive officer's employment agreement and pay the severance payments provided under the applicable agreement to the executive officer in connection with the merger in a lump sum at the time of the closing of the merger, regardless of whether the employment agreement provides for other payment timing. In addition, Mr. Nguyen has agreed to a reduction of $500,000 in the amount payable to him under his employment agreement in connection with the termination of such agreement in connection with the merger. As described in the section titled "—Treatment of Outstanding DG Equity Awards in Connection with the Spin-off," all stock options and restricted stock units outstanding under DG's equity incentive plans will vest in full and be settled for shares of DG common stock two business days prior the closing of the spin-off (and such shares will be entitled to receive the redemption and merger consideration upon the closing of the spin-off and merger transaction). This treatment will apply to all equity awards held by the NEOs regardless of the terms of their employment agreements. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed to the NEOs at the time of the spin-off and merger transaction may be different. Factors that could affect these amounts include the timing during the year of any such event and DG's stock price.

  Neil H. Nguyen

        The following table summarizes the potential payments to Mr. Nguyen assuming his employment with DG was terminated or a change in control occurred on December 31, 2013.

Benefits and Payments	Change in Control(1)	Termination upon Death or Disability(2)	Termination by DG without Cause or by Mr. Nguyen for Good Reason(1)
Base Salary	$624,750	$—	$624,750
Bonus	$624,750	$624,750	$—
Acceleration of Vesting of Equity Awards:
Number of Restricted Stock Units	469,102	469,102	102,667
Value(3)	$5,976,359	$5,976,359	$1,307,978

Total	$7,225,859	$6,601,109	$1,932,728

(1)
The "Change in Control" column reflects the base salary, bonus and equity award acceleration that would be paid or earned by Mr. Nguyen in the event of his involuntary termination of employment by DG without cause or his voluntary termination of employment for good reason following a change in control, assuming such termination and change in control occurred on December 31, 2013. Pursuant to the employment agreement between DG and Mr. Nguyen which became effective January 1, 2012, as described above, if Mr. Nguyen's employment is terminated prior to the end of the employment term by DG other than for cause or by Mr. Nguyen for good reason, he is entitled to (a) his base salary from the date of termination through the remaining term of the agreement, at the rate of salary in effect on the date of termination, with 12 months of his base salary payable over the severance period in accordance with DG's then standard payroll practices and the remainder payable in a lump sum payment, plus (b) in the event such termination occurs following a change in control, the annual incentive which he would have been entitled to receive had he remained employed by DG for the entire year during which his termination occurred, which annual incentive will be determined by the DG Compensation Committee based on DG's performance for such year and in accordance with the terms of the applicable incentive program for such year, payable in a lump sum payment. For purposes of the foregoing table, Mr. Nguyen's 2013 bonus is assumed to be paid at the targeted amount. In addition, 11,000 of Mr. Nguyen's outstanding unvested restricted stock units as of December 31, 2013 would vest upon the occurrence of a change in control (without regard to whether Mr. Nguyen's employment is terminated thereafter) and the remainder of Mr. Nguyen's outstanding unvested restricted stock units as of December 31, 2013 will vest in the event of his involuntary termination of employment by DG without cause or his voluntary termination of employment for good reason following a change in control. Because the "Change in Control" column assumes Mr. Nguyen's involuntary termination of employment by DG without cause or his voluntary termination of employment for good reason following a change in control, with such termination and change in control occurring on December 31, 2013, the accelerated vesting of all of his outstanding restricted stock units as of such date is reflected in this column.

(2)
In the event of Mr. Nguyen's death or his termination of employment by reason of his disability during the employment term under his employment agreement, he is entitled to receive the annual bonus amount as described in clause (b) of footnote 1 above. For purposes of the foregoing table, Mr. Nguyen's 2013 bonus is assumed to be paid at the targeted amount. All of Mr. Nguyen's outstanding unvested restricted stock units will also vest in the event of his death or his termination of employment by reason of his disability.

(3)
Value upon acceleration is calculated using a value of DG's common stock of $12.74 per share, the closing price of DG's common stock on December 31, 2013.

  Craig Holmes

        The following table summarizes the potential payments to Mr. Holmes assuming his employment with DG was terminated or a change in control occurred on December 31, 2013.

Benefits and Payments	Termination by DG without Cause or by Mr. Holmes for Good Reason(1)	Termination upon Death or Disability(2)	Termination by DG without Cause or by Mr. Holmes for Good Reason Following a Change in Control(3)
Base Salary(4)	$350,000	—	$350,000
Bonus(4)	$150,500	—	$150,500
Accelerated Vesting of Equity Awards:
Number of Restricted Stock Units	—	76,927	126,927
Value(5)	—	$980,050	$1,617,050

Total	$500,500	$980,050	$2,117,550

(1)
Reflects the base salary and bonus that would be paid to or earned by Mr. Holmes in the event of his involuntary termination of employment by DG without cause, his voluntary termination of employment for good reason, or the expiration of his employment agreement following notice of nonrenewal by DG, assuming such termination occurred on December 31, 2013, and was not following a change in control.

(2)
In the event of Mr. Holmes' death or his termination of employment by reason of his disability, the restricted stock units granted to him in March 2013 will vest.

(3)
Reflects the base salary, bonus and equity award acceleration that would be paid to or earned by Mr. Holmes in the event of his involuntary termination of employment by DG without cause, his voluntary termination of employment for good reason, or the expiration of his employment agreement following notice of nonrenewal by DG, in each case following a change in control, assuming such termination and change in control occurred on December 31, 2013.

(4)
Pursuant to the employment agreement between DG and Mr. Holmes which became effective November 6, 2012, as described above, if Mr. Holmes's employment is terminated by DG without cause, by Mr. Holmes for good reason, or upon the expiration of his employment agreement following notice of nonrenewal by DG, he is entitled to severance equal to the sum of (a) 12 months' salary at the rate in effect at the date of termination, payable in accordance with DG's standard payroll practices over the 12-month period following his date of termination, with the first installment (which will include all unpaid amounts accrued from the date of termination) to be paid on the date that is 60 days following his date of termination, and (b) his annual bonus for the year in which the termination occurred, prorated for the portion of such year that elapsed prior to the date of Mr. Holmes' termination of employment, payable in a lump sum payment on the date on which annual bonuses for the calendar year in which his termination occurs are paid to DG's executive officers generally, but in all events between January 1 and March 15 of the calendar year following the calendar year in which the termination occurs. For purposes of the foregoing table, Mr. Holmes's 2013 bonus is assumed to be paid at the targeted amount.

(5)
Value upon acceleration is calculated using a value of DG common stock of $12.74 per share, the closing price of DG's common stock on December 31, 2013.

  Andy Ellenthal

        The following table summarizes the potential payments to Mr. Ellenthal assuming his employment with DG was terminated or a change in control occurred on December 31, 2013.

Benefits and Payments	Termination by us without Cause or by Mr. Ellenthal for Good Reason(1)	Termination upon Death or Disability(2)	Termination by us without Cause or by Mr. Ellenthal for Good Reason Following a Change in Control(3)
Base Salary(4)	$400,000	-	$400,000
Bonus(4)	$300,000	-	$300,000
Accelerated Vesting of Equity Awards:
Number of Restricted Stock Units	50,000	65,991	115,991
Value(5)	$637,000	$840,725	$1,477,725

Total	$1,337,000	$840,725	$2,177,725

(1)
Reflects the base salary and bonus that would be paid to or earned by Mr. Ellenthal in the event of his involuntary termination of employment by DG without cause, his voluntary termination of employment for good reason, assuming such termination occurred on December 31, 2013, and was not following a change in control.

(2)
In the event of Mr. Ellenthal's death or his termination of employment by reason of his disability, the restricted stock units granted to him in March 2013 will vest.

(3)
Reflects the base salary, bonus and equity award acceleration that would be paid to or earned by Mr. Ellenthal in the event of his involuntary termination of employment by DG without cause, his voluntary termination of employment for good reason, in each case following a change in control, assuming such termination and change in control occurred on December 31, 2013.

(4)
Pursuant to the employment agreement between DG and Mr. Ellenthal which became effective April 30, 2012, as described above, if Mr. Ellenthal's employment is terminated by DG without cause, by Mr. Ellenthal for good reason, he is entitled to severance equal to the sum of (a) 12 months' salary at the rate in effect at the date of termination, payable in accordance with DG's standard payroll practices over the 12-month period following his date of termination, with the first installment (which will include all unpaid amounts accrued from the date of termination) to be paid on the date that is 60 days following his date of termination, and (b) his annual bonus for the year in which the termination occurred, prorated for the portion of such year that elapsed prior to the date of Mr. Ellenthal's termination of employment. In the event Mr. Ellenthal's employment is terminated without cause or resignation for good reason occurs following a Change in Control, such bonus will not be pro-rated. All amounts will be payable in equal bi-weekly installments over a period of 12 months following the date of termination in accordance with DG's regular payroll pay practices. For purposes of the foregoing table, Mr. Ellenthal's 2013 bonus is assumed to be paid at the targeted amount.

(5)
Value upon acceleration is calculated using a value of DG common stock of $12.74 per share, the closing price of DG's common stock on December 31, 2013.

  Sean Markowitz

        The following table summarizes the potential payments to Mr. Markowitz assuming his employment with DG was terminated or a change in control occurred on December 31, 2013.

Benefits and Payments	Termination by DG without Cause or by Mr. Markowitz for Good Reason(1)	Termination upon Death or Disability(2)	Termination by DG without Cause or by Mr. Markowitz for Good Reason Following a Change in Control(3)
Base Salary(4)	$295,000	-	$295,000
Bonus(4)	$147,500	-	$147,500
Accelerated Vesting of Equity Awards:
Number of Restricted Stock Units	—	61,933	73,600
Value(5)	—	$789,026	$937,664

Total	$442,500	$789,026	$1,380,164

(1)
Reflects the base salary and bonus that would be paid to or earned by Mr. Markowitz in the event of his involuntary termination of employment by DG without cause or his voluntary termination of employment for good reason, assuming such termination occurred on December 31, 2013, and was not following a change in control.

(2)
In the event of Mr. Markowitz' death or his termination of employment by reason of his disability, the restricted stock units granted to him in March 2013 will vest.

(3)
Reflects the base salary, bonus and equity award acceleration that would be paid to or earned by Mr. Markowitz in the event of his involuntary termination of employment by DG without cause or his voluntary termination of employment for good reason, in each case following a change in control, assuming such termination and change in control occurred on December 31, 2013.

(4)
Pursuant to the employment agreement between DG and Mr. Markowitz which became effective July 8, 2013, as described above, if Mr. Markowitz's employment is terminated by DG without cause or by Mr. Markowitz for good reason, he is entitled to severance equal to the sum of (a) 12 months' salary at the rate in effect at the date of termination, and (b) his annual bonus for the year in which the termination occurred, prorated for the portion of such year that elapsed prior to the date of Mr. Markowitz's termination of employment, payable in accordance with DG's standard payroll practices over the 12-month period following his date of termination, with the first installment (which will include all unpaid amounts accrued from the date of termination) to be paid on the date that is 60 days following his date of termination. For purposes of the foregoing table, Mr. Markowitz's 2013 bonus is assumed to be paid at the targeted amount.

(5)
Value upon acceleration is calculated using a value of DG common stock of $12.74 per share, the closing price of DG's common stock on December 31, 2013.

  Director Compensation

        Following the spin-off, we intend to establish a non-employee director compensation policy pursuant to which non-employee members of our Board of Directors will be eligible to receive cash and equity compensation for service on our Board of Directors and its committees. We also intend to reimburse expenses incurred in attending meetings.

  Risk Assessment of Compensation Program

  Historically

        In April 2013, DG management assessed DG's compensation program for the purpose of reviewing and considering any risks presented by DG's compensation policies and practices that are reasonably likely to have a material adverse effect on DG. As part of that assessment, management reviewed the primary elements of DG's compensation program, including base salary, short-term incentive compensation and long-term incentive compensation. Management's risk assessment included a review of the overall design of each primary element of DG's compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to DG that could arise from DG's compensation program. Following the assessment, DG management determined that DG's compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on DG and reported the results of the assessment to the DG Compensation Committee.

  Going Forward

        Our Compensation Committee will take into account risk-management practices and risk-taking incentives as it considers and develops our employee and executive compensation programs and will adopt a risk assessment process relating to compensation policies and practices initially similar to that currently in place at DG.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

        The New Online Company expects that it will generally not engage in transactions in which The New Online Company's senior executive officers or directors, any of their immediate family members or any of The New Online Company's stockholders owning 5% or more of The New Online Company's outstanding shares of common stock have a material interest. Should a proposed transaction or series of similar transactions involve any such persons in an amount that exceeds $120,000, it will be subject to review and approval or ratification by the Audit Committee, subject to such conditions as the Audit Committee or designated subcommittee may prescribe, in accordance with The New Online Company's written policies and procedures relating to related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Before the spin-off, all of the outstanding shares of The New Online Company's common stock will be owned by DG. After the spin-off, DG will own no shares of The New Online Company's common stock. The following table sets forth information with respect to the expected beneficial ownership of The New Online Company's common stock, immediately following the spin-off, by (1) each person who we believe will be a beneficial owner of 5% or more of The New Online Company's outstanding common stock, (2) each expected director, director nominee and named executive officer and (3) all of The New Online Company's expected directors, director nominees and executive officers of The New Online Company as a group. The New Online Company based the share amounts on each person's beneficial ownership of DG's common stock and stock options or other equity awards as of January 3, 2014, and assumes a distribution ratio of one share of The New Online Company's common stock for every share of DG's common stock. The address of each director, director nominee and executive officer shown in the table below is c/o 750 West John Carpenter Freeway, Suite 700, Irving, TX 75039.

        The percentage ownership is based upon 28,021,376 shares of common stock outstanding as of January 3, 2014.

	Shares Beneficially Owned as of January 3, 2014(1)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Scott K. Ginsburg(2) Moon Doggie Family Partnership	2,530,774	9.0%
Neil H. Nguyen(3)	294,273	1.0%
Craig E. Holmes	6,014	*
Sean N. Markowitz	3,513	*
Andy Ellenthal	40,995	*
John R. Harris	2,439	*
Cecil H. Moore Jr.	4,939	*
Alex Meruelo Living Trust(4) 9550 Firestone Blvd, Suite 105 Downey, CA 90241	4,023,570	14.4%
BlackRock Fund Advisors 400 Howard Street San Francisco, CA 94105	2,012,785	7.2%
All directors and executive officers as a
group (7 persons)(5)	2,882,947	10.2%

*
Less than 1% of the Company's common stock.

(1)
Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to the Company's knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of each beneficial owner listed is 750 West John Carpenter Freeway, Suite 700, Irving, TX 75039.

(2)
Includes 2,138,262 shares held of record by Scott K. Ginsburg, 1,660 shares held as parent/guardian of minors and 300,852 shares held in the name of Moon Doggie Family Partnership, L.P. (Scott K. Ginsburg is the sole general partner of Moon Doggie Family Partnership, L.P.) Also includes 90,000 shares issuable pursuant to restricted stock units that could be distributed to Mr. Ginsburg within 60 days of January 3, 2014.

(3)
Includes options exercisable into 200,000 shares of common stock.

(4)
Based upon a Form 13D filed by the holder on October 7, 2013.

(5)
Includes options exercisable into 200,000 shares of common stock. Also includes 90,000 shares issuable pursuant to restricted stock units that could be distributed to Mr. Ginsburg within 60 days of January 3, 2014.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF AND MERGER TRANSACTION

        The following discussion describes the material U.S. federal income tax consequences to holders of DG common stock of the receipt of our common stock and cash in exchange for their DG shares pursuant to the spin-off and merger transaction. This discussion assumes the spin-off and merger transaction will be consummated in accordance with the merger agreement, including the exhibits thereto relating to the spin-off, and as described in this information statement. This discussion is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or any other U.S. federal tax laws, including the estate and gift tax laws and the tax on certain net investment income imposed under Section 1411 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion is based upon the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service ("IRS"), all as in effect on the date of this proxy statement. These authorities are subject to change, possibly retroactively, which may result in tax consequences different from those discussed below. No rulings have been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the spin-off and merger transaction or that any such position would not be sustained by a court.

        This discussion is limited to holders of DG common stock who hold their shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules under the U.S. federal income tax laws, such as banks or other financial institutions, U.S. expatriates, insurance companies, regulated investment companies, real estate investment trusts, "controlled foreign corporations," "passive foreign investment companies," dealers in securities or currencies, traders in securities, partnerships or other pass-through entities (or investors in such entities), U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, tax-exempt organizations and persons holding their shares as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. This discussion also does not address the U.S. federal income tax consequences to holders who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements, or those who exercise appraisal rights under the Delaware General Corporation Law. In addition, this discussion does not address the U.S. federal income tax consequences to holders whose ownership interest in DG will not be completely terminated as a result of the spin-off and merger transaction due to the holder's continuing constructive ownership of DG common stock as a result of the holder's actual or constructive ownership of an interest in Extreme Reach.

        As used in this discussion, "U.S. holder" means a beneficial owner of shares of DG common stock who is treated for U.S. federal income tax purposes as:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (i) a U.S. court is able to exercise primary supervision over its administration and one or more "United States persons" (as defined in the Code) have authority to control all its substantial decisions or (ii) the trust was in existence on August 20, 1996, was treated as a "United States person" prior to such date, and validly elected to continue to be so treated.

        A "non-U.S. holder" is a beneficial owner of shares of DG common stock who is an individual, corporation, estate or trust for U.S. federal income tax purposes and who is not a U.S. holder.

        If an entity treated as a partnership for U.S. federal income tax purposes holds shares of DG common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors as to the tax consequences to them of the spin-off and merger transaction.

        YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE SPIN-OFF AND MERGER TRANSACTION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY OTHER U.S. FEDERAL TAX LAWS.

Tax Treatment of the Spin-Off and Merger

        DG intends to treat the spin-off and merger as an integrated transaction for U.S. federal income tax purposes and the distribution of our stock to holders of DG common stock in partial redemption thereof as a "redemption" subject to Section 302 of the Code. Accordingly, a holder of DG common stock whose ownership interest in DG is completely terminated within the meaning of Section 302(b)(3) of the Code as a result a the spin-off and merger transaction will qualify for sale or exchange treatment with respect to the receipt of our stock.

        The spin-off and merger transaction generally will result in a complete termination of a common stock holder's ownership interest in DG unless the holder continues to constructively own DG common stock as a result of the holder's actual or constructive ownership of an interest in Extreme Reach. Each holder of DG common stock will be required to certify to DG and the paying agent that the holder does not actually or constructively own any interest in Extreme Reach. Complex attribution rules apply in determining ownership for these purposes. It is possible that we will acquire preferred stock of Extreme Reach in connection with the spin-off and merger transaction. In such event, none of our shareholders will be treated as owning an interest in Extreme Reach as a result of their ownership of our stock provided such shareholder actually and constructively owns less than 50% (by value) of our stock. Holders should consult their tax advisors regarding the application of the constructive ownership rules to their particular facts and circumstances.

U.S. Holders

        Taxation of the spin-off and merger transaction.    The receipt of our stock and cash in exchange for shares of DG common stock pursuant to the spin-off and merger transaction will be taxable for U.S. federal income tax purposes. A U.S. holder who receives our stock and cash pursuant to the spin-off and merger transaction generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the sum of the fair market value of our stock and the amount of cash received and (ii) the holder's adjusted tax basis in the shares of DG common stock exchanged therefor. Gain or loss must be calculated separately for each block of shares of DG common stock (i.e., shares acquired at the same cost in a single transaction) exchanged pursuant to the spin-off and merger transaction. Any gain or loss will be long-term capital gain or loss if the shares of DG common stock exchanged pursuant to the spin-off and merger transaction were held for more than one year. Long-term capital gains of non-corporate taxpayers generally are taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

        A U.S. holder's tax basis in shares of our stock received in the spin-off and merger transaction (including any fractional share deemed to be received, as described below) generally will equal the fair market value of such shares on the date the spin-off and merger transaction is consummated. The holding period for such shares will begin the day after such date. Any cash received by a U.S. holder in lieu of a fractional share of our stock should be treated as if the fractional share had been received by the holder as part of the spin-off and merger transaction and then sold by such holder for such amount of cash received. Accordingly, such holder generally should recognize short-term capital gain or loss equal to the difference, if any, between the amount of cash received in lieu of the fractional share and the fair market value of the fractional share on the date the spin-off and merger transaction is consummated.

        Information Reporting and Backup Withholding.    The receipt of our stock and cash in exchange for shares of DG common stock pursuant to the spin-off and merger transaction generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption must provide the paying agent with its correct taxpayer identification number ("TIN"), certify that such TIN is correct and that it is not currently subject to backup withholding by completing and returning the IRS Form W-9 to be included in the letter of transmittal and otherwise comply with applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct TIN may be subject to penalties imposed by the IRS. Certain holders (including corporations) generally are not subject to information reporting and backup withholding. Backup withholding is not an additional tax. U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

        Taxation of the spin-off and merger transaction.    A non-U.S. holder who receives our stock and cash in exchange for shares of DG common stock pursuant to the spin-off and merger transaction generally will not be subject to U.S. federal income tax on any gain realized as result of the transaction unless:

  •
  the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met;

  •
  the gain is effectively connected with the holder's conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or

  •
  DG is or has been a U.S. real property holding corporation ("USRPHC") for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the shares or the period that the non-U.S. holder held shares.

        A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or applicable lower treaty rate) on any gain realized pursuant to the spin-off and merger transaction, which may be offset by certain U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

        With respect to the third bullet point, in general, a corporation is a USRPHC if the fair market value of its "United States real property interests" (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. DG does not believe that it is or was a USRPHC during the applicable period for U.S. federal income tax purposes.

        Information Reporting and Backup Withholding.    Non-U.S. holders generally will not be subject to information reporting or backup withholding with respect to the receipt of our stock and cash in exchange for shares of DG common stock pursuant to the spin-off and merger transaction if they provide the paying agent with a properly executed IRS Form W-8BEN certifying the holder's non-U.S. status or otherwise establish an exemption. Backup withholding is not an additional tax. Non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

        The preceding summary is for general information only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. Holders are urged to consult with their own tax advisors as to the particular tax consequences to them of the spin-off and merger transaction, including the application and effect of any state, local, foreign or other tax laws.

DESCRIPTION OF THE NEW ONLINE COMPANY'S CAPITAL STOCK

        The following is a summary of the material terms of The New Online Company's capital stock that will be contained in the Certificate of Incorporation and Bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Certificate of Incorporation or of the Bylaws to be in effect at the time of the spin-off. The summary is qualified in its entirety by reference to these documents, which you should read (along with the applicable provisions of Delaware law) for complete information on The New Online Company's capital stock at the time of the spin-off. The Certificate of Incorporation and Bylaws to be in effect at the time of the spin-off will be included as exhibits to the registration statement on Form 10, of which this information statement is a part.

Authorized Capital Stock

        Immediately following the spin-off, The New Online Company's authorized capital stock will consist of two hundred million (200,000,000) shares of common stock, par value $0.001 per share, and fifteen million (15,000,000) shares of preferred stock, par value $0.001 per share.

Common Stock

        Immediately following the spin-off, The New Online Company expects that approximately 30.8 million shares of its common stock will be issued and outstanding based upon approximately 28.0 million shares of DG's common stock (including options and restricted stock units that will be converted) that The New Online Company expects to be outstanding immediately prior to the merger. All outstanding shares of The New Online Company's common stock, when issued, will be fully paid and non-assessable.

        Each holder of The New Online Company's common stock will be entitled to one vote for each share on all matters to be voted upon by the common stockholders. The holders of The New Online Company's common stock will not be entitled to cumulative voting of their shares in elections of directors. Subject to any preferential rights of any outstanding preferred stock, holders of The New Online Company's common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by its Board of Directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of The New Online Company, holders of its common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any outstanding preferred stock.

        Holders of The New Online Company's common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of The New Online Company's common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that The New Online Company may designate and issue in the future.

Preferred Stock

        The New Online Company's Certificate of Incorporation will authorize The New Online Company Board of Directors, without further action by The New Online Company's stockholders, to issue shares of preferred stock and to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

        The authority possessed by The New Online Company's board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of The New Online Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. The New Online Company's board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of the common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and The New Online Company's board has no present intention to issue any shares of preferred stock.

Anti-Takeover Effects of The New Online Company's Certificate of Incorporation and Bylaws and Delaware Law

        Provisions of the Delaware General Corporation Law (the "DGCL") and The New Online Company's Certificate of Incorporation and Bylaws could make it more difficult to acquire The New Online Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that The New Online Company's Board of Directors may consider inadequate and to encourage persons seeking to acquire control of The New Online Company to first negotiate with The New Online Company's Board of Directors. The New Online Company believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure The New Online Company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

        Undesignated Preferred Stock.    The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

        Stockholder Meetings.    Our charter documents provide that a special meeting of stockholders may be called only by our Board of Directors, the Chairperson of our Board of Directors, our Chief Executive Officer or, in the absence of a Chief Executive Officer, our President.

        Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors.

        No Stockholder Action by Written Consent.    Our Certificate of Incorporation excludes the right of stockholders to act by written consent without a meeting.

        Delaware Anti-Takeover Statute.    We are subject to Section 203 of the DGCL, which prohibits persons deemed "interested stockholders" from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors.

        Amendment of our Certificate of Incorporation or our Bylaws.    The amendment of any of the above provisions in our Certificate of Incorporation, except for the provision making it possible for our Board of Directors to issue preferred stock, or the amendment of any provision in our Bylaws (other than by action of the Board of Directors), would require approval by holders of at least 66 2/3% of our then outstanding voting stock.

        Delaware as Sole and Exclusive Forum.    Our Certificate of Incorporation provides, that unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or otherwise wrongdoing by, any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws, or (v) any action asserting a claim against us or any of our directors, officers or employees governed by the internal affairs doctrine.

Indemnification of Directors and Officers

        As permitted by Section 102 of the DGCL, we have adopted provisions in our Certificate of Incorporation and Bylaws that limit the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

        As permitted by Section 145 of the DGCL, our Bylaws provide that:

  •
  we may indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL, subject to limited exceptions;

  •
  we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

  •
  the rights provided in our Bylaws are not exclusive.

        Our Certificate of Incorporation, attached as Exhibit 3.1, and our Bylaws, attached as Exhibit 3.2, provide for the indemnification provisions described above.

        We intend to enter into separate indemnification agreements with our directors and certain of our officers. These indemnification agreements may generally require us, among other things, to indemnify such officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements may also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we intend to purchase a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Dividends

        The New Online Company does not intend to pay cash dividends in the foreseeable future.

Listing

        The New Online Company intends to apply to have its shares of common stock listed on the NASDAQ Global Select Market.

Transfer Agent and Registrar

        After the spin-off, the transfer agent and registrar for The New Online Company's common stock will be Computershare Trust Company, N.A.

 WHERE YOU CAN FIND MORE INFORMATION

        The New Online Company has filed a registration statement on Form 10 with the SEC with respect to the shares of The New Online Company's common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to The New Online Company and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review and copy the registration statement, including its exhibits and schedules, at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549 as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on their public reference room. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

        As a result of the spin-off, The New Online Company will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

        The New Online Company intends to furnish holders of its common stock with annual reports containing combined financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

        You should rely only on the information contained in this information statement or to which this information statement has referred you. The New Online Company has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

UNAUDITED COMBINED BALANCE SHEETS

(In thousands)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets
CURRENT ASSETS:
Cash and cash equivalents	$17,734	$13,692
Short-term investments	—	314
Trade receivable (less allowances of $1,202 in 2013 and $524 in 2012)	41,101	45,308
Deferred income taxes	843	843
Restricted cash	1,692	1,917
Other current assets	10,208	10,774

Total current assets	71,578	72,848
Property and equipment, net	23,058	18,610
Goodwill	134,086	134,086
Intangible assets, net	87,009	98,752
Restricted cash	3,415	3,784
Other	1,741	895

Total assets	$320,887	$328,975

Liabilities and Business Capital
CURRENT LIABILITIES:
Accounts payable	$2,177	$3,270
Accrued liabilities	16,309	22,167
Deferred income taxes	36	36
Deferred revenue	—	14

Total current liabilities	18,522	25,487
Deferred income taxes	12,695	13,194
Other non-current liabilities	6,837	6,909

Total liabilities	38,054	45,590

BUSINESS CAPITAL:
Parent company investment	283,192	283,903
Accumulated other comprehensive loss	(359)	(518)

Total business capital	282,833	283,385

Total liabilities and business capital	$320,887	$328,975

The accompanying notes are an integral part of these unaudited combined financial statements.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

UNAUDITED COMBINED STATEMENTS OF OPERATIONS

For the nine months ended September 30, 2013 and 2012

(in thousands)

	Nine Months Ended September 30,
	2013	2012
Revenues	$113,564	$99,469

Cost of revenues (excluding depreciation and amortization):	39,370	37,993
Selling and marketing expenses	41,688	37,041
Research and development expenses	7,501	10,230
General and administrative expenses	13,432	16,267
Acquisition, integration and other expenses	3,394	4,069
Depreciation and amortization	17,642	17,401
Goodwill impairment	—	208,166

Operating Loss	(9,463)	(231,698)
Other (income) expense:
Other (income) expense	(26)	906
Loss before income taxes	(9,437)	(232,604)
Provision (benefit) for income taxes	1,542	(13,029)

Net loss	$(10,979)	$(219,575)

The accompanying notes are an integral part of these unaudited combined financial statements.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(10,979)	$(219,575)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Goodwill impairment	—	208,166
Depreciation of property and equipment	5,884	5,848
Amortization of intangibles	11,758	11,553
Stock-based compensation	4,923	6,870
Deferred income taxes	(500)	(21,910)
Provision for trade receivable losses	678	294
Impairment of long-term investments	(723)	—
Other	—	110
Changes in operating assets and liabilities:
Trade receivable	3,529	7,859
Other assets	602	(2,769)
Accounts payable and other liabilities	(4,493)	(11,359)
Deferred revenue	(14)	(287)

Net cash provided by (used in) operating activities	10,665	(15,200)

Cash flows from investing activities:
Purchases of property and equipment	(3,819)	(4,396)
Capitalized costs of developing software	(7,068)	(4,547)
Acquisitions, net of cash acquired	—	(8,593)
Purchase of long-term investment	(175)	(1,016)
Proceeds from sale of short-term investment	314	10,390
Other	1,359	—

Net cash used in investing activities	(9,389)	(8,162)

Cash flows from financing activities:
Payments of earnouts/seller financing	(2,531)	—
Net contributions from Parent	5,506	14,345

Net cash provided by financing activities	2,975	14,345

Effect of exchange rate changes on cash and cash equivalents	(209)	—

Net increase (decrease) in cash and cash equivalents	4,042	(9,017)
Cash and cash equivalents at beginning of year	13,692	25,041

Cash and cash equivalents at end of period	$17,734	$16,024

Supplemental disclosures of cash flow information:
Non-cash financing and investing activities:
Promissory note used to acquire business	$—	$2,331
Cash paid for income taxes, net of refunds	$(1,659)	$2,508

The accompanying notes are an integral part of these unaudited combined financial statements.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

UNAUDITED COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Nine Months Ended September 30,
	2013	2012
Net loss	$(10,979)	$(219,575)
Other comprehensive income (loss):
Unrealized gain (loss) on derivatives, net of tax	(205)	122
Unrealized gain (loss) on available for sale securities, net of tax	723	(443)
Foreign currency translation adjustment	(359)	458

Total other comprehensive income	159	137

Total comprehensive loss	$(10,820)	$(219,438)

The accompanying notes are an integral part of these unaudited combined financial statements.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

UNAUDITED COMBINED STATEMENTS OF CHANGES IN BUSINESS CAPITAL

(In thousands)

	Parent Company Investment	Accumulated Other Comprehensive Loss	Total Business Capital
Balance at December 31, 2012	$283,903	$(518)	$283,385
Net contributions from Parent	10,268	—	10,268
Net loss and comprehensive loss	(10,979)	159	(10,820)

Balances at September 30, 2013	$283,192	$(359)	$282,833

The accompanying notes are an integral part of these unaudited combined financial statements.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

1. Pending Merger Transaction with Extreme Reach

  Separation from Digital Generation, Inc. and Pending Merger Transaction with Extreme Reach

        On August 12, 2013, DG entered into a merger agreement with Extreme Reach and a wholly-owned subsidiary of Extreme Reach whereby the parties agreed to an integrated transaction, the spin-off and merger transaction, summarized as follows:

  (i)
  DG will contribute its online business, and substantially all of the working capital of DG's television business, to a newly formed wholly-owned subsidiary, The New Online Company;

  (ii)
  Under the terms of the merger agreement as further described in the proxy statement, Extreme Reach may request The New Online Company to purchase $45 million of nominal value of newly-created Series D Preferred Stock of Extreme Reach for $40 million in cash, which will be used to fund a portion of the aggregate merger consideration. In the event that Extreme Reach does not require The New Online Company to make this investment, Extreme Reach will be required to pay The New Online Company $5 million in cash at the closing of the merger;

  (iii)
  DG will distribute the shares of The New Online Company to DG's shareholders in partial redemption of their shares of DG common stock, and The New Online Company will become a publicly held company; and

  (iv)
  Extreme Reach will acquire DG pursuant to a merger in which a wholly-owned subsidiary of Extreme Reach will merge with and into DG, following which DG will survive the merger as a wholly-owned subsidiary of Extreme Reach. At the time of the merger, DG's business will consist of the television business without any debt or working capital. Each issued and outstanding share of DG common stock will be cancelled and converted automatically into the right to receive a pro rata portion of the aggregate merger consideration of $485 million, less DG's outstanding indebtedness, which will be repaid in full upon the consummation of the merger.

        Pursuant to the separation and distribution agreement and other agreements that will be entered into between DG and The New Online Company in connection with the spin-off, The New Online Company agrees to indemnify DG and affiliates of DG (including Extreme Reach) for all pre-closing liabilities of DG, including stockholder litigation, tax obligations, and employee liabilities.

        The spin-off and merger transaction is expected to close during the first quarter of 2014 and is subject to the satisfaction of certain conditions including (i) approval from DG's stockholders and (ii) Extreme Reach obtaining financing on specified terms. In furtherance of this plan, on August 12, 2013, DG's board of directors approved the spin-off and merger transaction.

2. General

  The Company

        We operate a leading ad management and distribution platform. We help advertisers engage with consumers across online media, while delivering timely and impactful ad campaigns. Our technology and high quality service help advertisers overcome the fragmentation in the market and get optimal results for their advertising spending.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

2. General (Continued)

        We market our services directly in the United States and through our subsidiaries in several countries, including Israel, the United Kingdom, France, Germany, Australia, Ireland, Spain, Japan, China, Mexico and Brazil. See Note 9 for further information on revenues by geographical area.

  Principles of Combination and Basis of Presentation

        The accompanying financial statements have been prepared to reflect the historical financial position, results of operations and cash flows of the Company, including the push-down of the purchase price to each of the entities that comprise the Company when they were acquired by DG, in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The carve-out financial statements have been prepared on a basis that management believes to be reasonable to reflect the financial position, results of operations and cash flows of the Company's operations, including portions of DG's corporate costs and administrative shared services. These unaudited combined financial statements should be read in conjunction with the audited financial statements and notes thereto of the Company for the three years in the period ended December 31, 2012.

        Management believes the assumptions and allocations underlying the accompanying financial statements are reasonable and appropriate under the circumstances. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an entity that operated independently of DG. Consequently, future results of operations after the Company's separation from DG will include costs and expenses for the Company to operate as an independent company, and these costs and expenses may be materially different from the Company's historical results of operations, financial position and cash flows. Accordingly, the financial statements for the periods presented are not indicative of the Company's future results of operations, financial position or cash flows. See Note 12 for additional discussion of certain intercompany allocations.

        The Company historically has operated as part of DG and not as a independent company. Financial statements were not previously prepared for the Company as it had no separate legal status or existence.

  Seasonality

        Our business is seasonal. Revenues tend to be the highest in the fourth quarter as a large portion of our revenues follow the advertising patterns of our customers.

  Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including those related to the recoverability and useful lives of our long-lived assets, the adequacy of our allowance for doubtful accounts and credit memo reserves, office closure exit costs, contingent consideration and income taxes. We base our estimates on historical experience, future expectations

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

2. General (Continued)

and on other relevant assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

        See Note 5 for a discussion of the risk of a future impairment of our goodwill.

  Derivative Instruments

        We enter into foreign currency forward contracts and options with a single counterparty (i.e., an Israeli bank) to hedge the exposure to the variability in expected future cash flows resulting from changes in related foreign currency exchange rates between the New Israeli Shekel ("NIS") and the U.S. Dollar. Portions of these transactions are designated as cash flow hedges, as defined by Accounting Standards Codification ("ASC") Topic 815, "Derivatives and Hedging."

        ASC Topic 815 requires that we recognize derivative instruments as either assets or liabilities in our balance sheet at fair value. These contracts are Level 2 fair value measurements in accordance with ASC Topic 820, "Fair Value Measurements and Disclosures." For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss), net of taxes, and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Any ineffectiveness, which historically has not been material, is recognized in the statement of operations (interest income and other, net).

        Our cash flow hedging strategy is to hedge against the risk of overall changes in cash flows resulting from certain forecasted foreign currency rent and salary payments during the next 12 months. We hedge portions of our forecasted expenses denominated in the NIS with foreign currency forward contracts and options. At September 30, 2013, we had $7.7 million notional amount of foreign currency forward contracts and options outstanding that had a net fair value asset balance of $0.3 million ($0.3 million asset, net of a $0.0 million liability). The net asset is included in "other current assets" and is expected to be recognized in our results of operations in the next 12 months. As a result of our hedging activities, we incurred the following gains (losses) in our combined results of operations (in thousands):

	Nine Months Ended September 30,
	2013	2012
Hedging gain (loss) recognized in operations	$695	$(542)

        The vast majority of any gain or loss from hedging activities is included in our various operating expenses. It is our policy to offset fair value amounts recognized for derivative instruments executed with the same counterparty when we have the right of, or ability to cause, net settlement. In connection with our foreign currency forward contracts and options and other banking arrangements, we have agreed to maintain $1.7 million of cash in a bank account with our counterparty (an Israeli bank).

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

2. General (Continued)

  Acquisition, Integration and Other Expenses

        Acquisition, integration and other expenses reflect the expenses incurred in acquiring or disposing of a business (e.g., investment banking fees, legal fees), costs to integrate an acquired operation (e.g., severance pay, office closure costs) into the Company and certain other expenses. A summary of our acquisition, integration and other expenses is as follows (in thousands):

	Nine Months Ended September 30,
Description	2013	2012
Legal, accounting and due diligence fees	$—	$596
Severance	249	2,670
Strategic alternatives	1,969	233
MediaMind pre-acquisition liability	720	—
Proxy contest	171	—
Integration costs	285	570

Total	$3,394	$4,069

  Long Term Debt

        These carve-out financial statements do not attribute any of DG's debt to the Company since (i) if the transactions are completed as planned, all of DG's debt will be paid off prior to or simultaneous with the spin-off of the Company, or (ii) if the transactions are not completed, the spin-off will not occur. Presently however, the Company's U.S. subsidiaries have guaranteed the debt and its U.S. assets are pledged as collateral for DG's debt ($386 million at September 30, 2013) and its cash flows are used in part to fund DG's debt service obligations. Historically, the Company's cash flows have been negative or nominal and have not been a significant factor in servicing DG's debt.

  Recently Adopted Accounting Guidance

        Effective January 1, 2013, we adopted ASU 2012-02, "Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment," which provides entities with the option to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If the entity concludes that it is more likely than not that the asset is impaired, it is required to determine the fair value of the intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying value in accordance with Topic 350. If the entity concludes otherwise, no further quantitative assessment is required. Presently, our only indefinite long-lived intangible asset is goodwill. The adoption of ASU 2012-02 did not have a material impact on our combined financial statements.

        Effective January 1, 2013, we adopted ASU 2013-02, "Comprehensive Income (Topic 220) Reporting of amounts reclassified out of accumulated other Comprehensive Income" which requires entities to disclose information showing the effect of items reclassified from accumulated other comprehensive income (loss) on the line items in the statement of operations. The provisions of this new guidance were effective prospectively beginning January 1, 2013. Accordingly, we have included

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

2. General (Continued)

enhanced footnote disclosure for the nine months ended September 30, 2013 in Note 7. Other than the additional disclosure, the adoption of ASU 2013-02 did not have a material impact on our combined financial statements.

3. Fair Value Measurements

        ASC 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.

        ASC 820 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

  •
  Level 1—Quoted prices in active markets for identical assets or liabilities.

  •
  Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  •
  Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

        We have classified our assets and liabilities that are measured at fair value on a recurring basis (at least annually) into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date.

        The tables below set forth by level, assets and liabilities that were accounted for at fair value as of September 30, 2013 and December 31, 2012. The tables do not include cash on hand or assets and liabilities that are measured at historical cost or any basis other than fair value (in thousands):

		Fair Value Measurements at September 30, 2013
	Balance Sheet Location	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
Assets:
Currency forward derivatives/options	(a)	$—	$267	$—	$267
Marketable equity securities	(b)	1,060	—	—	1,060

Total		$1,060	$267	$—	$1,327

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

3. Fair Value Measurements (Continued)

		Fair Value Measurements at December 31, 2012
	Balance Sheet Location	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
Assets:
Currency forward derivatives/options	(a)	$—	$445	$—	$445
Marketable equity securities	(b)	337	—	—	337

Total		$337	$445	$—	$782

Liabilities:
Revenue earnout payable	(c)(d)	$—	$—	$201	$201

(a)
Included in other current assets.

(b)
Included in other non-current assets.

(c)
Included in accrued liabilities.

(d)
Included in other non-current liabilities.

        The fair value of our marketable equity securities was determined based upon quoted market prices. Our marketable equity securities relate to a single issuer with an adjusted cost basis of $0.3 million. The currency forwards/options are derivative instruments whose value is based upon quoted market prices from various market participants.

        In connection with an acquisition of a business, we sometimes include a contingent consideration component of the purchase price based on future revenues. We estimate future revenues based on historical revenues and certain other factors. The revenue earnouts sometimes require a minimum level of revenues before any earnout payment becomes due. Accordingly, there can be significant volatility in the revenue earnout liability. Each reporting period, we update our estimate of the future revenues of each earnout party and the corresponding earnout levels achieved, discounted to their present values. The change in fair value is recorded in cost of revenues in the accompanying combined statements of operations. The following table provides a reconciliation of changes in the fair value of our Level 3 liabilities (in thousands):

	Revenue Earnout Payable
	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Balance at beginning of period	$201	$935
Additions	—	—
Payments	(201)	—

Balance at end of period	$—	$935

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

4. Acquisitions

        During 2012 we completed the following acquisitions:

Business Acquired	Date of Closing	Net Assets Acquired (in millions)	Form of Consideration
Peer 39	April 30, 2012	$15.7	Cash/Stock

        Peer 39 has been included in our results of operations since the date of closing. Accordingly, 2013 and 2012 operating results are not entirely comparable due to this acquisition.

        The following unaudited pro forma information presents our results of operations for the nine months ended September 30, 2012 as if (i) the acquisition of Peer 39 and (ii) the disposition of the Chors (defined below) assets had occurred on January 1, 2012 (in thousands, except per share amounts). A table of actual amounts is provided for reference.

	As Reported	Pro Forma
	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2012
Revenue	$99,469	$99,205
Loss from continuing operations	(219,575)	(221,558)

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

5. Goodwill

        Changes in the carrying value of our goodwill by reporting unit for the nine months ended September 30, 2013 are as follows (in thousands):

Online
Balance at December 31, 2012:
Goodwill	$376,417
Accumulated impairment losses	(242,331)

134,086

Balance at September 30, 2013:
Goodwill	376,417
Accumulated impairment losses	(242,331)

$134,086

  Risk of Future Impairment

        We test goodwill for possible impairment each year on December 31st and whenever events or changes in circumstances indicate the carrying value of our goodwill may not be recoverable. As of September 30, 2013, we continue to believe that the fair value of our reporting unit exceeds the respective carrying values. Accordingly, we have not performed an interim goodwill impairment test.

        During 2012, we recorded $219.6 million of goodwill impairment charges. The 2012 charges primarily related to reducing our forecasts to address weaker than previously expected operating results, and softer market conditions and trends. As a result of the charges, our goodwill was adjusted to its then implied fair value. We determine fair value based on a combination of the discounted cash flow methodology (which uses our internal forecasts as to future cash flows) and the guideline public company approach. If our actual operating results, or our future expected operating results, were to fall sufficiently below our current forecasts, we may be required to record another goodwill impairment charge.

6. Accumulated Other Comprehensive Loss

        Components of accumulated other comprehensive loss ("AOCL"), net of tax, for the nine months ended September 30, 2013 were as follows (in thousands):

	Nine Months Ended September 30, 2013
	Foreign Currency Translation	Unrealized Gain (Loss) on Foreign Currency Derivatives	Unrealized Gain (Loss) on Available for Sale Securities	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2012	$(887)	$373	$(4)	$(518)
Other comprehensive income (loss) before reclassifications	(359)	421	723	785
Amounts reclassified out of AOCL	—	(626)	—	(626)

Net current period activity	(359)	(205)	723	159

Balance at September 30, 2013	$(1,246)	$168	$719	$(359)

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

6. Accumulated Other Comprehensive Loss (Continued)

        The following table summarizes the reclassifications from accumulated other comprehensive loss to the combined statement of operations for the nine months ended September 30, 2013 (in thousands):

	Amounts Reclassified out of AOCL
	Nine Months Ended September 30, 2013	Affected Line Items in the Combined Statement of Operations
Gains (losses) on cash flow hedges:
Foreign currency derivatives	$83	Cost of revenues
Foreign currency derivatives	47	Sales and marketing
Foreign currency derivatives	477	Research and development
Foreign currency derivatives	128	General and administrative
Foreign currency derivatives	(40)	Interest income and other, net

Total before taxes	695
Tax amounts	(69)

Income after tax	$626

7. Share-based Compensation

        Employees of The New Online Company have participated in DG's equity based incentive programs. Stock-based compensation expense reflected in the accompanying financial statements relates to stock plan awards of DG and not stock awards of The New Online Company itself. Immediately prior to completing the spin-off transaction, all outstanding equity awards will become fully vested and converted to shares of DG stock, to the extent the award has an intrinsic value. Equity awards with no intrinsic value will be cancelled. Following the spin-off, The New Online Company does not assume any equity award previously issued by DG.

        During the second quarter of 2013, we granted 143,473 Restricted Stock Units ("RSUs") to certain of our employees. The RSUs were valued at $0.9 million and vest over three years. Vesting is subject to the employees' continued employment with us or providing service to us, and reaching certain revenue and Adjusted EBITDA growth targets (i.e., performance conditions).

        We recognized $2.5 million and $4.5 million during the nine months ended September 30, 2013 and 2012, respectively. Unrecognized compensation costs related to unvested options and RSUs were $2.9 million at September 30, 2013. These costs are expected to be recognized over the weighted average remaining vesting period of 1.7 years.

        Costs related to certain members of DG's executive team and others who provide corporate-related services to The New Online Company have been allocated to The New Online Company in these financial statements. A portion of the share-based compensation related to these corporate services has also been allocated. For the nine months ended September 30, 2013 and 2012, share-based compensation in the amount of $2.4 million and $2.3 million, respectively, has been allocated to The New Online Company related to corporate services.

        Pursuant to the merger agreement (see Note 1 for additional information regarding the merger and spin-off transaction), immediately prior to closing, all outstanding and unvested RSUs and stock options will become fully vested. The RSUs will be converted into shares of our common stock and

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

7. Share-based Compensation (Continued)

in-the-money stock options will be converted into shares of our common stock on a net exercise basis. DG's equity incentive plans will be terminated at or immediately prior to closing.

8. Income Taxes

        For the nine months ended September 30, 2013, our effective tax rate was (16.3%) compared to 5.6% for the nine months ended September 30, 2012. The effective tax rates for each period differ from the expected federal statutory rate of 35.0% as a result of state and foreign income taxes; certain non-deductible expenses; an adjustment for an uncertain tax position; and, for the 2012 period, the recording of a valuation allowance against our federal net operating loss carryforwards ("NOLs"). For 2012, the vast majority of the goodwill impairment charge was not deductible for income tax purposes.

        For the nine months ended September 30, 2013 and 2012, our income tax expense differs from the amount that would result from applying the federal statutory rate to our income or loss before income taxes as follows (dollars in thousands):

	Nine Months Ended September 30,
	2013	2012
Federal statutory tax rate	35%	35%
Expected tax benefit	$(3,303)	$(81,412)
State and foreign income taxes, net of federal benefit	(2,303)	(1,153)
Non-deductible compensation	1,625	1,588
Non-deductible goodwill impairment	—	61,013
Change in uncertain tax positions	—	—
Change in valuation allowance	626	5,504
Meals and entertainment	380	194
Other compensation	1,491	(37)
Transaction costs	997	126
Acquired intangibles	1,095	1,297
Other	934	(149)

Provision for income taxes	$1,542	$(13,029)

        We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than not sustain the position following an audit. For tax positions meeting the more-likely-than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. During the nine months ended September 30, 2013, there were no additional uncertain tax positions. Interest and penalties related to uncertain tax positions are recognized in income tax expense. For the nine months ended September 30, 2013, we recognized $0.1 million of interest or penalties related to uncertain tax positions in our financial statements compared to zero for the nine months ended September 30, 2012.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

8. Income Taxes (Continued)

        The changes in uncertain tax positions for the nine months ended September 30, 2013 and 2012 were as follows (in thousands):

	Nine Months Ended September 30,
	2013	2012
Balance at beginning of period	$1,801	$1,801
Additions for tax positions related to prior periods	—	—

Balance at end of period	$1,801	$1,801

        If we reduced our reserve for uncertain tax positions, it would result in us recognizing a tax benefit.

        As of September 30, 2013, we had NOL carryforwards with a tax-effected carrying value of approximately $5 million and $1.5 million for federal and state purposes, respectively, available to offset future taxable income. As of September 30, 2013, we provided a valuation allowance against substantially all of these NOL carryforwards as ultimate realization of the NOLs was not determined to be more-likely-than not. Accordingly, we have NOL carryforwards available to us (should we have sufficient future taxable income to utilize them) that are not reflected in our combined balance sheets at September 30, 2013 or December 31, 2012.

        We are subject to U.S. federal income tax, income tax from multiple foreign jurisdictions including Israel and the United Kingdom, and income taxes of multiple state jurisdictions. U.S. federal, state and local income tax returns for 2009 through 2012 remain open to examination. Israeli and United Kingdom income tax returns remain open to examination for 2007 through 2011, and 2006 through 2011, respectively.

9. Geographical Information

        Revenues by geographical area are based principally on the address of the agency or customer who ordered the services. The following table sets forth revenues by geographic area for the nine months ended September 30, 2013 and 2012 (in thousands):

	Nine Months Ended September 30,
	2013	2012
Revenues:
United States	$52,911	$42,549
North America (excluding U.S.)	1,692	1,242
Europe, Middle East and Africa	35,638	36,743
Asia Pacific	18,906	14,482
Latin America	4,417	4,453

Total	$113,564	$99,469

10. Litigation

        Under the terms of the separation and distribution agreement between us and DG, we are responsible for all liabilities of DG arising prior to the merger with Extreme Reach.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

10. Litigation (Continued)

        On May 2, 2013, a purported securities class action complaint was filed in the U.S. District Court for the Northern District of Texas, entitled Anastacia Shaffer v. Digital Generation, Inc., et al., No. 3:13-cv-1684, alleging civil violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder. The complaint names as defendants DG and certain of its current and former officers. On December 6, 2013, the District Court, on a motion for voluntary dismissal filed by the lead plaintiff, dismissed without prejudice this action against all defendants.

        On May 29, 2013, a purported shareholder derivative suit was filed captioned Boyler v. certain officers and directors of Digital Generation, Inc., Case No: DC-13-05971-I, in the 162nd Judicial District Court of Dallas County, Texas. The action alleges breach of fiduciary duty, abuse of control and gross mismanagement related to DG's acquisition of several online media companies, its subsequent write-down of these assets, and the inability of a Special Committee of the Board of Directors to find a strategic buyer for DG. The suit seeks damages, restitution, disgorgement, attorneys' fees and corporate governance reforms. While we cannot predict the outcome of this case with certainty, it is our present belief this matter is not likely to have a material adverse effect on our annual operating results and we intend to defend this case vigorously. We believe the purported claims and our defense costs will qualify for reimbursement under DG's and our insurance coverage, which are subject to the applicable deductible and the limits of DG's and our policies.

        In October 2013, DG entered into an agreement with Alex Meruelo, Meruelo Investment Partners LLC and the Alex Meruelo Living Trust (the "Meruelo Stockholders") relating to the Meruelo Stockholders' intention to propose director nominees to DG's board of directors and to seek certain governance changes. The Meruelo Stockholders have dismissed with prejudice their lawsuit challenging certain provisions of DG's Bylaws with respect to its classified board. Pursuant to the agreement with the Meruelo Stockholders, who are expected to beneficially own approximately 14.4% of our common stock following the spin-off, we have agreed to appoint Mr. Gutierrez to our Board of Directors (and to re-nominate him to our Board of Directors at our first annual meeting in 2014), and to appoint a seventh director from a slate of three additional candidates proposed by them and two proposed by us (and to re-nominate the seventh director to our Board of Directors at our first annual meeting in 2014). Mr. Nguyen and the DG Board of Directors will ultimately determine the seventh director from this slate after conferring with the Meruelo Stockholders, and we expect to appoint the seventh director shortly before the spin-off. The Meruelo Stockholders have also agreed to support candidates nominated to The New Online Company's Board of Directors by management at the first annual meeting anticipated to be in the fourth quarter of 2014, and will not initiate a proxy contest or participate in any attempt to take control of The New Online Company until at least the first quarter of 2015, if ever. Should the Meruelo Stockholders reduce their beneficial ownership of our common stock to less than 8.5% of our outstanding shares, Mr. Gutierrez has agreed to resign from the Board of Directors of The New Online Company.

        We and DG are also involved in a variety of legal actions arising from the ordinary course of business. We do not believe the ultimate resolution of these matters will have a material effect on our combined financial statements. DG maintains various insurance policies to protect its interests from certain legal and other claims and we expect that we will also maintain similar insurance policies.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

11. Subsequent Event—Acquisition of Republic Project

        In October 2013, we acquired the assets of Republic Project, a cloud-based ad platform that enables agencies and brands to create, deliver and measure social and mobile rich media campaigns, for $1.4 million in cash and an additional earnout tied to revenue and EBITDA performance targets in 2014 and 2015.

12. Related Party Transactions

        DG provides certain management and administrative services to The New Online Company. These services include, among others, accounting, treasury, tax, legal, executive oversight, human resources, real estate, information technology and risk management. The accompanying financial statements include an allocation of these corporate expenses of approximately $8.2 million and $6.4 million for the nine months ended September 30, 2013 and 2012, respectively.

        DG has also allocated costs of its employee benefit plans and other employee incentives to The New Online Company. Employee benefits and incentives include 401(k) matching contributions and discretionary grants to the 401(k) plan, participation in DG's long-term incentive compensation award plans and healthcare plans. The employee benefit and incentive costs are reflected in general and administrative expenses in the statements of operations.

        DG and The New Online Company consider the allocated cost for corporate services, employee benefits and incentives to be reasonable based on the utilization of services provided by DG. DG believes that it is possible the allocated costs for the services provided to The New Online Company may differ from those that would result from transactions among third parties.

        In addition, DG primarily uses a centralized approach to cash management and financing of its operations with all related activity between The New Online Company and DG reflected in invested capital in The New Online Company's balance sheets. The types of transactions between The New Online Company and DG include:

  •
  cash deposits from The New Online Company, which are transferred to DG's bank account on a regular basis;

  •
  cash infusion from DG to fund operations, capital expenditures or acquisitions of The New Online Company;

  •
  allocation of DG's corporate services, employee benefits and other incentives; and

  •
  intercompany charges for expenses related to facilities The New Online Company shares with DG's other business segment.

        All significant intercompany transactions between us and DG have been included in these Combined Financial Statements and are considered to be effectively settled for cash in the Combined Financial Statements when the underlying transaction is to be settled in cash by DG. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flow as a financing activity and in the Combined Balance Sheets as Parent Company Investment.

        The following is a reconciliation of the amounts presented as "net contributions from (distributions to) the parent" on the combined statement of changes in business capital and the amounts presented as

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

12. Related Party Transactions (Continued)

"net contributions from (distributions to) the parent" on the combined statements of cash flows for the nine months ended September 30, 2013 (in thousands).

Net contributions from parent company per the combined statement of changes in business capital	$10,268
Non-cash changes to business capital
Stock-based compensation	(4,923)
Other	161

Net contributions from parent company per the combined statements of cash flows	$5,506

        As part of DG, the Company was dependent upon DG for much of its working capital and financing requirements. Net distributions to DG are reflected on the balance sheets, within invested capital. Accordingly, none of the DG's cash and cash equivalents or debt at the corporate level has been assigned to The New Online Company in the accompanying financial statements. Additionally, certain assets and liabilities related to corporate services such as payroll and payroll tax accruals, prepaid insurance costs, certain employee benefit obligations and non-income related taxes that are funded from working capital, are included in invested capital in the balance sheets. Expenses associated with such assets and liabilities are included in The New Online Company's statements of operations.

Report of Independent Registered Public Accounting Firm

The Board of Directors
The New Online Company:

        We have audited the accompanying combined balance sheets of The New Online Company (a carve-out of Digital Generation, Inc.) as of December 31, 2012 and 2011, and the related combined statements of operations, comprehensive loss, cash flows and changes in business capital for the three years ended December 31, 2012. These financial statements are the responsibility of The New Online Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The New Online Company as of December 31, 2012 and 2011, and the combined results of its operations and its cash flows for each of the three years ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Dallas, Texas
November 22, 2013
except for Note 12, as to which the date is
December 23, 2013

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

COMBINED BALANCE SHEETS

December 31, 2012 and 2011

(In thousands)

	December 31,
	2012	2011
Assets
CURRENT ASSETS:
Cash and cash equivalents	$13,692	$25,041
Trade receivables (less allowances of $524 in 2012 and $256 in 2011)	45,308	44,793
Short-term investments	314	10,390
Deferred income taxes	843	1,092
Restricted cash	1,917	1,180
Other current assets	10,774	4,333

Total current assets	72,848	86,829
Property and equipment, net	18,610	14,931
Goodwill	134,086	346,454
Intangible assets, net	98,752	108,013
Deferred income taxes	—	253
Restricted cash	3,784	2,989
Other	895	2,690

Total assets	$328,975	$562,159

Liabilities and Business Capital
CURRENT LIABILITIES:
Accounts payable	$3,268	$3,957
Accrued liabilities	22,167	24,257
Deferred income taxes	36	6
Deferred revenue	14	338

Total current liabilities	25,485	28,558
Deferred income taxes	13,196	17,828
Other non-current liabilities	6,909	5,320

Total liabilities	45,590	51,706

BUSINESS CAPITAL:
Parent company investment	283,903	511,839
Accumulated other comprehensive loss	(518)	(1,386)

Total business capital	283,385	510,453

Total liabilities and business capital	$328,975	$562,159

See accompanying notes to combined financial statements.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

COMBINED STATEMENTS OF OPERATIONS

For the years ended December 31, 2012, 2011 and 2010

(In thousands)

	Fiscal Year Ended December 31,
	2012	2011	2010
Revenue	$140,652	$77,486	$18,377
Cost of revenues (excluding depreciation and amortization)	50,736	25,754	7,474
Selling and marketing expenses	51,250	23,980	4,651
Research and development expenses	12,629	10,901	2,998
General and administrative expenses	21,118	13,277	3,717
Acquisition, integration, and other expenses	5,952	14,571	—
Depreciation and amortization	25,084	10,995	2,375
Goodwill impairment	219,593	—	—

Operating loss	(245,710)	(21,992)	(2,838)
Interest expense	7	32	34
Interest (income) and other expense, net	2,848	1,040	(3)

Loss before income taxes	(248,565)	(23,064)	(2,869)
Provision (benefit) for income taxes	(10,359)	(5,291)	76

Net loss	$(238,206)	$(17,773)	$(2,945)

See accompanying notes to combined financial statements.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

COMBINED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2012, 2011 and 2010

(In thousands)

	For the Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net loss	$(238,206)	$(17,773)	$(2,945)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill impairment	219,593	—	—
Depreciation of property and equipment	9,699	3,856	883
Amortization of intangibles	15,384	7,139	1,492
Stock-based compensation	8,886	6,911	414
Deferred income taxes	(15,755)	(366)	201
Provision for trade receivable losses	269	256	197
Impairment of long-term investments	2,394	—	—
Other	976	28	—
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	(367)	4,180	(2,056)
Other assets	(6,541)	(7,413)	28
Accounts payable and other liabilities	(4,723)	(10,862)	(7)
Deferred revenue	(324)	(4)	—

Net cash used in operating activities	(8,715)	(14,048)	(1,793)

Cash flows from investing activities:
Purchases of property and equipment	(6,136)	(2,948)	(768)
Capitalized costs of developing software	(6,593)	(980)	(1,421)
Purchases of short-term investments	—	(9,148)	—
Proceeds from sale of short-term investments	10,350	2,860	—
Purchase of long-term investment	(1,517)	—	—
Acquisitions, net of cash acquired	(8,593)	(456,114)	—
Other	56	—	—

Net cash used in investing activities	(12,433)	(466,330)	(2,189)

Cash flows from financing activities:
Net contributions from Parent	9,742	503,292	4,804

Net cash provided by financing activities	9,742	503,292	4,804

Effect of exchange rate changes on cash and cash equivalents	57	—	—
Net increase (decrease) in cash and cash equivalents	(11,349)	22,914	822
Cash and cash equivalents at beginning of year	25,041	2,127	1,304

Cash and cash equivalents at end of year	$13,692	$25,041	$2,126

Supplemental disclosures of cash flow information:
Non-cash financing and investing activities:
Promissory note used to acquire business	$2,331	$—	$—
Cash paid for income taxes, net of refunds	$2,984	$1,338	$—

See accompanying notes to combined financial statements.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the years ended December 31, 2012, 2011 and 2010

(In thousands)

	For The Years Ended December 31,
	2012	2011	2010
Net loss	$(238,206)	$(17,773)	$(2,945)
Other comprehensive income (loss):
Unrealized gain (loss) on derivatives, net of tax provision (benefit) of $74 and ($31), respectively	657	(284)	—
Unrealized gain (loss) on available for sale securities, net of tax	(279)	275	—
Foreign currency translation adjustment	490	(1,299)	2

Total other comprehensive income (loss)	868	(1,308)	2

Total comprehensive loss	$(237,338)	$(19,081)	$(2,943)

See accompanying notes to combined financial statements.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

STATEMENTS OF CHANGES IN BUSINESS CAPITAL

For the years ended December 31, 2012, 2011 and 2010

(In thousands)

	Parent Company Investment	Accumulated Other Comprehensive Loss	Total Business Capital
Balance at December 31, 2009	$25,600	$(80)	$25,520
Net contributions from Parent	4,864	—	4,864
Net loss and comprehensive loss	(2,945)	2	(2,943)

Balance at December 31, 2010	27,519	(78)	27,441
Net contributions from Parent	502,093	—	502,093
Net loss and comprehensive loss	(17,773)	(1,308)	(19,081)

Balance at December 31, 2011	511,839	(1,386)	510,453
Net contributions from Parent	10,270	—	10,270
Net loss and comprehensive loss	(238,206)	868	(237,338)

Balance at December 31, 2012	$283,903	$(518)	$283,385

See accompanying notes to combined financial statements.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2012, 2011 and 2010

1. Basis of Presentation

  Separation from Digital Generation, Inc. and Pending Merger with Extreme Reach

        On August 12, 2013, Digital Generation, Inc. ("DG") entered into a merger agreement with Extreme Reach and a wholly-owned subsidiary of Extreme Reach whereby the parties agreed to an integrated transaction, the spin-off and merger transaction, summarized as follows:

  (i)
  DG will contribute its online business, and substantially all the working capital of DG's television business, to a newly formed wholly-owned subsidiary, The New Online Company;

  (ii)
  Under the terms of the merger agreement as further described in the proxy statement, Extreme Reach may request The New Online Company to purchase $45 million of nominal value of newly-created Series D Preferred Stock of Extreme Reach for $40 million in cash, which will be used to fund a portion of the aggregate merger consideration. In the event that Extreme Reach does not require The New Online Company to make this investment, Extreme Reach will be required to pay The New Online Company $5 million in cash at the closing of the merger;

  (iii)
  DG will distribute the shares of The New Online Company to DG's shareholders in partial redemption of their shares of DG common stock, and The New Online Company will become a publicly held company; and

  (iv)
  Extreme Reach will acquire DG pursuant to a merger in which a wholly-owned subsidiary of Extreme Reach will merge with and into DG, following which DG will survive the merger as a wholly-owned subsidiary of Extreme Reach. At the time of the merger, DG's business will consist of the television business without any debt or working capital. Each issued and outstanding share of DG common stock will be cancelled and converted automatically into the right to receive a pro rata portion of the aggregate merger consideration of $485 million, less DG's outstanding indebtedness, which will be repaid in full upon the consummation of the merger.

        Pursuant to the separation and distribution agreement and other agreements that will be entered into between DG and The New Online Company in connection with the spin-off, The New Online Company agrees to indemnify DG and affiliates of DG (including Extreme Reach) for all pre-closing liabilities of DG, including stockholder litigation, tax obligations, and employee liabilities.

        The spin-off and merger transaction is expected to close during the first quarter of 2014 and is subject to the satisfaction of certain conditions including (i) approval from DG's stockholders and (ii) Extreme Reach obtaining financing on specified terms. In furtherance of this plan, on August 12, 2013, DG's board of directors approved the spin-off and merger transaction.

        The Company consists of the online business of DG and is not a separate legal entity. Our revenues are principally derived from services related to online advertising. We earn fees from our customers to create, execute, monitor and measure advertising campaigns on our platforms. During 2012, we operated three separate online advertising platforms (the MediaMind, EyeWonder, and Unicast platforms.) However, we have been transitioning all of our online business to the MediaMind platform in order to cease operating the EyeWonder and Unicast platforms in 2013. In 2012, we managed campaigns for customers in 78 countries throughout North America, South America, Europe, Asia Pacific, Africa and the Middle East.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

1. Basis of Presentation (Continued)

  Basis of Presentation

        These combined financial statements were prepared in connection with the expected separation of the online business from DG and were derived from the consolidated financial statements and accounting records of DG. These statements reflect the combined historical results of operations, financial position and cash flows of DG's online business primarily conducted through MediaMind Technologies Inc., EyeWonder LLC, Peer39 Inc., and our Unicast business, and an allocable portion of DG's corporate costs. Although the legal separation of the online business from DG has yet to take place, for ease of reference, these combined financial statements are collectively referred to as the Company. Unless otherwise stated or the context otherwise indicates, all references in these combined financial statements to "we," "us," or "our" mean the online business of DG. These financial statements are presented as if such businesses had been combined for all periods presented.

        All intercompany transactions have been eliminated. All intercompany transactions between us and DG have been included in these combined financial statements and are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as "Parent company investment."

        Our combined financial statements include expense allocations for (1) certain corporate functions historically provided by DG, including, but not limited to, finance, audit, legal, information technology, human resources, communications, compliance, and shared services; (2) employee benefits and incentives; and (3) share-based compensation. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined sales, headcount or other measures of the Company and DG. We consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. The allocations may not, however, reflect the expense we would have incurred as an independent, publicly traded company for the periods presented. We believe we have benefited from sharing the corporate cost structure of DG rather than incurring such costs ourselves on a stand-alone basis. Accordingly, it is expected our cost structure will increase on a stand-alone basis. Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Following our separation from DG, we will perform these functions using our own resources or purchased services. For an interim period, however, some of these functions will continue to be provided by DG under transition services agreements, which are planned to extend for a period of 3 to 12 months in most circumstances. In addition to the transition services agreements, effective upon the distribution, we intend for certain intercompany arrangements to be converted into third-party contracts.

        DG uses a centralized approach to cash management and financing of its operations, excluding debt where we are the legal obligor. The majority of our cash is transferred to DG daily, and DG funds our operating and investing activities as needed. Cash transfers to and from DG's cash management accounts are reflected in "Parent company investment."

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

1. Basis of Presentation (Continued)

        The combined financial statements include certain assets and liabilities that have historically been held at the DG corporate level but are specifically identifiable or otherwise allocable to us. The cash and cash equivalents held by DG at the corporate level are not specifically identifiable to the Company and therefore were not allocated to us for any of the periods presented. Cash and cash equivalents in our combined balance sheets primarily represent cash held locally by entities included in our combined financial statements. DG third-party debt and the related interest expense have not been allocated to us for any of the periods presented as we were not the legal obligor of the debt and amounts outstanding will be paid off as part of the transaction described above under "Separation from Digital Generation, Inc. and Pending Merger with Extreme Reach."

2. Summary of Significant Accounting Policies

  Revenue Recognition

        We derive revenue primarily from volume-based fees for using our online ad serving platforms. We recognize revenue only when all of the following criteria have been met:

  •
  Persuasive evidence of an arrangement exists,

  •
  Delivery has occurred or services have been rendered,

  •
  Our price to the customer is fixed or determinable, and

  •
  Collectability is reasonably assured.

        We offer online advertising campaign management and deployment products. These products allow publishers, advertisers, and their agencies to manage the process of deploying online advertising campaigns. We charge our customers on a cost per thousand ("CPM") impressions basis, and recognize revenue when the impressions are served. In some instances, we charge a flat fee for a campaign and recognize revenue ratably over the time of the campaign.

        In most instances, we sell our services directly to the advertiser or advertising agency who is the primary obligor to us. In some instances, the advertising agency binds its advertiser (the principal) to the agreement with us, and the underlying advertiser is the primary obligor to us. In other instances, we sell our services to the publisher, who bundles our service with the media fees it charges to the end customer. In those instances, the publisher is the primary obligor.

  Seasonality

        Our business is seasonal. Revenues tend to be the highest in the fourth quarter as a large portion of our revenues follow the advertising patterns of our customers.

  Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including those related to the recoverability and useful lives of long-lived assets, the adequacy of our

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

2. Summary of Significant Accounting Policies (Continued)

allowance for doubtful accounts and credit memo reserves, contingent consideration and income taxes. We base our estimates on historical experience, future expectations and other relevant assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

        In connection with our purchase of MediaMind, in October 2011 we made the decision to transition our existing online customers over to the MediaMind platform and cease using our existing online platform by mid-2012. As a result, effective October 1, 2011, we shortened the estimated remaining useful life of the existing online capitalized software from 25 months to 9 months. During 2012 and 2011, we recorded additional depreciation expense of $0.9 million and $0.5 million, respectively, which increased our net loss by $0.5 million and $0.3 million, respectively.

        In 2012, we recorded goodwill impairment charges totaling $219.6 million. See Note 5 for a discussion of the risk of a future impairment of our goodwill.

  Cash and Cash Equivalents

        Cash and cash equivalents consist of liquid investments with original maturities of three months or less. We maintain substantially all of our cash and cash equivalents with a few major financial institutions in the United States and Israel. As of December 31, 2011, cash equivalents consisted primarily of U.S. and Israeli money market funds and overnight investments in U.S. and Israeli money market funds.

        Restricted cash relates principally to (i) funding of Israeli statutory employee compensation, (ii) required cash balances for foreign currency forward contracts and options, and (iii) security deposits on leased property.

  Short-Term Investments

        Short-term investments at December 31, 2012 and 2011 consisted of liquid investments (e.g., certificates of deposit and short-term bonds) with a remaining maturity of twelve months or less, and, with respect to certificates of deposit, an original maturity of more than three months.

  Accounts Receivable and Allowances

        Accounts receivable are recorded at the amount invoiced, provided the revenue recognition criteria have been met, less allowances for doubtful accounts and credit memos. We maintain allowances for doubtful accounts and credit memos on an aggregate basis, at a level we consider sufficient to cover estimated losses in the collection of our accounts receivable and credit memos expected to be issued. The allowance is based primarily upon historical credit loss experience by aging category, with consideration given to current economic conditions and trends, the collectability of specific customer accounts and customer concentrations. We charge off accounts receivable after reasonable collection efforts are made.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

2. Summary of Significant Accounting Policies (Continued)

  Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining lease term plus expected renewals or the estimated useful life of the asset. The estimated useful lives of our capital assets (excluding capital assets obtained in the purchase of a business) are principally as follows:

Category	Useful Life
Software—internally developed software costs	3 years
Software—purchased	4 years
Computer equipment	4 years
Furniture and fixtures	5 years
Network equipment	5 years
Machinery and equipment	7 years

  Long-Term Investments

        During 2012, we made a $1.5 million equity investment in a company that was developing a web-based audience and content measurement platform. Later in 2012, we determined that our investment was impaired and wrote-off the investment. During 2011, we acquired available for sale equity securities with an original cost of $1.2 million. At the end of 2011, these securities had increased in value to $1.5 million. During 2012, these securities declined substantially in value to about $0.3 million. We determined the decline in value was an other than temporary impairment and, as a result, recorded an impairment charge in the amount of $0.9 million (cost basis of $1.2 million less fair value of $0.3 million). The two charges are recorded in "interest (income) and other expense, net" in the accompanying statements of operations.

  Leases

        We lease certain properties under operating leases, generally for periods of 3 to 10 years. Some of our leases contain renewal options and escalating rent provisions. For leases that provide for escalating rent payments or free-rent occupancy periods, we recognize rent expense on a straight-line basis over the non-cancelable lease term plus option renewal periods where failure to exercise an option appears, at the inception of the lease, to be reasonably assured. Deferred rent is included in both accrued liabilities and other non-current liabilities in the combined balance sheets. See Note 12 for additional information regarding our commitments and contingencies.

  Software Development Costs

        Costs incurred to create software for internal use are expensed during the preliminary project stage and only costs incurred during the application development stage are capitalized. Upon placing the completed project in service, capitalized software development costs are amortized over the estimated useful life, which is generally three years.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

2. Summary of Significant Accounting Policies (Continued)

        Depreciation of capitalized software development costs for the years ended December 31, 2012, 2011 and 2010 was $2.9 million, $1.3 million and $0.5 million, respectively. The net book value of capitalized software development costs was $5.6 million and $1.9 million as of December 31, 2012 and 2011, respectively.

  Derivative Financial Instruments

        We enter into foreign currency forward contracts and options to hedge the exposure to the variability in expected future cash flows resulting from changes in related foreign currency exchange rates between the New Israeli Shekel ("NIS") and the U.S. Dollar. Portions of these transactions are designated as cash flow hedges, as defined by Accounting Standards Codification ("ASC") Topic 815, "Derivatives and Hedging."

        ASC Topic 815 requires that we recognize derivative instruments as either assets or liabilities in our balance sheet at fair value. These contracts are Level 2 fair value measurements in accordance with ASC Topic 820, "Fair Value Measurements and Disclosures." For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss), net of taxes, and reclassified into earnings (various operating expenses) in the same period or periods during which the hedged transaction affects earnings.

        Our cash flow hedging strategy is to hedge against the risk of overall changes in cash flows resulting from certain forecasted foreign currency rent and salary payments during the next 12 months. We hedge portions of our forecasted expenses denominated in the NIS with foreign currency forward contracts and options. At December 31, 2012, we had $13.0 million notional amount of foreign currency forward contracts and options outstanding that had a net fair value asset balance of $0.4 million ($0.5 million asset, net of a $0.1 million liability). The net asset is included in "other current assets" and is expected to be recognized in our results of operations in the next 12 months. As a result of our hedging activities, in 2012 we incurred a loss of $0.6 million of which $0.5 million is included in various operating expenses and $0.1 million is included in other expense. At December 31, 2011, we had $10.5 million notional amount of foreign currency forward contracts outstanding that had a fair value liability balance of $0.5 million. The $0.5 million unrecognized loss was recognized in the statement of income (various operating expenses) during the 2012 period. At December 31, 2011, the accumulated loss, net of tax, of $0.3 million is recorded in accumulated other comprehensive loss (a balance sheet account). It is our policy to offset fair value amounts recognized for derivative instruments executed with the same counterparty. In connection with our foreign currency forward contracts and options and other banking arrangements, we have agreed to maintain $1.6 million of cash in bank accounts with our counterparty, which we classify as restricted cash on our balance sheet.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

2. Summary of Significant Accounting Policies (Continued)

  Accumulated Other Comprehensive Loss

        Components of accumulated other comprehensive loss, net of tax, during the years ended December 31, 2012, 2011 and 2010, were as follows (in thousands):

	Unrealized Gain (Loss) on Foreign Currency Derivatives	Unrealized Gain (Loss) on Available for Sale Securities	Foreign Currency Translation	Total Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2009	$—	$—	$(80)	$(80)
Change during 2010	—	—	2	2

Balance at December 31, 2010	—	—	(78)	(78)
Change during 2011	(284)	275	(1,299)	(1,308)

Balance at December 31, 2011	(284)	275	(1,377)	(1,386)
Change during 2012	657	(279)	490	868

Balance at December 31, 2012	$373	$(4)	$(887)	$(518)

  Goodwill

        Goodwill represents the excess of the purchase price over the fair value of net identifiable assets acquired. We test goodwill for potential impairment on an annual basis, or more frequently if an event occurs or circumstances exist indicating goodwill may not be recoverable. Such events or circumstances may include operating results lower than previously forecasted or declines in future expectations of our operating results, or other significant negative industry trends. In evaluating goodwill for potential impairment, we perform a two-step process that begins with an estimate of the fair value of each reporting unit that contains goodwill. We use a variety of methods, including discounted cash flow models, to determine fair value. In the event a reporting unit's carrying value exceeds its estimated fair value, evidence of a potential impairment exists. In such a case, the second step of the impairment test is required, which involves allocating the fair value of the reporting unit to its assets and liabilities, with the excess of fair value over allocated net assets representing the implied fair value of its goodwill. An impairment loss is measured as the amount, if any, by which the carrying value of a reporting unit's goodwill exceeds its implied fair value. During 2012 we recorded goodwill impairment losses totaling $219.6 million related to our only reporting unit (online). See Note 5 for a discussion of the risk of a future impairment of our goodwill.

  Long-Lived Assets

        We assess our long-lived assets, including acquired intangibles, for potential impairment whenever certain triggering events occur. Events that may trigger an impairment review include the following:

  •
  significant underperformance relative to historical or projected future operating results;

  •
  significant changes in the use of our assets or the strategy for our overall business; and

  •
  significant negative industry or economic trends.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

2. Summary of Significant Accounting Policies (Continued)

If we determine the carrying value of our long-lived or intangible assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, we assess the recoverability of these assets by determining whether amortization of the asset balance over its remaining life can be recovered through undiscounted future operating cash flows. Any impairment is determined based on a projected discounted cash flow model using a discount rate reflecting the risk inherent in the projected cash flows.

        We determine the useful lives of our identifiable intangible assets after considering the specific facts and circumstances related to each asset. Factors considered when determining useful lives include the contractual term of any agreement, the history of the asset, our long-term strategy for using the asset, any laws or other local regulations that could impact the useful life of the asset, and other economic factors, including competition and specific market conditions. Intangible assets that are deemed to have finite lives are generally amortized on a straight-line basis over their useful lives which generally range from 3 to 12 years. See Note 5 for additional information.

  Foreign Currency Translation and Measurement

        We translate the assets and liabilities of our non-U.S. dollar functional currency subsidiaries into U.S. dollars using exchange rates in effect at the end of each period. Revenue and expenses for these subsidiaries are translated using rates that approximate those in effect during the period. Gains and losses from these translations are recognized in foreign currency translation included in accumulated other comprehensive loss in business capital. Gains or losses from measuring foreign currency transactions into the functional currency are included in our statements of operations.

  Research and Development Expenses

        Research and development expenses mainly include costs associated with maintaining our technology platforms and are expensed as incurred.

  Acquisition, Integration and Other Expenses

        Acquisition, integration and other expenses generally include expenses incurred in acquiring a business (e.g., investment banking fees, legal fees) and costs to integrate the acquired operations (e.g., severance pay, office closure costs). A summary of our acquisition, integration and other expenses is as follows (in thousands):

Description	2012	2011	2010
Investment banking fees	$—	$8,761	$—
Legal, accounting and due diligence fees	644	3,644	—
Severance	2,970	1,094	—
Integration costs	1,655	526	—
Other	683	546	—

Total	$5,952	$14,571	$—

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

2. Summary of Significant Accounting Policies (Continued)

        Severance costs incurred by the Company resulted from consolidating the workforces of MediaMind, EyeWonder, and Unicast and eliminating redundancy. All costs shown above were paid in the period the expense was recognized, or shortly thereafter. As of December 31, 2012, our integration efforts were substantially complete.

  Share-Based Payments

        The Company participates in DG's compensation programs that include equity-based incentive programs. The underlying equity-based award relates to shares of DG's common stock, not to the equity of the Company itself. Immediately prior to completing the spin-off and merger transaction, all outstanding equity awards will become fully vested and converted to shares of DG stock, to the extent the award has an intrinsic value. Equity awards with no intrinsic value will be cancelled. Following the spin-off, The New Online Company does not assume any equity award previously issued by DG.

        From time to time, DG authorizes the issuance of stock options, restricted stock and restricted stock units to the Company employees. We recognize an allocated cost equal to the cost recognized by DG for the share based payment. Allocations of share-based payments can also arise from acquisitions when DG agrees to assume the share-based obligations of the acquired company on our behalf, such is the case in our acquisition of MediaMind.

        We recognize compensation expense based on the estimated fair value of the share-based payments. The fair value of restricted stock and restricted stock units is based on the closing price of DG's common stock the day prior to the date of grant. The fair value of stock options is calculated using the Black-Scholes option pricing model. Share-based awards that do not require future service are expensed immediately. Share-based awards that require future service are amortized over the relevant service period.

        We were allocated $8.9 million, $6.9 million and $0.4 million in share-based compensation expense related to stock options, restricted stock and restricted stock units during the years ended December 31, 2012, 2011 and 2010, respectively. The equity awards and related stock-based compensation are specific to DG and are not necessarily representative of what the awards and related expenses for the Company would be if it had been a stand-alone entity.

  Income Taxes

        The Company's results of operations have historically been included in the combined federal income tax and various state income tax returns of DG. The income tax amounts reflected in the accompanying financial statements have been allocated based on taxable income (loss) directly attributable to the Company on a stand-alone basis. Management believes that the assumptions underlying the allocation of income taxes are reasonable. However, the amounts allocated for income taxes in the accompanying financial statements are not necessarily indicative of the amount of income taxes that would have been recorded had the Company been operated as a separate, stand-alone entity.

        We establish deferred income tax assets and liabilities for temporary differences between the tax and financial accounting bases of our assets and liabilities. The tax effects of such differences are

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

2. Summary of Significant Accounting Policies (Continued)

recorded in the balance sheet at the enacted tax rates expected to be in effect when the differences reverse. The U.S. federal and state tax losses generated by the Company in 2012, 2011 and 2010 were all utilized by DG, the parent company of the group, in its combined U.S. tax return. We are reflecting these U.S. federal and state tax losses generated by the Company as a distribution to DG for the year that they were included in the DG's U.S. tax returns. A valuation allowance is recorded to reduce the carrying amount of deferred tax assets if it is more likely than not that all or a portion of the asset will not be realized. The ultimate realization of our deferred tax assets is primarily dependent upon generating taxable income during the periods in which those temporary differences become deductible. The need for a valuation allowance is assessed each year. The Company forecasts the reversals of its deferred tax assets and liabilities and in determining the need for a valuation allowance based on this forecast. For 2011 and 2010, the Company was in a net deferred tax liability position, resulting in no valuation allowance. For 2012, a valuation allowance was recorded. In 2011, any ending deferred tax assets for tax losses are related to actual tax losses carried forward into 2012 for the Company. In 2012, any ending deferred tax assets for tax losses are related to actual amounts that are carried forward into 2013 from the acquisition of Peer39. The tax balances and income tax expense recognized by us are based on our interpretation of the tax statutes of multiple jurisdictions and judgment. Differences between the anticipated and actual outcomes of these future tax consequences could have a material impact on our combined results of operations or financial position.

        We account for uncertain tax positions in accordance with ASC 740, which contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining whether the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. We reevaluate our income tax positions periodically to consider factors such as changes in facts or circumstances, changes in or interpretations of tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in recognition of a tax benefit or an additional charge to the tax provision.

        We include interest related to tax issues as part of income tax expense in our combined financial statements. We record any applicable penalties related to tax issues within the income tax provision.

  Business Combinations

        Business combinations are accounted for using the acquisition method. The purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Any excess purchase price over the fair value of the net identifiable assets acquired is recorded as goodwill. Operating results of acquired businesses are included in our results of operations from the respective dates of acquisition. See Note 3 for additional information on our acquisitions.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

2. Summary of Significant Accounting Policies (Continued)

  Financial Instruments and Concentration of Credit Risk

        Financial instruments that could subject us to a concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. Generally, our cash is held at large financial institutions in the United States and Israel, and our cash equivalents consist of highly liquid money market funds. We perform ongoing credit evaluations of our customers, generally do not require collateral and maintain a reserve for potential credit losses. We believe that a concentration of credit risk related to our accounts receivable is limited because our customers are geographically dispersed and the end users are diversified across several industries. Our receivables are principally from advertising agencies and direct advertisers. Our receivables and related revenues are not contingent on our customers' sales or collections. See Note 7.

  Long Term Debt

        These carve-out financial statements do not attribute any of DG's debt to the Company since (i) if the transactions discussed in Note 1 are completed as planned, all of DG's debt will be paid off prior to or simultaneous with the spin-off of the Company, or (ii) if the transactions are not completed, the spin-off will not occur. Presently, however, the Company's U.S. subsidiaries have guaranteed the debt and its U.S. assets are pledged as collateral for DG's debt ($454 million at December 31, 2012) and its cash flows are used in part to fund DG's debt service obligations. Historically, the Company's cash flows have been negative or nominal and have not been a significant factor in servicing DG's debt.

  Recently Adopted and Recently Issued Accounting Guidance

  Adopted

        Effective January 1, 2012, we adopted ASU 2011-04 issued by the Financial Accounting Standards Board ("FASB"). ASU 2011-04 conforms existing guidance regarding fair value measurement and disclosure between GAAP and International Financial Reporting Standards. These changes both clarify the FASB's intent about the application of existing fair value measurement and disclosure requirements and amend certain principles or requirements for measuring fair value or for disclosing information about fair value measurements. The clarifying changes relate to the application of the highest and best use and valuation premise concepts, measuring the fair value of an instrument classified in a reporting entity's shareholders' equity, and disclosure of quantitative information about unobservable inputs used for Level 3 fair value measurements. The amendments relate to measuring the fair value of financial instruments that are managed within a portfolio; application of premiums and discounts in a fair value measurement; and additional disclosures concerning the valuation processes used and sensitivity of the fair value measurement to changes in unobservable inputs for those items categorized as Level 3, a reporting entity's use of a nonfinancial asset in a way that differs from the asset's highest and best use, and the categorization by level in the fair value hierarchy for items required to be measured at fair value for disclosure purposes only. The adoption of ASU 2011-04 did not have a material impact on our combined financial statements.

        Effective January 1, 2012, we adopted ASU 2011-05 issued by the FASB. ASU 2011-05 changes the options available when presenting comprehensive income. These changes give an entity the option to

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

2. Summary of Significant Accounting Policies (Continued)

present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements; the option to present components of other comprehensive income as part of the statement of changes in stockholders' equity was eliminated. The items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income were not changed. Additionally, no changes were made to the calculation and presentation of earnings per share. The adoption of ASU 2011-05 only changed the presentation of comprehensive income.

  Issued

        In December 2011, the FASB issued ASU 2011-11, "Disclosures about Offsetting Assets and Liabilities," which requires entities to disclose information about offsetting and related arrangements of financial instruments and derivative instruments. The guidance is effective for us on January 1, 2013 and is to be applied retrospectively. The adoption of ASU 2011-11 is not expected to have a material impact on our combined financial statements.

        In July 2012, the FASB issued ASU 2012-02, "Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment," which provides entities with the option to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If the entity concludes that it is more likely than not that the asset is impaired, it is required to determine the fair value of the intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying value in accordance with Topic 350. If the entity concludes otherwise, no further quantitative assessment is required. ASU 2012-02 is effective for us on January 1, 2013. We do not expect the adoption of ASU 2012-02 will have a material impact on our combined financial statements.

        In February 2013, the FASB issued ASU 2013-02, "Comprehensive Income (Topic 350)" which requires entities to disclose information showing the effect of items reclassified from accumulated other comprehensive income (loss) to the line items in the statement of operations. The provisions of this new guidance are effective prospectively beginning January 1, 2013. The adoption of ASU 2013-02 is not expected to have a material impact on our combined financial statements.

3. Acquisitions

        Over the last three years, we acquired three businesses in the media services industry. The objective of each transaction was to expand our product offerings, customer base, and global digital distribution network, and/or to better serve the advertising community. We expected to realize operating synergies from each of the transactions, or the acquired operation has created, or will create, opportunities for the acquired entity to sell its services to our customers. Both of these factors resulted

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

3. Acquisitions (Continued)

in a purchase price that contributed to the recognition of goodwill. The acquisitions are summarized as follows:

Business Acquired	Date of Closing	Net Assets Acquired (in millions)	Form of Consideration
Peer39	April 30, 2012	$15.7	Cash/Stock
EyeWonder	September 1, 2011	61.0	Cash
MediaMind	July 26, 2011	499.3	Cash

        Each of the acquired businesses has been included in our results of operations since the date of closing. Accordingly, the operating results for the periods presented are not entirely comparable due to these acquisitions and related costs. In each acquisition, the excess of the purchase price over the fair value of the net identifiable assets acquired has been allocated to goodwill. A brief description of each acquisition is as follows:

  Purchase of Peer39

        On April 30, 2012, we acquired Peer39, Inc. ("Peer39"), a provider of webpage level data for approximately $15.7 million in cash, shares of DG's common stock and an installment payment. Peer39, based in New York City, is the leading provider of data based on the content and structure of web pages for the purpose of improving the relevance and effectiveness of online display advertising. Peer39 analyzes web pages in terms of quality, safety and brand category allowing advertisers to make better buying decisions. In connection with the transaction, (i) we paid $10.1 million in cash, (ii) DG issued 357,143 shares of its common stock and (iii) we agreed to pay up to $2.3 million in an installment payment within one year of the acquisition. The installment payment represented amounts held by the Company to be used for unrecorded liabilities or other unreported claims that may have existed on the purchase date. In addition, we incurred approximately $0.5 million in costs to complete the acquisition which are included in acquisition, integration, and other expenses.

        The purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values. In 2012 we finalized the Peer39 purchase price allocation. The customer relationships, trade name, developed technology and noncompetition agreements acquired in the transaction are being amortized on a straight-line basis over 10 years, 10 years, 6 years and 4 years, respectively, which we believe is most representative of the useful life trend. The weighted average amortization period is 7.1 years. The goodwill and intangible assets created in the acquisition are not deductible for income tax purposes. The acquired assets include $0.8 million of gross receivables which we recognized at their estimated fair value of $0.8 million. For 2012, we recognized $4.4 million of revenue and a $1.4 million loss before income taxes from Peer39 in our results of operations.

  Purchase of EyeWonder and Transfer Majority of Chors

        On September 1, 2011, we paid $61.0 million in cash to acquire all the equity interests of EyeWonder LLC ("EyeWonder") and chors GmbH (a German limited liability company "Chors") from Limelight Networks, Inc. ("Limelight"), a NASDAQ listed company. The $61.0 million purchase price

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

3. Acquisitions (Continued)

excluded $5 million we held back to fund allowable transaction costs in the first year after the acquisition. Within one-year of the purchase date, we spent the entire $5 million fund on transaction costs we believe are allowable and therefore did not recognize any amount as a payable to the EyeWonder seller. Costs incurred on allowable transaction costs are included in acquisition, integration, and other on our statement of operations when the expense was incurred. As part of the EyeWonder purchase agreement, we agreed to collect receivables on behalf of the EyeWonder seller. At December 31, 2012, we had $2.8 million included in our receivables attributable to acquired balances and had an offsetting payable to the EyeWonder seller. See Note 6 for a discussion of other assets and liabilities.

        On April 2, 2012, in consideration of $0.1 million, we transferred the majority of the assets, agreements and employees of Chors to 24/7 Real Media Deutschland GmbH ("24/7 Germany"), a German limited liability company, and an affiliate of WPP plc, an international advertising and media investment management firm. We did not report a significant gain or loss in connection with the transfer.

        EyeWonder is a leading provider of interactive digital advertising products and services, including online video and rich media solutions. EyeWonder is recognized globally for its technological expertise around targeting. The purchase price was paid from cash on hand. In connection with the acquisition, we incurred transaction costs of $1.9 million, which are included in acquisition, integration and other expense.

        The purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values. The purchase price allocation was finalized in 2012. Substantially all of the goodwill and other intangible assets created in the acquisition are deductible for income tax purposes. We are amortizing customer relationships, trade name, developed technology and noncompetition agreements over 12 years, 5 years, 3 years and 3 to 5 years, respectively. The acquired assets include $10.1 million of gross receivables, which we recognized at their estimated fair value of $10.1 million. For 2011, we recognized $12.4 million of revenues and a $0.9 million loss before income taxes from EyeWonder in our combined results of operations.

  Purchase of MediaMind

        On July 26, 2011, pursuant to a tender offer and subsequent merger, we acquired all of the outstanding shares of MediaMind Technologies, Inc. ("MediaMind") for $499.3 million in cash, which includes $71.4 million paid to the holders of vested stock options that were "in-the-money." In addition, we incurred transaction costs of $11.7 million, which are included in acquisition, integration and other expense. Prior to the acquisition, MediaMind was a NASDAQ listed company that traded under the symbol MDMD.

        MediaMind, with its principal office located in Herzliya, Israel, is a leading global provider of digital advertising campaign management solutions to advertising agencies and advertisers. MediaMind provides its customers with an integrated campaign management platform that helps advertisers and agencies manage their advertising budgets across multiple digital media channels and formats, including online, mobile, rich media, in-stream video, display and search. Using the campaign management

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

3. Acquisitions (Continued)

platform, MediaMind's customers can plan, create, deliver, measure, track and optimize their digital media campaigns. MediaMind markets its services directly in the United States and through its subsidiaries in Israel, the United Kingdom, France, Germany, Australia, Spain, Japan, China, Mexico and Brazil.

        The purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values. The purchase price allocation was finalized in 2012.

        The goodwill and other intangible assets created in the acquisition are not deductible for income tax purposes. We are amortizing customer relationships, trade name, developed technology and noncompetition agreements over 11 years, 10 years, 4 years and 5 years, respectively. The acquired assets included $32.7 million of gross receivables, which we recognized at their estimated fair value of $32.3 million. For 2011, we recognized $45.2 million of revenue and a $2.5 million loss before income taxes from MediaMind in our results of operations.

  Purchase Price Allocations

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the respective dates of acquisition for the above referenced transactions (in millions).

Category	Peer39	EyeWonder	MediaMind
Current assets	$2.4	$13.4	$139.0
Property and equipment	0.7	2.3	9.1
Other assets	0.5	1.6	12.7
Customer relationships	3.1	10.7	62.4
Trade names	0.2	1.8	10.0
Developed technology	1.8	1.3	14.3
Noncompetition agreements	1.0	2.2	7.6
Goodwill	7.2	43.4	292.1

Total assets acquired	16.9	76.7	547.2
Less deferred tax liabilities	—	(2.3)	(19.3)
Less other liabilities assumed	(1.2)	(13.4)	(28.6)

Net assets acquired	$15.7	$61.0	$499.3

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

3. Acquisitions (Continued)

  Pro Forma Information

        The following pro forma information presents our results of operations for the years ended December 31, 2012, 2011 and 2010 as if the acquisitions of Peer39, EyeWonder and MediaMind had occurred on January 1, 2010 (in thousands). A table of actual amounts is provided for reference.

	As Reported Years Ended December 31,			Unaudited Pro Forma Years Ended December 31,
	2012	2011	2010	2012	2011	2010
Revenue	$140,652	$77,486	$18,377	$141,687	$153,012	$138,553
Net loss	(238,206)	(17,773)	(2,945)	(239,392)	(42,598)	(13,786)

4. Property and Equipment, Net

        Property and equipment were as follows (in thousands):

	December 31,
	2012	2011
Network equipment	$11,213	$3,947
Internally developed software costs	10,426	3,829
Machinery and equipment	403	391
Computer equipment	4,148	4,773
Leasehold improvements	2,323	3,369
Purchased software	1,922	2,195
Furniture and fixtures	1,551	1,787

Less accumulated depreciation	(13,376)	(5,360)

	$18,610	$14,931

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

5. Goodwill and Intangible Assets, net

  Goodwill

        The Company operates in a single reporting unit. Changes in the carrying value of our goodwill for the years ended December 31, 2012 and 2011 are as follows (in thousands):

	Goodwill	Accumulated Impairment Losses	Net Carrying Value
Balance at December 31, 2010	$33,638	$(22,738)	$10,900
Purchase of MediaMind	292,117	—	292,117
Purchase of EyeWonder	43,437	—	43,437

Balance at December 31, 2011	369,192	(22,738)	346,454
Purchase of Peer39	7,225	—	7,225
Impairment loss	—	(219,593)	(219,593)

Balance at December 31, 2012	$376,417	$(242,331)	$134,086

  2012 Goodwill Impairment Loss

        We test goodwill for possible impairment each year on December 31st and whenever events or changes in circumstances indicate the carrying value of our goodwill may not be recoverable. The goodwill impairment test involves a two-step process. In the first step, we compare the fair value of our Company to its carrying value. If the fair value of the Company exceeds its carrying value, goodwill is not impaired and no further testing is required. If the fair value of the Company is less than the carrying value, we must perform the second step of the impairment test to measure the amount of the impairment loss. In the second step, the Company's fair value is allocated to the assets and liabilities of the Company, including any unrecognized intangible assets, in a hypothetical analysis that calculates the implied fair value of goodwill in the same manner as if the Company were being acquired in a business combination. If the implied fair value of the Company's goodwill is less than the carrying value, the difference is recorded as an impairment loss.

        We made two significant acquisitions in the third quarter of 2011 (MediaMind and EyeWonder) that created a significant amount of goodwill for our Company (see Note 3). In testing our goodwill for possible impairment at December 31, 2011, we determined that the fair value (using a variety of methods, including discounted cash flows) of our Company was 6% in excess of its carrying value. At each of March 31, 2012 and June 30, 2012, we continued to monitor our Company's goodwill and determined an interim goodwill impairment test was not required.

        During the third quarter of 2012, we determined that indicators of potential impairment existed for our Company requiring us to perform an interim goodwill impairment test. These indicators included (i) revenues and operating results sufficiently below our earlier forecasts, which prompted us to revise our future forecasts, and (ii) weaker market conditions and trends than expected.

        As a result, during the third quarter of 2012 we conducted an interim goodwill impairment test. We estimated the fair value of the Company using a weighting of fair values derived from an income

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

5. Goodwill and Intangible Assets, net (Continued)

approach and a market approach (both Level 3 fair value measurements). Under the income approach, we calculated the fair value of the Company based on the present value of its estimated future cash flows. Cash flow projections are based on a variety of estimates, including revenue growth rates and operating margins, taking into consideration industry and market conditions. The discount rate used was based on our weighted average cost of capital adjusted for the risks associated with our business and the projected cash flows. The market approach estimates fair value based on market multiples of revenue and earnings of comparable publicly traded companies that have similar operating and investment characteristics.

        Upon estimating the fair value of our goodwill, we determined it was less than its carrying value. As a result, we performed the second step of the impairment analysis and allocated the fair value to the estimated fair values of each of our assets and liabilities (including identifiable intangible assets) with the excess fair value being the implied goodwill. Estimating the fair value of certain assets and liabilities requires significant judgment about future cash flows. The implied fair value of our goodwill was $208.2 million less than its carrying value, which we recorded as a goodwill impairment loss during the third quarter of 2012.

        At December 31, 2012, we performed our annual goodwill impairment test and our estimated future cash flows decreased from those projected in the third quarter resulting in an additional goodwill impairment charge of $11.4 million. To the extent that actual operating results or future expected operating results fall sufficiently below our current forecasts, or other indicators of potential impairment exist, we may be required to record another goodwill impairment charge in the future. Future net cash flows are impacted by a variety of factors, including revenues, our ability to achieve forecasted synergies from our acquisitions, operating margins, income tax rates, and discount rates.

  Intangible Assets

        Intangible assets were as follows at December 31, 2012 and 2011 (dollars in thousands):

	Weighted Average Amortization Period (in years)	Gross Assets	Accumulated Amortization	Net Assets
Balance at December 31, 2012
Customer relationships	10.9	$81,691	$(12,895)	$68,796
Trade name	9.3	12,878	(2,300)	10,578
Developed technology	4.2	18,840	(7,094)	11,746
Noncompetition agreements	4.6	10,798	(3,166)	7,632

Total intangible assets	9.1	$124,207	$(25,455)	$98,752

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

5. Goodwill and Intangible Assets, net (Continued)

	Weighted Average Amortization Period (in years)	Gross Assets	Accumulated Amortization	Net Assets
Balance at December 31, 2011
Customer relationships	10.9	$78,606	$(5,756)	$72,850
Trade name	9.3	12,681	(839)	11,842
Developed technology	4.0	16,994	(2,610)	14,384
Noncompetition agreements	4.7	9,802	(865)	8,937

Total intangible assets	9.2	$118,083	$(10,070)	$108,013

        Intangible assets are initially stated at their estimated fair value at the date of acquisition. Subsequently, intangible assets are adjusted for amortization expense and any impairment losses recognized. Net intangible assets decreased during the year ended December 31, 2012 as a result of amortization expense, partially offset by our acquisition of Peer39 (see Note 3). Amortization expense related to intangible assets totaled $15.4 million, $7.1 million and $1.5 million during the years ended December 31, 2012, 2011 and 2010, respectively. The estimated future amortization of our intangible assets as of December 31, 2012 is as follows (in thousands):

2013	$15,619
2014	15,150
2015	13,077
2016	9,938
2017	8,662
Thereafter	36,306

Total	$98,752

6. Other Assets and Liabilities

        Other current assets consist of the following (in thousands):

	December 31,
	2012	2011
Tax deposits and prepayments	$8,903	$3,231
Prepaid expenses	859	999
Security deposits and other	1,012	103

Total	$10,774	$4,333

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

6. Other Assets and Liabilities (Continued)

        Accrued liabilities consist of the following (in thousands):

	December 31,
	2012	2011
Employee compensation	$8,653	$7,059
Working capital adjustment due to EyeWonder seller	2,799	10,244
Taxes payable	2,946	1,722
Installment payment due to Peer39 seller	2,331	—
Revenue earnout (Note 7)	201	469
Other	5,237	4,763

Total	$22,167	$24,257

        Other non-current liabilities consist of the following (in thousands):

	December 31,
	2012	2011
Israeli statutory employee compensation	$5,575	$4,057
Deferred rent	1,334	—
Revenue earnout (Note 7)	—	466
Other	—	797

Total	$6,909	$5,320

7. Fair Value Measurements

        ASC 820, Fair Value Measurements, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.

        ASC 820 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

  •
  Level 1—Quoted prices in active markets for identical assets or liabilities.

  •
  Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  •
  Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

7. Fair Value Measurements (Continued)

  Financial Assets and Liabilities Measured on a Recurring Basis

        We have classified our assets and liabilities that are measured at fair value on a recurring basis (at least annually) into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date.

        The tables below set forth by level assets and liabilities that were accounted for at fair value as of December 31, 2012 and 2011. The tables do not include cash on hand or assets and liabilities that are measured at historical cost or any basis other than fair value (in thousands).

		Fair Value Measurements at December 31, 2012
	Balance Sheet Location	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
Assets:
Currency forward derivatives/options	(a)	$—	$445	$—	$445
Marketable equity securities	(b)	337	—	—	337

Total		$337	$445	$—	$782

Liabilities:
Revenue earnout payable	(c)(d)	$—	$—	$201	$201

		Fair Value Measurements at December 31, 2011
	Balance Sheet Location	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
Assets:
Marketable equity securities	(b)	$1,489	$—	$—	$1,489

Liabilities:
Currency forward derivatives/options	(c)	$—	$532	$—	$532
Revenue earnout payable	(c)(d)	—	—	935	935

Total		$—	$532	$935	$1,467

(a)
Included in other current assets.

(b)
Included in other non-current assets.

(c)
Included in accrued liabilities.

(d)
Included in other non-current liabilities.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

7. Fair Value Measurements (Continued)

        In connection with an acquisition of a business, we sometimes include a contingent consideration component of the purchase price based on future revenues. We estimate future revenues based on historical revenues and certain other factors. The revenue earnouts sometimes require a minimum level of revenues before any earnout payment becomes due. Accordingly, there can be significant volatility in the revenue earnout liability. Each reporting period, we update our estimate of the future revenues of each earnout party and the corresponding earnout levels achieved, discounted to their present values. The change in fair value is recorded in cost of revenues in the accompanying combined statements of operations. The following table provides a reconciliation of changes in the fair value of our Level 3 liabilities (in thousands):

	Revenue Earnout Payable
	2012	2011
Balance at beginning of period	$935	$—
Additions	—	935
Change in fair value recognized in earnings	(734)	—

Balance at end of period	$201	$935

  Short-Term Investments

        We had the following investments at December 31, 2012 and 2011 (in thousands):

	December 31,
	2012	2011
Certificates of deposit	$314	$8,383
Short-term bonds	—	2,008

Total	$314	$10,391

        Our certificates of deposit were held in banks located in Israel. The certificates of deposit and short-term bonds were considered held-to-maturity securities as we had the ability and intent to hold them to maturity. They are carried at amortized cost, which approximates fair value.

  Financial Assets and Liabilities Measured on a Nonrecurring Basis

        Except for the impairments of our goodwill during 2012 (a Level 3 fair value measurement), we did not record any material other-than-temporary impairments on financial assets required to be measured at fair value on a nonrecurring basis. See Note 5.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

8. Income Taxes

        The components of loss before income taxes were as follows (in thousands):

	2012	2011	2010
United States	$(240,160)	$(20,114)	$(2,979)
Foreign	(8,405)	(2,950)	110

Total	$(248,565)	$(23,064)	$(2,869)

        Components of the provision (benefit) for income taxes were as follows (in thousands):

	2012	2011	2010
Current:
U.S. federal	$—	$—	$—
State	3	2	30
Foreign	1,107	1,385	46

Total current	1,110	1,387	76

Deferred:
U.S. federal	(10,295)	(4,394)	—
State	(1,704)	(1,510)	—
Foreign	530	(774)	—

Total deferred	(11,469)	(6,678)	—

Provision (benefit) for income taxes	$(10,359)	$(5,291)	$76

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

8. Income Taxes (Continued)

        Components of net deferred tax liabilities were as follows (in thousands):

	December 31,
	2012	2011
Deferred tax assets:
Accrued liabilities not yet deductible	$1,735	$1,142
Federal and State net operating loss ("NOL") carryforwards	6,383	9,222
Stock-based compensation	1,592	558
Other	785	962

Total deferred tax assets	10,495	11,884
Less valuation allowance	(6,079)	—

Deferred tax assets after valuation allowance	4,416	11,884
Deferred tax liabilities:
Accounts receivable allowances	(111)	(172)
Purchased intangibles	(15,738)	(26,300)
Property and equipment	(932)	(1,873)
Other	(24)	(28)

Total deferred tax liabilities	(16,805)	(28,373)

Net deferred tax liabilities	$(12,389)	$(16,489)

        Reconciliation to combined balance sheet (in thousands):

	December 31,
	2012	2011
Deferred tax assets:
Current	$843	$1,092
Noncurrent	—	253
Deferred tax liabilities:
Current	(36)	(6)
Noncurrent	(13,196)	(17,828)

Net deferred tax liabilities	$(12,389)	$(16,489)

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

8. Income Taxes (Continued)

        Income tax expense differs from the amounts that would result from applying the federal statutory rate to our income (loss) before income taxes as follows (dollars in thousands):

	2012	2011	2010
Federal statutory tax rate	35%	35%	35%
Expected tax benefit	$(86,998)	$(8,073)	$(1,004)
State and foreign income taxes, net of federal (benefit) expense	(1,907)	(1,075)	46
Non-deductible compensation	2,745	1,518	—
Non-deductible business combination transaction costs	208	1,895	—
Non-deductible goodwill impairment charges	67,418	—	—
Change in valuation allowance	6,079	—	785
Change in uncertain tax positions	—	1,701	—
Other	2,096	(1,257)	249

Provision (benefit) for income taxes	$(10,359)	$(5,291)	$76

        The provision (benefit) for income taxes has been computed as if we were a stand-alone entity and filed separate tax returns. If we had filed separate tax returns, the Company would have generated U.S. federal and state NOLs. Those hypothetical NOLs and corresponding benefits were fully utilized by the parent in the same period. For the losses incurred in the financial statement periods, the Company evaluated whether or not such losses could be realized if the Company did not have the benefit of filing a consolidated income tax return with its parent company. In certain periods, the Company determined under ASC 740, such losses were not realizable and therefore tax benefits for losses generated and contributed to parent were not provided in 2010 and 2012. Any U.S. tax benefit utilized by the parent is reclassified to net parent funding in the same period. Any valuation allowance and corresponding tax expense relate to separate company deferred tax assets, mainly acquired NOLs that will be carried forward into 2013. During 2011, we recorded a deferred tax asset for NOL carryforwards in purchase accounting. The benefit of those acquired tax attributes has been utilized by the parent in 2011 and 2012.

        During 2012, we recorded a deferred tax asset for NOL carryforwards after the purchase price measurement period. Any tax attributes utilized by the parent are reclassified to business capital in the same period. As of December 31, 2012, we had NOL carryforwards with a tax-effected carrying value of approximately $5.0 million and $1.5 million for federal and state purposes, respectively. Our federal NOLs will expire in 2031. Utilization of these carryforwards will be limited on an annual basis as a result of previous business combinations pursuant to Section 382 of the Internal Revenue Code. Expected future limitations are as follows (in thousands, amounts shown are not tax effected):

Years	Annual Limitation
2013–2016	$1,436
2017	770
2018–2031	548

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

8. Income Taxes (Continued)

        We provide a valuation allowance for deferred tax assets when we do not have sufficient positive evidence to conclude that it is more likely than not that some portion, or all, of our deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon future taxable income during the periods in which those temporary differences become deductible. In assessing the need for a valuation allowance for our deferred tax assets, we considered all available positive and negative evidence, including our ability to carry back operating losses to prior periods, the reversal of deferred tax liabilities, tax planning strategies and projected future taxable income. We also gave specific consideration to the goodwill impairment charges recorded during the third and fourth quarters of 2012 (see Note 5). Given our history of losses since our inception, we do not believe we have sufficient positive evidence to conclude that future realization of all of our federal net deferred tax assets is more likely than not. As such, we have maintained a valuation allowance on deferred tax assets to the extent they exceed our deferred tax liabilities in the same jurisdiction. We will continue to reassess the valuation allowance quarterly, and if future events or sufficient evidence exists to suggest such amounts are more likely than not to be realized, a tax benefit will be recorded to adjust the valuation allowance.

        We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than not sustain the position following an audit. For tax positions meeting the more-likely-than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. During 2011, we recognized a liability for uncertain tax positions in the amount of $1.7 million. Interest and penalties related to uncertain tax positions are recognized in income tax expense. For the year ended December 31, 2012, 2011, and 2010, we did not recognize any interest or penalties related to uncertain tax positions in our financial statements.

        The change in unrecognized tax benefits for the years ended December 31, 2012, 2011, and 2010, was as follows (in thousands):

	Years Ended December 31,
	2012	2011	2010
Balance at beginning of year	$1.8	$—	$—
Additions for tax positions related to the current year	—	1.7	—
Additions for tax positions related to prior years	—	0.1	—

Balance at end of year	$1.8	$1.8	$—

        The majority of our unrecognized tax benefit, if recognized, would affect our overall effective tax rate.

        The following is a brief summary of the material Israeli income tax laws applicable to us, and certain Israeli Government programs that benefit us. Israeli companies are generally subject to corporate tax at the rate of 25% of their taxable income. However, the effective tax rate payable by a company which qualifies as an Industrial Company that derives income from an Approved Enterprise, a Preferred Enterprise or a Beneficiary Enterprise may be considerably less. Accordingly, MediaMind

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

8. Income Taxes (Continued)

Technologies Ltd.'s income attributed to its Approved Enterprise and Beneficiary Enterprise program is subject to a reduced corporate tax rate of 10% to 25%. The entitlement to the above benefits is conditional upon MediaMind Technologies Ltd. fulfilling the conditions stipulated by the Investment Law, regulations published thereunder and the certificates of approval for the specific investments in Approved Enterprises. Should MediaMind Technologies Ltd. fail to meet such requirements in the future, income attributable to its Approved Enterprise or Beneficiary Enterprise programs could be subject to the statutory Israeli corporate tax rate, and MediaMind Technologies Ltd. could be required to refund the tax benefits already received with respect to such program, in whole or in part, including interest. We believe we are in compliance with the Israeli income tax laws applicable to us.

        We are subject to U.S. federal income tax, income tax from multiple foreign jurisdictions including Israel and the United Kingdom, and income taxes of multiple state jurisdictions. U.S. federal, state and local income tax returns for 2009 through 2011 remain open to examination. Israeli and United Kingdom income tax returns remain open to examination for 2007 through 2011, and 2006 through 2011, respectively. We do not provide deferred taxes on the undistributed earnings of our non-U.S. subsidiaries in situations where our intention is to reinvest such earnings indefinitely. Furthermore, both our U.S. and non-U.S. subsidiaries have significant net assets, liquidity, and other financial resources available to meet their operational and capital investment requirements.

9. Employee Benefit Plan

        The Company participated in DG's 401(k) retirement plan for our employees based in the United States. Employees may contribute a portion of their earnings up to a yearly maximum (in 2012, $17,000 for employees under age 50, $22,500 for employees over age 49). Except for the period from April 2009 to March 2010, we match 25% of the amount contributed by employees, up to a maximum employee contribution of 6% of gross earnings. During 2012, 2011 and 2010, we made matching contributions on behalf of our employees of approximately $261,000, $185,000 and $161,000, respectively.

10. Participation in DG's Stock Plans

        Certain of our employees participate in DG's compensation programs that include equity-based incentive programs. DG allocates the cost of our employees' participation in its share-based award plans to us. We do not have any equity incentive plans ourselves, but merely receive an allocation of the cost from DG. The following table summarizes DG's cost allocation to us for our employees who participate in their plans for the years ended December 31, 2012, 2011, and 2010 (in thousands):

	2012	2011	2010
Stock options	$6,940	$5,581	$111
Restricted stock units ("RSUs")	$168	—	—

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

10. Participation in DG's Stock Plans (Continued)

  Stock Options

        Employees of the Company have participated in DG's equity based incentive programs. Immediately prior to completing the spin-off and merger transaction, all outstanding equity awards will become fully vested and converted to shares of DG stock, to the extent the award has an intrinsic value. Equity awards with no intrinsic value will be cancelled. Following the spin-off, The New Online Company does not assume any equity award previously issued by DG.

        In 2012, 2011, and 2010, our employees were awarded DG stock options to purchase 120,000, 1,290,987 and 22,000 shares of DG's common stock, respectively. Except for options issued to replace options assumed in the MediaMind acquisition, all stock options vest over a four year period and have a ten year contractual life. As part of the MediaMind acquisition, DG assumed all unvested options that were outstanding at the date of the acquisition and replaced them with DG stock options with a similar fair value as of the date of the acquisition. Vesting of the replacement awards was in accordance with the original vesting schedule of MediaMind stock options. DG issued 1,153,300 stock options with a weighted average exercise price of the $16.63 to replace the MediaMind options. The weighted average exercise price for all options granted during 2012, 2011, and 2010 was $9.20, $16.94, and $28.00, respectively.

        As of December 31, 2012, our employees had remaining unamortized expense related to DG stock options of approximately $4.9 million for previously granted stock options. The weighted average period over which this cost will be recognized is approximately 1.8 years.

        The fair value of stock options issued to our employees is calculated using the Black-Scholes valuation model. The various inputs used to determine fair value are specific to DG and are not necessarily representative of what the inputs for the Company would be if it had been a stand-alone entity.

  Restricted Stock Units

        During 2012, certain employees of the Company were granted RSUs of DG. The RSUs were granted to recipients at no cost. Restrictions on transfer lapse over a three year period. The original fair value of each award was equal to the fair value of DG's common stock on the date of grant. The total fair value of restricted stock unit awards granted during 2012 was approximately $1.2 million, and the weighted-average fair value per share was approximately $10.04.

        As of December 31, 2012, the Company had remaining unamortized expense related to RSUs of approximately $0.9 million for previously granted awards. The weighted average period over which this cost will be recognized is approximately 2.4 years.

  Share-based Compensation Allocated to The Company

        Costs related to certain members of DG's executive team and others who provide corporate-related services to the Company have been allocated to the Company in these financial statements. A portion of the share-based compensation related to these corporate services has also been allocated. See Note 11. For the years ended December 31, 2012, 2011, and 2010, share-based compensation in the amount of $1.8 million, $1.3 million and $0.3 million has been allocated to the Company related to corporate services. See Note 11.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

10. Participation in DG's Stock Plans (Continued)

        Pursuant to the merger agreement (see Note 1 for additional information relating to the merger and spin-off transaction), immediately prior to closing, all outstanding and unvested RSUs and stock options will become fully vested. The RSUs will be converted into shares of DG's common stock and in-the-money stock options will be converted into shares of DG's common stock on a net exercise basis. DG's equity incentive plans will be terminated at or immediately prior to closing.

11. Related Party Transactions

        DG provides certain management and administrative services to the Company. These services include, among others, accounting, treasury, audit, tax, legal, executive oversight, human resources, real estate, information technology and risk management. These expenses have been allocated to us on a basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, headcount, or other measures. The accompanying financial statements include an allocation of these corporate expenses of approximately $8.6 million, $5.9 million, and $1.7 million for the years ended December 31, 2012, 2011, and 2010, respectively.

        DG has also allocated costs of its employee benefit plans and other employee incentives to the Company. Employee benefits and incentives include 401(k) matching contributions, participation in DG's long-term incentive compensation award plans and healthcare plans. The employee benefit and incentive costs are reflected in the statements of operations and are consistent with how the underlying employee's salary and other compensation costs have been recorded.

        DG and the Company consider the allocated cost for corporate services, employee benefits and incentives to be reasonable based on the utilization of services provided by DG. We believe the allocated costs for the services provided to us will differ from those that would result from transactions among third parties.

        In addition, DG primarily uses a centralized approach to cash management and financing of its operations with all related activity between the Company and DG reflected in business capital in the Company's balance sheets. The types of transactions include:

  •
  cash deposits from the Company that are transferred to DG's bank account on a regular basis;

  •
  cash infusion from DG to fund our operations, capital expenditures or acquisitions;

  •
  allocation of DG's corporate services, employee benefits and other incentives; and

  •
  intercompany charges for expenses related to facilities the Company shares with DG's other business segment.

        All significant intercompany transactions between us and DG have been included in these Combined Financial Statements and are considered to be effectively settled for cash in the Combined Financial Statements when the underlying transaction is to be settled in cash by DG. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flow as a financing activity and in the Combined Balance Sheets as Parent Company Investment.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

11. Related Party Transactions (Continued)

        The following is a reconciliation of the amounts presented as "net contributions from parent" on the combined statement of changes in business capital and the amounts presented as "net contributions from parent" on the combined statements of cash flows (in thousands):

	2012	2011	2010
Net contributions from parent per the combined statement of changes in business capital	$10,270	$502,093	$4,864
Non-cash changes to business capital
Stock-based compensation	(8,886)	(6,911)	(414)
Net operating loss carryforwards used by Parent	11,652	8,094	367
Non cash component Peer39 purchase price	(3,314)	—	—
Other non-cash transfers	20	16	(13)

Net contributions from parent per the combined statements of cash flows	$9,742	$503,292	$4,804

        As part of DG, the Company was dependent upon DG for much of its working capital and financing requirements. As of December 31, 2012, DG had outstanding debt of $453.9 million. The Company's U.S. subsidiaries have guaranteed DG's debt; its U.S. based assets are pledged as collateral for the debt and its cash flows are used in part to fund DG's debt service obligations. Net contributions from DG are reflected on the balance sheets within business capital. Accordingly, none of DG's cash and cash equivalents or debt at the corporate level has been allocated to the Company in the accompanying financial statements. Additionally, certain assets and liabilities related to corporate services such as payroll and payroll tax accruals, prepaid insurance costs, certain employee benefit obligations and non-income related taxes that are funded from working capital are included in business capital in the balance sheets. Expenses associated with such assets and liabilities are included in the Company's statements of operations.

12. Commitments and Contingencies

  Litigation

        Under the terms of the separation and distribution agreement between us and DG, we are responsible for all liabilities of DG arising prior to the merger with Extreme Reach.

        On May 2, 2013, a purported securities class action complaint was filed in the U.S. District Court for the Northern District of Texas, entitled Anastacia Shaffer v. Digital Generation, Inc., et al., No. 3:13-cv-1684, alleging civil violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder. The complaint names as defendants DG and certain of its current and former officers. On December 6, 2013, the District Court, on a motion for voluntary dismissal filed by the lead plaintiff, dismissed without prejudice this action against all defendants.

        On May 29, 2013, a purported shareholder derivative suit was filed captioned Boyler v. certain officers and directors of Digital Generation, Inc., Case No: DC-13-05971-I, in the 162nd Judicial

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

12. Commitments and Contingencies (Continued)

District Court of Dallas County, Texas. The action alleges breach of fiduciary duty, abuse of control and gross mismanagement related to DG's acquisition of several online media companies, its subsequent write-down of these assets, and the inability of a Special Committee of the Board of Directors to find a strategic buyer for DG. The suit seeks damages, restitution, disgorgement, attorneys' fees and corporate governance reforms. While we cannot predict the outcome of this case with certainty, it is our present belief this matter is not likely to have a material adverse effect on our annual operating results and we intend to defend this case vigorously. We believe the purported claims and our defense costs will qualify for reimbursement under DG's and our insurance coverage, which are subject to the applicable deductible and the limits of DG's and our policies.

        In October 2013, DG entered into an agreement with Alex Meruelo, Meruelo Investment Partners LLC and the Alex Meruelo Living Trust (the "Meruelo Stockholders") relating to the Meruelo Stockholders' intention to propose director nominees to DG's board of directors and to seek certain governance changes. The Meruelo Stockholders have dismissed with prejudice their lawsuit challenging certain provisions of DG's Bylaws with respect to its classified board. Pursuant to the agreement with the Meruelo Stockholders, who are expected to beneficially own approximately 14.4% of our common stock following the spin-off, we have agreed to appoint Mr. Gutierrez to our Board of Directors (and to re-nominate him to our Board of Directors at our first annual meeting in 2014), and to appoint a seventh director from a slate of three additional candidates proposed by them and two proposed by us (and to re-nominate the seventh director to our Board of Directors at our first annual meeting in 2014). Mr. Nguyen and the DG Board of Directors will ultimately determine the seventh director from this slate after conferring with the Meruelo Stockholders, and we expect to appoint the seventh director shortly before the spin-off.

        We and DG are also involved in a variety of legal actions arising from the ordinary course of business. We do not believe the ultimate resolution of these matters will have a material effect on our combined financial statements. DG maintains various insurance policies to protect its interests from certain legal and other claims and we expect that we will also maintain similar insurance policies.

  Leases

        We lease office and storage facilities under non-cancelable operating leases. Generally, these leases are for periods of three to ten years and usually contain one or more renewal options. The table below

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

12. Commitments and Contingencies (Continued)

summarizes our lease obligations for office and storage facilities, including amounts for escalating operating lease rental payments, at December 31, 2012 (in thousands):

Period	Lease Obligations
2013	$4,215
2014	3,706
2015	2,974
2016	2,466
2017	1,684
Thereafter	4,434

Total	$19,479

        Rent expense totaled $6.8 million, $2.5 million and $1.0 million in 2012, 2011 and 2010, respectively.

13. Segment Information

        The Company has one operating segment, online advertising services. The Company's chief operating decision maker is considered to be its Chief Executive Officer. The chief operating decision maker allocates resources and assesses performance of the business and other activities at the operating segment level.

        The following summarizes the Company's revenue by geographic area (in thousands):

	2012	2011	2010
Revenues:
United States	$60,883	$35,358	$15,868
North America (excluding U.S.)	1,678	814	—
Europe, Middle East and Africa	50,702	28,864	2,509
Asia Pacific	20,943	8,670	—
Latin America	6,446	3,780	—

Total	$140,652	$77,486	$18,377

        In 2012, about 57% of our combined revenue was attributable to foreign jurisdictions. However, no one country other than the United States represents more than 10% of our combined revenue.

THE NEW ONLINE COMPANY

(A Carve Out of Digital Generation, Inc.)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2012, 2011 and 2010

14. Unaudited Quarterly Financial Information

        The comparability of the below quarterly results is impacted by acquisitions. In April 2012, we acquired Peer39. In 2011, we acquired MediaMind (July) and EyeWonder (September). See Note 3.

	Quarter Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Revenues	$31,018	$34,735	$33,715	$41,183
Operating expenses(a)	40,318	39,524	39,172	41,804
Acquisition, integration and other	1,474	1,953	658	1,867
Goodwill impairment(b)	—	—	208,166	11,427
Net loss	(10,329)	(6,971)	(205,704)	(15,202)

	Quarter Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Revenues	$4,333	$5,137	$24,024	$43,992
Operating expenses(a)	5,783	5,608	28,991	44,523
Acquisition, integration and other	—	2,841	10,524	1,206
Net loss	(1,126)	(2,559)	(12,359)	(1,729)

(a)
Represents operating costs without acquisition, integration and other costs, and goodwill impairment charges, which are shown separately.

(b)
In the third and fourth quarter of 2012, we recorded goodwill impairment charges. See Note 5.

15. Allowance for Uncollectable Trade Receivables

	Balance at Beginning of Year	Additions Charged to Operations	Recorded in Purchase Accounting	Write-offs (net)	Balance at End of Year
Year Ended:
December 31, 2012	$256	$454	$—	$(186)	$524
December 31, 2011	$—	$70	$642	$(456)	$256
December 31, 2010	$15	$132	$—	$(147)	$—